UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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ENERGIZER HOLDINGS, INC.
(Name of the Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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A LETTER TO OUR SHAREHOLDERS
December 15, 2022
Dear Shareholder:
On behalf of the Board of Directors and our senior management team, we are pleased to invite you to attend Energizer’s Annual Meeting of Shareholders on Monday, January 30, 2023 at 8:00 a.m. CT at www.virtualshareholdermeeting.com/ ENR2023. To enable shareholder participation from any location, the 2023 Annual Meeting will be held exclusively online.
This past year presented unprecedented challenges including supply chain disruptions and inflationary pressures. Despite this volatile operating environment, and with the guidance of our Board, the leadership of our senior management team, and the hard work of our approximately 5,500 colleagues around the world, Energizer delivered on our commitments, including net sales of over $3 billion, all while living our cultural values of winning together, while serving each other, with a willingness to act boldly, all while doing right. During the course of fiscal 2022, we returned $93 million in cash to shareholders through our quarterly dividend, and in the fourth quarter, we also paid down approximately $60 million in debt.
Looking ahead to 2023, we are confident we are taking the right actions to position Energizer to navigate this period of economic uncertainty, drive profitable growth, and deliver long-term value to all of our stakeholders.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote your proxy on the Internet, by telephone, or if this Proxy Statement was mailed to you, by completing and mailing the enclosed traditional proxy card. Please review the instructions on the proxy card or the electronic proxy material delivery notice regarding each of these voting options.
We thank you for the opportunity to continue serving you and Energizer.
Sincerely,
Patrick J. Moore Independent Chairman	Mark S. LaVigne President and Chief Executive Officer

NOTICE OF 2023 ANNUAL SHAREHOLDERS’ MEETING
DATE Monday, January 30, 2023
TIME 8 am, Central Time

HOW TO ATTEND
To provide opportunity for increased shareholder and employee attendance, the 2023 Annual Shareholders’ Meeting will be virtual and held online via a live audio webcast at www.virtualshareholdermeeting.com/ENR2023. Please see our Proxy Statement for additional information regarding accessing the meeting.

RECORD DATE November 30, 2022

AVAILABILITY OF MATERIALS
Our Proxy Statement and 2022 Annual Report are available at https://investors.energizerholdings.com. We commenced mailing and are making available this Proxy Statement on December 15, 2022.

YOUR VOTE IS IMPORTANT
To make sure your shares are represented, please cast your vote as soon as possible in one of the following ways:
INTERNET
Vote online at www.proxyvote.com.
TELEPHONE
Vote by phone by calling (800) 690-6903.
MAIL
If you have received a printed version of these proxy materials, you may vote by mail.
AT THE MEETING
See our Proxy Statement for additional details on about how to attend.
ITEMS OF BUSINESS
1.	Election of the 10 director nominees named in this Proxy Statement
2.	Ratification of the selection of our independent registered public accounting firm for fiscal 2023
3.	Non-binding, advisory vote to approve executive compensation
4.	Approval of the 2023 Omnibus Incentive Plan
The Board recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” Proposals 2, 3 and 4. The full text of these proposals is set forth in the accompanying Proxy Statement.
Further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy is set forth in “Questions and Answers about the Annual Meeting” in the Proxy Statement.
By order of the Board of Directors,

KATHRYN A. DUGAN
General Counsel and Corporate Secretary
December 15, 2022
Energizer Holdings, Inc. 2022 Proxy Statement i

CORPORATE GOVERNANCE HIGHLIGHTS
Energizer has a history of strong corporate governance. We believe good governance is critical to achieving long-term shareholder value. We are committed to governance practices and policies that serve the long-term interests of the Company and its shareholders. In fiscal 2022, our Board of Directors adopted a director resignation policy. Pursuant to this policy, which applies in the case of uncontested director elections (i.e., an election where the number of nominees does not exceed the number of directors to be elected), any incumbent director nominee who does not receive majority support for such individual’s election must tender his or her resignation to the Board promptly following certification of the election results, with such resignation contingent upon Board acceptance. The Board, acting on the recommendation of the Nominating and Governance Committee, shall within a reasonable period, determine whether to accept the resignation, considering any factors or other information that the Board determines appropriate and relevant. The policy is set forth within our Corporate Governance Principles, which is available at http://investors.energizerholdings.com/corporate-governance. Please note that documents and information on our website are not incorporated herein by reference, or otherwise made part of this proxy statement.
The following table summarizes some of Energizer’s additional corporate governance practices and policies:

ACCOUNTABILITY
✔ Annual election of directors
✔ Directors are elected by majority vote
✔ Resignation policy in the event that Director fails to
receive a majority vote
✔ All directors attended more than 75% of Board and
Committee meetings
✔ Limit on director membership on other public
company boards
INDEPENDENCE AND COMPOSITION
✔ Independent Chairman appointed by independent
directors
✔ 9 of our 10 director nominees are independent, 3 are
women and 3 are ethnically diverse
✔ Executive sessions held by independent directors at
each Board and Committee meeting
✔ Balance of new and experienced directors – 5 of our director nominees have tenures of 5 or more years and 5 of our director nominees have tenures of less than 5 years
✔ Average age of director nominees is 60
ETHICS AND COMPLIANCE
✔ Robust Code of Conduct, Corporate Social Policy, and Supplier Code of Conduct

BEST PRACTICES
✔ Annual Board and Committee evaluations, including peer feedback, resulting in enhancements to Board and Committee composition and practices
✔ Robust CEO and senior management succession and
development plans
✔ Dedication to Board refreshment and thoughtful
director succession planning
ALIGNMENT WITH SHAREHOLDERS
✔ Meaningful stock ownership guidelines
✔ Prohibition on hedging, pledging or short sale
transactions in Company stock
OVERSIGHT
✔ Board and each Committee are responsible for
overseeing risk for the Company
✔ The full Board oversees corporate strategy including
the Company’s overarching ESG strategy
✔ Committees help oversee enterprise risks, including environmental and cybersecurity (Audit Committee); human capital management, culture, diversity, equity, inclusion and belonging (Human Capital Committee); and governance strategy (Nominating and Governance Committee)

ii Energizer Holdings, Inc. 2022 Proxy Statement

BOARD DIVERSITY
Our director nominees possess broad expertise, skills, experience, backgrounds and perspectives that will continue to facilitate the strong oversight and strategic direction required to govern the Company’s business and strengthen and support senior management. As illustrated below, our director nominees include individuals with expertise in fields that align with the Company’s business and long-term strategy and reflect a mixture of tenures that allows for both new perspectives and continuity.

Energizer Holdings, Inc. 2022 Proxy Statement iii

BOARD NOMINEES

NAME	POSITION	AGE	TENURE	COMMITTEE MEMBERSHIP
Patrick J. Moore	Independent Chairman, Energizer Holdings, Inc.	68	7 years	—
Carlos Abrams-Rivera	Executive Vice President & President, North America, Kraft Heinz Company	55	3 years	Finance and Oversight; Nominating and Governance
Cynthia J. Brinkley	Retired Chief Administrative and Markets Officer, Centene Corporation	63	7 years	Human Capital (Chair); Nominating and Governance
Rebecca D. Frankiewicz	Chief Commercial Officer, President North America, ManpowerGroup North America	51	3 years	Audit; Human Capital
Kevin J. Hunt	Retired Chief Executive Officer and President, Ralcorp Holdings, Inc.	71	7 years	Finance and Oversight (Chair); Human Capital
James C. Johnson	Retired General Counsel, Loop Capital Markets LLC	70	7 years	Nominating and Governance (Chair)
Mark S. LaVigne	President and Chief Executive Officer, Energizer Holdings, Inc.	51	2 years	Finance and Oversight
Donal L. Mulligan	Retired Executive Vice President and Chief Financial Officer, General Mills, Inc.	61	1 year	Audit; Finance and Oversight
Nneka L. Rimmer	Retired President, Global Flavors & Extracts, McCormick & Company	51	4 years	Audit; Human Capital
Robert V. Vitale	President and Chief Executive Officer, Post Holdings, Inc.	56	5 years	Audit (Chair); Finance and Oversight
iv Energizer Holdings, Inc. 2022 Proxy Statement

COMPENSATION HIGHLIGHTS
PAY FOR PERFORMANCE PHILOSOPHY
Our compensation philosophy is to pay for performance over the long term, as well as on an annual basis. Our executive compensation program provides a mix of salary, incentives, and benefits paid over time to align executive officer and shareholder interests. A majority of total variable compensation granted to our named executive officers is in the form of three-year cliff vesting equity-based awards, further encouraging long-term growth.
In fiscal 2022, our Human Capital Committee modified our change of control employment agreements to provide that any compensation payable under the agreement, including the pro rata annual bonus amount, requires both a change of control and qualifying termination.
Based on shareholder input and our Board’s assessment of our executive compensation program, pay components are unchanged from prior years.

The Human Capital Committee determined the following fiscal 2022 compensation for Mr. LaVigne:

• Total compensation, inclusive of base salary and equity-based incentives, of $9 million

• 70.2% of Mr. LaVigne’s total compensation is variable and directly linked to company performance

• 70% of Mr. LaVigne’s equity-based incentives is performance restricted stock units based on sustained three-year cumulative performance of key metrics (adjusted EPS and relative total shareholder return)

SAY ON PAY

Shareholders continued to show strong support for our executive compensation programs, with approximately 98.3% of the votes cast for the approval of the “Say on Pay” proposal at our 2022 Annual Shareholders’ Meeting.
98.3% Approval in 2022
COMPENSATION PRACTICES
Our Human Capital Committee believes that a well-designed, consistently applied compensation program is fundamental to the long-term creation of shareholder value. The following table summarizes highlights of our compensation practices that drive our executive officer compensation program.
✔	Align executive compensation with shareholder returns through performance-based equity incentive awards
✔	Include caps on individual payouts in short- and long-term incentive plans
✔	Balance short-term and long-term incentives
✔	Use appropriate peer groups when establishing compensation
✔	Retained a new independent compensation consultant
✔	Double-trigger for compensation payments under our change of control employment agreements
✔	Conduct an annual Say on Pay advisory vote
✔	Have a clawback policy and restrictions on hedging and pledging
✔	Conduct an annual compensation risk review and assessment
✔	Have robust stock ownership requirements
Energizer Holdings, Inc. 2022 Proxy Statement v

SUSTAINABILITY
Energizer’s approach to sustainability is guided by our corporate purpose to responsibly create products that make people’s lives easier and more enjoyable. Around the world, we aim to deliver results, while protecting the environment, supporting the communities where we operate, and creating a safe, fair and inclusive environment for our colleagues.
We have committed to sustainability at the highest levels of the company. Energizer’s Board of Directors oversees our overarching environmental, social and governance (ESG) strategy and the Board committees provide further support and oversight. Specifically, the Audit Committee oversees the environmental aspects, the Human Capital Committee oversees the social aspects, and the Nominating and Governance Committee oversees the governance aspects of the program. In addition, a cross-functional management ESG team leads the day-to-day efforts to prioritize resources, coordinate across businesses and functions, and engage internal and external stakeholders.
Our ESG team, with assistance from a third-party sustainability consulting firm, conducted an extensive materiality assessment to better understand the sustainability impacts, risks and opportunities for Energizer across the organization. This process helped us better understand the constantly evolving priorities of our stakeholders (investors, customers, consumers, colleagues, partners, and communities where we operate). Once we understood where we needed to focus our efforts, we performed a gap analysis that shaped Energizer’s ESG program through 2030, which includes three core goals, discussed in further detail in our 2022 Sustainability Report:
•
To increase recycled content in our packaging by 30% by 2030. This goal is measured by looking at all product packaging by weight. Packaging is defined as all primary (consumer selling unit) and secondary (case, display and shipping unit) packaging. Recycled content includes post-consumer and post-industrial recycled content.

•	To reduce greenhouse gas emissions by 30% by 2030 in our operations (including Scope 1 and Scope 2). Emissions will be measured using fiscal 2021 as the base year.
•
To have 100% of new products undergo a sustainability assessment by 2025. Beginning in 2025, each new product entering the development process will undergo a sustainability assessment that asks the business to consider how the product can be improved for sustainability, including considerations for reusability, recyclability, energy savings, waste reduction, water savings, responsible sourcing and the use of renewable materials appropriate to the specific product.

For more information, please review Energizer’s 2022 Sustainability Report available on our website at www.energizerholdings.com/sustainability.
OUR APPROACH TO LONG-TERM HUMAN CAPITAL MANAGEMENT
Energizer colleagues are committed to responsibly creating products to make lives easier and more enjoyable every day. We believe that we win together, while serving each other, with a willingness to act boldly, all while doing what is right. From engagement surveys—which we conduct at least once per year through a third-party partner—to leadership forums, we seek out colleague feedback to improve our culture. Our culture champion network, with members in all of our major global markets, leads local and global efforts to create inclusive and diverse work environments and bring our values to life.

Our vision for Diversity, Equity, Inclusion and Belonging (“DEIB”) is: Embracing Differences, Empowering All. We seek to do this through the three pillars of Energizer’s DEIB program:
• Community, by promoting a workplace where colleagues feel safe to express their perspectives and feel they belong to our Energizer team;
• Learning, by building colleague awareness and competence to produce respectful and inclusive workplace behaviors and actions; and
• Talent, by embracing diversity in order to attract, recruit, develop, and retain top talent.

vi Energizer Holdings, Inc. 2022 Proxy Statement

1	CORPORATE GOVERNANCE
2	Board Leadership Structure
3	Committee Composition
5	Management Succession Planning
5	Board and Committee Evaluations
5	Director Succession Planning Process
6	Shareholder Engagement
7	Board Oversight of Strategy
7	Board Oversight of Risk
8	Code of Conduct
9	Communicating Concerns to the Board
10	BOARD OF DIRECTORS
10	Director Nomination
10	Criteria, Qualifications, Experience and Independence
13	Proposal 1: Election of Directors
13	Information about Nominees
18	Director Attendance
18	Director Compensation
20	AUDIT COMMITTEE MATTERS
21	Proposal 2: Ratification of Selection of our Independent Registered Public Accounting Firm
21	Audit Committee Pre-Approval Policy
22	Audit Committee Report
23	OTHER SHAREHOLDER PROPOSALS
23	Proposal 3: Advisory Vote to Approve Executive Compensation
24	Proposal 4: Vote to Approve 2023 Omnibus Incentive Plan
34	EXECUTIVE COMPENSATION
34	Compensation Discussion and Analysis
47	Human Capital Committee Report
48	Executive Compensation Tables
56	CEO Pay Ratio
57	ADDITIONAL INFORMATION
57	Stock Ownership Information
59	Delinquent Section 16(a) Reports
60	Certain Relationships and Related Transactions
61	Voting Procedures
63	Householding
63	Other Business
63	Shareholder Proposals for the 2024 Annual Shareholders’ Meeting
64	Cautionary Statement Regarding Forward-Looking Statements
A-1	Appendix A: Non-GAAP Financial Measures
B-1	Appendix B: 2023 Omnibus Incentive Plan
FREQUENTLY ACCESSED INFORMATION
21	Auditor Fees
2	Board Leadership Structure
56	CEO Pay Ratio
38	Clawback Policy
18	Director Attendance
13	Director Nominations
39	Executive Compensation Peer Group
38	Hedging and Pledging Prohibition
38	Independent Compensation Consultant
7	Risk Oversight
7	Strategy Oversight
58	Stock Ownership of Executives and Directors
5	Succession Planning — Directors
5	Succession Planning — Executive Officers
48	Summary Compensation Table
FREQUENTLY USED TERMS & ABBREVIATIONS
2020 Plan	Energizer Holdings, Inc. Omnibus Incentive Plan
2023 Plan	Energizer Holdings, Inc. 2023 Omnibus Incentive Plan
ASC	Accounting Standards Codification
DEIB	Diversity, Equity, Inclusion & Belonging
FASB	Financial Accounting Standards Board
NEOs	Named Executive Officers
NYSE	New York Stock Exchange
PCAOB	Public Company Accounting Oversight Board
PEP	Pension Equity Plan
PPMA	PensionPlus Match Account
PSU	Performance Share Units
PwC	PricewaterhouseCoopers LLP
RSU	Restricted Stock Units
SEC	Securities and Exchange Commission
SG&A	Selling, General and Administrative Expenses
Spin-Off	Spin-off of Energizer from its former parent company in July 2015

CORPORATE GOVERNANCE

The Board of Directors is responsible for providing governance and oversight over the strategy, operations and management of Energizer. The primary mission of the Board is to represent and protect the interests of our shareholders. The Board oversees our senior management, to whom it has delegated the authority to manage the day-to-day operations of the Company. During fiscal 2022, Energizer’s Board held six meetings.
The Board has adopted Corporate Governance Principles, Committee charters and a Code of Business Conduct which, together with our Bylaws and Articles of Incorporation, form the governance framework for the Board and its Committees. The Board regularly (and at least annually) reviews its Corporate Governance Principles and other corporate governance documents and from time to time revises them when it believes it serves the interests of the Company and its shareholders to do so and in response to changing regulatory and governance requirements and best practices. The Corporate Governance Principles and Committee charters are available on our website at https://investors.energizerholdings.com/corporate-governance.
The following sections provide an overview of our corporate governance structure, including director independence and other criteria we use in selecting director nominees, our Board leadership structure and the responsibilities of the Board and each of its Committees.
CORPORATE GOVERNANCE PRACTICES
We are committed to governance policies and practices that serve the interests of the Company and its shareholders. Over the years, our Board has evolved our practices in the interests of our shareholders. Our governance practices and policies include the following, among other things:
Independent, Effective Board Oversight	•	Independent Board Chair
	•	All Committee Chairs are independent
	•	9 of 10 director nominees are independent
	•	All members of our Audit, Human Capital and Nominating & Governance Committees are independent
	•	Executive sessions are held at all Board and Committee meetings
	•	The compensation consultant retained by the Human Capital Committee is independent of the Company and management
	•	Annual Board and Committee evaluations, including peer feedback
	•	CEO conducts one-on-one meetings with each director
	•	Director orientation and continuing education programs for directors
Energizer Holdings, Inc. 2022 Proxy Statement 1

Board Composition	•	Commitment to Board refreshment – added six highly qualified directors in the past five years including Mr. LaVigne, our CEO – and adopted a mandatory retirement policy
	•	Average tenure of five years
	•	Three of 10 director nominees are women and three of 10 director nominees are ethnically diverse
	•	All candidates are evaluated and considered for their diversity, including gender, ethnicity, background, expertise, and perspective, as well as our membership criteria
	•	Clear membership criteria for all directors – integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs
•
Overboarding policy to ensure that directors are able to discharge their duties, taking into account principal occupations, memberships on other boards and attendance – directors may only serve on a total of five public company boards and sitting CEOs may serve only on three public company boards (including their own)

Shareholder Rights	•	All directors are elected annually
	•	Directors are elected by majority vote
	•	Resignation policy in the event that a Director fails to receive a majority vote
	•	Right to call a special meeting and act by written consent for shareholders
Director Access	•	Directors have ability to engage outside experts and consultants and to conduct independent reviews
	•	Directors have significant interaction with senior business leaders and access to other colleagues
Governance Best Practices	•	Clawback Policy, Anti-Hedging and Pledging Prohibitions
	•	Share ownership requirements for directors and executive officers
	•	Mandatory director retirement age of 75
	•	Corporate Governance Principles consistent with the Investor Stewardship Group’s corporate governance principles
	•	Board oversight and ongoing engagement with senior management on key issues, including culture, human capital management, DEIB, pay equity, ESG and political contributions
BOARD LEADERSHIP STRUCTURE
Our Board considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. This flexibility allows the Board to use its considerable experience and knowledge to elect a qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman and Chief Executive Officer roles when appropriate. Currently, we have an Independent Chairman of the Board. The roles of Chairman and Chief Executive Officer have been separate since 2015. Our Chief Executive Officer has primary responsibility for the operational leadership and strategic direction of the Company, while our Independent Chairman facilitates our Board’s independent oversight of management.
INDEPENDENT CHAIRMAN DUTIES

Mr. Moore currently serves as Independent Chairman of the Board. Key responsibilities include:
•	Calling meetings of the Board and independent directors
•	Chairing executive sessions of the independent directors
•	Acting as a liaison between the independent directors and the Chief Executive Officer
•	Influencing Board culture
•
Setting the Board meeting agendas, as well as assuring that there is sufficient time for discussion of agenda items, in consultation with the other directors, the Chief Executive Officer and the Corporate Secretary

•	Providing input as to the content, quality, quantity and timeliness of information prepared by Company management for the board
•	Acting as an advisor to the Chief Executive Officer
•	Leading the annual self-assessment of the Board
2 Energizer Holdings, Inc. 2022 Proxy Statement

COMMITTEE COMPOSITION
Our Board has the following four Committees: (1) Audit, (2) Human Capital, (3) Finance and Oversight, and (4) Nominating and Governance. The membership and the function of each of the Board Committees are described below. Each of the Committees operates under a written charter adopted by the Board.

Audit Committee
Members:
Bill G. Armstrong
Rebecca D. Frankiewicz
Donal L. Mulligan
Nneka L. Rimmer
Robert V. Vitale (Chair)

Meetings in Fiscal 2022: 5

The Board has determined that each member of the Audit Committee is independent within the meaning of Energizer’s independence standards and applicable NYSE and SEC rules and regulations.

Mr. Vitale and Mr. Mulligan are audit committee financial experts.
•	Reviews internal auditing, accounting, financial reporting, internal control and risk management functions
•
Responsible for engaging and supervising our independent accountants, resolving differences, if any, between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters

•
Reviews (i) management’s programs to identify, assess, manage, and mitigate significant enterprise risks of the Company, including both strategic and operational risks, and (ii) the Company’s risk management structures and practices, including cybersecurity

•	Exercises oversight of the Company’s compliance and internal audit programs, with direct access to management
•	Oversees the environmental aspects of the Company’s environmental, social, and governance (ESG) program

Finance and Oversight Committee
Members: Carlos Abrams-Rivera Kevin J. Hunt (Chair) Mark S. LaVigne Donal L. Mulligan Robert V. Vitale Meetings in Fiscal 2022: 4	•	Reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, including capitalization and debt and equity offerings, and capital expenditures
	•	Reviews our annual business plan
	•	Makes recommendations to the Board concerning financing requirements, our share repurchase program and dividend policy, foreign currency management and pension fund performance
	•	Reviews casualty and liability insurance programs and requirements
	•	Reviews performance of defined benefit plan investment managers and trustees and the investment objectives
Energizer Holdings, Inc. 2022 Proxy Statement 3

Human Capital Committee
Members:
Bill G. Armstrong
Cynthia J. Brinkley (Chair)
Rebecca D. Frankiewicz
Kevin J. Hunt
Nneka L. Rimmer

Meetings in Fiscal 2022: 6

The Board has determined that each member of the Human Capital Committee is independent within the meaning of Energizer’s independence standards and applicable NYSE and SEC rules and regulations.

Compensation Committee Interlocks and Insider Participation

No member of the Human Capital Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Human Capital Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.
•	Oversees the Company’s culture, including DEIB plans and programs as well as the social aspects of the Company’s environmental, social, and governance (ESG) program
•	Reviews human capital management and related policies and procedures, and the consistency of such policies and procedures with the Company’s core values
•	Reviews and approves the Company’s executive compensation philosophy and its programs, policies and practices and oversees compensation and benefits risks
•
Reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation

•	Administers our equity plans and grants equity-based awards, including establishing criteria for performance-based awards and certification of their achievement, under the plan
•	Administers and approves performance-based awards under our executive officer bonus plan
•	Oversees the development of succession plans for the Chief Executive Officer and other senior management
•	Monitors management compensation and benefit programs and reviews principal employee relations policies
•
Assists the Board in reviewing the results of any shareholder advisory votes, or responding to other shareholder communications, that relate to executive officer compensation, and considers whether to make or recommend adjustments to the Company’s policies and practices as a result of such votes or communications

•	Reviews a report from management regarding potential material risks, if any, created by the Company’s compensation policies and practices

Nominating and Governance Committee
Members:
Carlos Abrams-Rivera
Cynthia J. Brinkley
James C. Johnson (Chair)

Meetings in Fiscal 2022: 4

The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of Energizer’s independence standards and applicable NYSE and SEC rules and regulations.
•
Reviews, approves and recommends for Board consideration director candidates based on the director selection guidelines then in effect, and advises the Board with regard to the nomination or appointment of such director candidates

•	Periodically reviews and makes recommendations to the Board regarding the appropriate size, role and function of the Board
•	Develops and oversees a process for an annual evaluation of the Board and its committees
•	Recommends to the Board, as appropriate, the number, type, functions, and structure of committees of the Board, and the Chair of each such committee
•	Develops, updates as necessary and recommends to the Board corporate governance principles and policies
•	Oversees the Company’s governance strategy matters, including the governance aspects of the Company’s environmental, social, and governance (ESG) program
•	Administers our stock ownership guidelines
•	Conducts the annual self-assessment process of the Board and its Committees
4 Energizer Holdings, Inc. 2022 Proxy Statement

MANAGEMENT SUCCESSION PLANNING
One of the Board’s primary responsibilities is to oversee the development of executive-level talent to successfully execute the Company’s strategy. Management succession is regularly discussed by the independent directors in executive session and with the Chief Executive Officer. The Board reviews candidates for all senior executive positions to confirm that qualified successor-candidates are available for all positions and that development plans are being used to strengthen the skills and qualifications of successor-candidates.

Our Independent Chairman oversees the process for the Chief Executive Officer succession and leads, at least annually, the Board’s discussion of Chief Executive Officer succession planning. Our Chief Executive Officer reviews development plans for successors of the other senior management roles with the Board. Directors engage with potential Chief Executive Officer and executive officer talent at Board and Committee meetings and in less formal settings to enable directors to personally assess candidates. The Board reviews management succession in the ordinary course of business as well as contingency planning.

BOARD AND COMMITTEE EVALUATIONS
The Board and each Committee conducts an annual self-evaluation to assess effectiveness and consider opportunities for improvement. The self-evaluation process is managed by the Nominating and Governance Committee. The Independent Chairman of the Board as well as each Committee Chair leads the Board and Committee in a robust assessment on an annual basis.
ANNUAL PROCESS INITIATION	>	The Nominating and Governance Committee initiates the annual assessment process for the Board, Committee, and individual director evaluations.
WRITTEN QUESTIONNAIRES	>
After review and approval by the Nominating and Governance Committee, written questionnaires are sent to all directors, focusing on:
• Effectiveness of the Board’s leadership and Committee structure
• Quality of Board materials and agendas
• Engagement of and preparation by Board and Committee members
• Board and Committee composition and succession planning
• Board and Committee culture and dynamics, including the effectiveness of   discussion and debate at meetings
• Peer feedback for each individual director

REview	>
The Nominating and Governance Committee Chair and Independent Chairman review the directors’ responses to the Board Questionnaire, and each Committee Chair reviews the directors’ responses to the Committee questionnaires.

Feedback	>
The Nominating and Governance Committee Chair and Independent Chairman lead a discussion with the Board and summarize the directors’ responses to the Board questionnaires. Each Committee Chair also leads a discussion and summarizes the Committee members’ responses to the Committee questionnaires.

CONTINUOUS IMPROVEMENT	>	The Board incorporates the feedback into enhancements relating to oversight, structure, composition and meetings.
DIRECTOR SUCCESSION PLANNING PROCESS
The Nominating and Governance Committee regularly reviews the composition of the Board and its Committees, including the qualifications, expertise, backgrounds and characteristics that are represented in the current Board as well as the criteria it considers needed to support Energizer’s long-term strategy. After an in-depth review of the candidates, the Nominating and Governance Committee recommends candidates to the Board in accordance with our Articles of Incorporation, Bylaws, our Corporate Governance Principles and the criteria adopted by the Board regarding director candidate qualifications. After careful review and consideration, the Board will nominate candidates for election, or re-election, at our Annual Shareholders’ Meeting. The Board may appoint a director to the Board during the course of the year to serve until the next Annual Shareholders’ Meeting.
Energizer Holdings, Inc. 2022 Proxy Statement 5

The Company’s Corporate Governance Principles provide that directors are not eligible for re-election upon reaching age 75; however, on the recommendation of the Nominating and Governance Committee, the Board may waive these requirements on an annual basis as to any director if there are unusual circumstances that warrant a waiver to retain needed continuity and expertise or for other business reasons that are in the best interests of the Company.

The Nominating and Governance Committee identifies potential candidates for first-time nominations as directors through various sources, including recommendations it receives from the following:
•	Current and former Board members,
•	Third-party search firms, and
•	Shareholders and other stakeholders.
The Nominating and Governance Committee has the authority to engage a third-party search firm to identify and provide information on potential candidates. A key objective of the Nominating and Governance Committee in connection with its identification of potential director candidates is to use multiple sources and actively seek out qualified women and ethnically diverse candidates in order to have a diverse candidate pool for each search the Board undertakes.
SHAREHOLDER ENGAGEMENT
We conduct shareholder engagement throughout the year and provide shareholders with an opportunity to cast an annual, advisory Say on Pay vote. Our historical Say on Pay results influenced our decision to largely maintain our approach to our executive compensation program for fiscal 2022. As described further below, we updated our long-term performance award metrics to include relative total shareholder return, aligning executive compensation with investor experience and giving shareholders insight into our shareholder returns relative to a relevant group of peers. Last year, our shareholders overwhelmingly approved our executive compensation program. The Human Capital Committee will continue to consider shareholder feedback and the outcome of the Say on Pay votes for future compensation decisions.
We have a robust shareholder and stakeholder engagement program. Our integrated outreach team engages proactively with our shareholders and other stakeholders, including our customers, consumers, colleagues, partners and the communities where we operate. Our outreach team monitors developments in corporate governance and social responsibility, and, in consultation with our Board, thoughtfully adopts and applies developing practices in a manner that best supports our business and our culture. We actively engage with our shareholders and stakeholders in a number of forums on a year-round basis.
Our engagement activities have produced valuable feedback that helps inform our decisions and strategy, when appropriate.	Outreach to holders of approximately 50% OF OUR OUTSTANDING SHARES IN FISCAL 2022
6 Energizer Holdings, Inc. 2022 Proxy Statement

BOARD OVERSIGHT OF STRATEGY
The Board is responsible for providing governance and oversight regarding the strategy, operations and management of the Company. Acting as a full Board and through the Board’s four standing Committees, the Board is involved in the Company’s strategic planning process. Each year, the Board holds a strategy planning meeting during which members of senior leadership present the Company’s overall corporate strategy and seek input from the Board. At subsequent meetings, the Board continues to review the Company’s progress against its strategic plan. In addition, throughout the year, the Board will review specific strategic initiatives where the Board will provide additional oversight. The Board is continuously engaged in providing oversight and independent business judgment on the strategic issues that are most important to the Company.
BOARD OVERSIGHT OF RISK
Our Board is responsible for, and committed to, the oversight of the business and affairs of our Company. In carrying out this responsibility, our Board advises our senior management to help drive long-term value creation for our shareholders and oversees management’s efforts to ensure that our expectations are appropriately communicated and embraced throughout the Company.
The Board, acting both directly and through its Committees, is actively involved in oversight of the significant risks affecting our business. The Board and its Committees’ risk oversight activities are informed by our management’s risk assessment and risk management processes. Our Board monitors our “tone at the top” and risk culture and oversees emerging strategic risks. Risk management is overseen by our Board through the Board’s Committees. Each Committee provides regular reports to the Board regarding matters reviewed by their Committee. In particular, each Committee focuses on overseeing the following areas:
BOARD

AUDIT	HUMAN CAPITAL	FINANCE AND OVERSIGHT	NOMINATING AND GOVERNANCE

• Internal auditing, accounting, financial reporting, internal control and risk management
• Management’s programs to identify, assess, manage and mitigate enterprise risks
• Compliance and internal audit programs
• Cybersecurity
• Environmental aspects of the Company’s ESG program

• Culture, including Diversity, Equity, Inclusion and Belonging
• Compensation and benefits risk
• Equity incentive awards
• CEO performance
• CEO and senior management succession planning
• Social aspects of the Company’s ESG program
		• Financial condition, objectives and strategies • Insurance risk • Liquidity • Capital allocation • Capital investments • Tax structure	• Board effectiveness • Board governance practices and strategy • Board succession • Governance aspects of the Company’s ESG program
MANAGEMENT
The Board’s oversight role is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board, directly and through its Committees, providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company. Management meets regularly to discuss our business strategies, challenges, risks and opportunities and reviews those items with the Board at regularly scheduled meetings. As part of these discussions, management provides a report to the Audit Committee on information security matters quarterly with a formal presentation to the Board at least annually.
Energizer Holdings, Inc. 2022 Proxy Statement 7

The risk oversight responsibility of the Board and its Committees is enabled by management evaluation and reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Management of day-to-day operational, financial, legal and compliance risks is the responsibility of operational and executive leadership of the Company.
Management has established a comprehensive risk management process that is facilitated by our Vice President, Internal Audit and our Senior Director of Global Ethics and Compliance and includes our Global Executive Team, which consists of a cross functional team of senior leaders and executives. Semi-annually, top risks are identified, assessed and key mitigation strategies developed by the risk owners. At least annually, the Board or relevant Committee reviews the top risk areas and receives reports more regularly for certain risk areas to ensure risks are being adequately managed.
CODE OF CONDUCT
At Energizer, our culture is the foundation for all that we do, and we work hard to be the best and play by the rules, while valuing every colleague and partner that makes up our team. Our Code of Conduct is based on our Company culture and serves as the foundation for our individual actions and decisions as colleagues. Our Code of Conduct applies to all colleagues, including our Board and senior management, and we require our Board and all colleagues, including our senior management, to adhere to the Code of Conduct in discharging their work-related responsibilities and annually acknowledge their review of and compliance with the Code. Our Code of Conduct is periodically reviewed and amended by the Board.
Our Ethics & Compliance program is directed by our Senior Director of Global Ethics & Compliance, who oversees the training on and enforcement of the Code of Conduct. We provide live and web-based training on specific aspects of the Code of Conduct and specific ethics and compliance risk areas. Colleagues are expected to report any conduct they believe in good faith to be a violation of the Code of Conduct, and we do not tolerate retaliation against anyone who makes such a report. Colleagues have multiple avenues to ask questions and share concerns, including speaking with their direct supervisor, contacting Human Resources, or calling the 24/7 ethics and compliance help line staffed by an independent third party and available in 14 languages.
The Code of Conduct is posted on our website at https://investors.energizerholdings.com/corporate-governance. We will disclose on our website any future amendments of the Code of Conduct or any waivers granted to our executive officers from any provision of the Code of Conduct.
Our commitment to our culture will help us continue to lead in the markets where we work and make our brand globally known and respected.
We also have a Supplier Code of Conduct which sets forth our Company’s basic expectations for environmental, labor, supplier working conditions and ethical practices that suppliers are expected to meet in order to do business with our Company. We hold our suppliers to a high standard and use a risk-based approach to audit suppliers for ongoing compliance with the Supplier Code of Conduct.
8 Energizer Holdings, Inc. 2022 Proxy Statement

COMMUNICATING CONCERNS TO THE BOARD

Shareholders and other interested parties may communicate directly with our Board, any Committee of our Board, any individual Director (including the Independent Chairman and the Committee Chairs) or the non-employee Directors as a group, by writing to:

Corporate Secretary Energizer Holdings, Inc. 533 Maryville University Drive St. Louis, MO 63141

Energizer’s Corporate Secretary reviews all correspondence addressed to our Directors and provides the Board with copies of all communications that deal with the functions of our Board or its Committees, or that otherwise require Board attention. Concerns relating to our financial statements, accounting practices, internal controls or violations of our Code of Conduct are addressed in accordance with the procedures outlined in our Code of Conduct, which is available on our website at https://investors.energizerholdings.com/corporate-governance and are forwarded to the Chair of the Audit Committee.

Energizer Holdings, Inc. 2022 Proxy Statement 9

BOARD OF DIRECTORS

DIRECTOR NOMINATION
Energizer, a global branded consumer products company, is one of the world’s largest manufacturers and distributors of primary batteries, portable lights and auto care appearance, performance, refrigerant and fragrance products. The Nominating and Governance Committee is responsible for recommending candidates for election to our Board of Directors, consistent with the skills and experience required of the Board in exercising its oversight function and strategic priorities in addition to the requirements for membership set forth in our Corporate Governance Principles.
We have ten nominees for the Board of Directors, all of whom serve on our current Board of Directors. Mr. Armstrong has decided to not stand for re-election to the Board of Directors when his term expires at the 2023 Annual Shareholders’ Meeting. Following Mr. Armstrong’s retirement, the size of our Board will be reduced from 11 to 10 directors. We thank Mr. Armstrong for his many years of service and substantial contributions to the Board, the Company and our shareholders.
CRITERIA, QUALIFICATIONS, EXPERIENCE AND INDEPENDENCE
For all directors, we require integrity, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. In evaluating the suitability of individual director candidates, our Board considers many factors, including educational and professional background; personal accomplishments; industry experience; and diversity of thought as well as background, including on the basis of race, color, national origin, gender, religion, disability and sexual orientation. The Nominating and Governance Committee works with our search firm to ensure the candidate slate provided to the Committee includes diverse candidates.

Directors should be able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board Committee member, including developing and maintaining sufficient knowledge of the Company and its industries; reviewing and analyzing reports and other information important to the Board and Committee responsibilities; preparing for, attending and participating in Board and Committee meetings; and satisfying appropriate orientation guidelines. The Nominating and Governance Committee is also responsible for articulating and refining specific criteria for Board and Committee membership to supplement the more general criteria.
KEY CRITERIA
✔ Engaged
✔ High personal integrity
✔ Diversity of backgrounds and experience
✔ Free of potential conflicts of interest
✔ Willingness to challenge and stimulate management
✔ Ability to devote sufficient time to serve
✔ Commitment to representing the interests of all shareholders
The Board does not believe that directors should expect to be re-nominated annually. In determining whether to recommend a director for re-election, the Nominating and Governance Committee considers the director’s participation in and contributions to the activities of the Board, the results of the most recent Board self-assessment (including any peer feedback), and meeting attendance.
When the Nominating and Governance Committee recruits new director candidates, that process typically involves either a search firm or a member of the Nominating and Governance Committee contacting a prospective candidate to assess interest and availability. Candidates then meet with members of the Board and the Chief Executive Officer, and, as appropriate, with members of management. At the same time, the Committee and the search firm will contact references for the candidate. A background check is completed before a final candidate recommendation is made to the Board.
10 Energizer Holdings, Inc. 2022 Proxy Statement

The Nominating and Governance Committee also considers shareholder recommendations for candidates for the Board of Directors using the same criteria described below. Additional information can be found in the section “Shareholder Proposals for the 2024 Annual Shareholders’ Meeting.”
Having an independent board is a critical element of our corporate governance. Our Corporate Governance Principles provide that a majority of our directors be independent. Our Board has adopted director independence guidelines to assist in determining each director’s independence. The guidelines either meet or exceed the independence requirements of the NYSE and SEC.
Each year, and before a new director is appointed, the Board must affirmatively determine a director has no relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Annually, each director completes a detailed questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Governance Committee and Board with relevant known facts and circumstances of any relationship bearing on the independence of a director or nominee. The Nominating and Governance Committee then completes an assessment of each director and nominee, considering all known relevant facts and circumstances concerning any relationship bearing on the independence of a director or nominee. This process includes evaluating whether any identified relationship otherwise adversely affects a director’s independence and affirmatively determining that the director has no material relationship with the Company, another director, or as a partner, shareholder, or officer of an organization that has a relationship with the Company.
The Board has determined that all of our nominees, other than Mr. LaVigne, are independent within the meaning of Energizer’s independence standards (which may be found in our Corporate Governance Principles) and applicable NYSE and SEC rules and regulations.
The Company’s Corporate Governance Principles provide that the Board will not nominate individuals for election or re-election as directors after they have attained age 75. On the recommendation of the Nominating and Governance Committee, the Board may waive these requirements on an annual basis as to any director if there are unusual circumstances that warrant a waiver to retain needed continuity and expertise or for other business reasons that are in the best interests of the Company.
Energizer Holdings, Inc. 2022 Proxy Statement 11

OUR DIRECTOR NOMINEES

12 Energizer Holdings, Inc. 2022 Proxy Statement

PROPOSAL 1	Resolution to Elect Directors
✔ The Board recommends a vote FOR each of the nominees listed in this proposal.

Set forth in this section are each nominee’s name, age, principal occupation, business experience, and other current and prior public company directorships held during the past five years. We also discuss the qualifications and skills that led our Board to nominate each person for election as a director. All of the nominees agreed to be named in this Proxy Statement and to serve if elected.
INFORMATION ABOUT NOMINEES

Carlos Abrams-Rivera
Executive Vice President & President, North America, Kraft Heinz Company
Age: 55	Director since 2020
Independent Director Energizer Committees: Finance and Oversight Committee Nominating and Governance Committee Other Public Company Board: • None
Mr. Abrams-Rivera has served as Executive Vice President & President, North America at The Kraft Heinz Company, one of the largest global food and beverage companies, since December 2021. Prior to his current role he served as U.S. Zone President at Kraft Heinz from February 2020 to November 2021. Prior to joining Kraft Heinz, Mr. Abrams-Rivera served as Executive Vice President of Campbell Soup Company since 2019 and President, Campbell Snacks from 2018 to 2020. Prior to that, Mr. Abrams-Rivera was President, Pepperidge Farm from 2015 to 2018, where he led the turnaround of the business and led the strategic work that led to the company’s snack strategy and acquisition of Snyder’s Lance. Mr. Abrams-Rivera previously spent 21 years in leadership roles with the business that is today known as Mondelēz International, which encompasses the former Kraft Foods global snack and food brands. His prior roles included President of Gum & Candy for Mondelēz Latin America and President of Mondelēz Mexico.

Skills and Experience:
	• Executive Management	• Consumer Products Industry
	• Financial Literacy	• Public Relations
	• Public Company Experience	• Retail Industry
	• M&A/Capital Markets	• Marketing/Sales
	• Corporate Governance	• Analytics
	• International	• E-Commerce
• Business Operations

Mr. Abrams-Rivera’s rich international experience, strong consumer packaged goods background and expertise in launching new products, brand-building, marketing and partnership with customers across sales channels provides a perspective critical to helping Energizer build long-term shareholder value.

Cynthia J. Brinkley
Retired Chief Administrative and Markets Officer, Centene Corporation
Age: 63	Director Since 2015
Independent Director Energizer Committees: Human Capital Committee (Chair) Nominating and Governance Committee Other Public Company Board: • Ameren Corporation
Ms. Brinkley was Chief Administrative and Markets Officer for Centene Corporation, a government services managed care company from 2018 until 2019. Ms. Brinkley served as President and Chief Operating Officer of Centene from 2017 until 2018, Executive Vice President, Global Corporate Development of Centene from 2016 until 2017 and as Executive Vice President, International Operations and Business Integration of Centene from 2014 until 2016. Prior to joining Centene in 2014, Ms. Brinkley was Vice President of Global Human Resources for General Motors from 2011 to 2013. Prior to GM, she was Senior Vice President of Talent Development and Chief Diversity Officer for AT&T from 2008 to 2011. Ms. Brinkley worked for SBC Communications from 1986 to 2008, lastly as President of SBC / AT&T Missouri, when SBC Communications acquired AT&T.

Skills and Experience:
	• Executive Management	• Corporate Governance	• Risk Management/Compliance
	• Financial Literacy	• International	• Human Capital Management
	• Public Company Experience	• Business Operations	• Legal/Regulatory
	• M&A/Capital Markets	• Public Relations

Ms. Brinkley brings significant experience in communications and human capital management as well as extensive experience as a senior executive at Fortune 10 and Fortune 50 companies to our Board of Directors and provides the Board with a unique perspective on high-profile issues facing our core businesses.

Energizer Holdings, Inc. 2022 Proxy Statement 13

Rebecca D. Frankiewicz
Chief Commercial Officer, President North America, ManpowerGroup North America
Age: 51	Director since 2020
Independent Director Energizer Committees: Audit Committee Human Capital Committee Other Public Company Board: • None
Ms. Frankiewicz has served as the Chief Commercial Officer, President North America, responsible for over $10B in revenue and over 4,000 employees of ManpowerGroup Inc., a world leader in innovation workforce solutions, since June 2022. Prior to her current position, Ms. Frankiewicz served as President, North America from July 2017 to May 2022. Before joining ManpowerGroup, Ms. Frankiewicz held a variety of different roles, including leading Quaker Foods North America for PepsiCo. She held roles in innovation, strategy, marketing/sales and finance functions at PepsiCo from 2006 to 2017. Prior to PepsiCo, Ms. Frankiewicz served as a consultant at Deloitte Consulting and Andersen Consulting and began her career at Procter & Gamble Company.

Skills and Experience:
	• Executive Management	• Business Operations	• Human Capital Management
	• Financial Literacy	• Consumer Products Industry	• Marketing/Sales
	• Public Company Experience	• Public Relations	• Analytics
	• M&A/Capital Markets	• Risk Management/Compliance	• Innovation
	• International	• Retail Industry	• Supplier to Consumer Packaged Goods Industry

Ms. Frankiewicz’s extensive senior leadership experience advising international consumer goods companies on complex management and strategy matters provides unique perspective and expertise to the Board’s strategic planning process. Additionally, Ms. Frankiewicz’s leadership role at one of the leading global workforce solutions company provides the Board with insight on human capital management issues, including recruitment, retention and inclusion and diversity.

Kevin J. Hunt
Retired Chief Executive Officer and President, Ralcorp Holdings, Inc.
Age: 71	Director Since 2015
Independent Director Energizer Committees: Finance and Oversight Committee (Chair) Human Capital Committee Other Public Company Board: • Clearwater Paper Company
Mr. Hunt served as President and Chief Executive Officer of Ralcorp Holdings, Inc., a private-brand food and food service products company, from 2012 to 2013 upon its acquisition by ConAgra Foods, Inc. Mr. Hunt previously served as Co-Chief Executive Officer and President of Ralcorp Holdings from 2003 to 2011 and Corporate Vice President from 1995 to 2003. Prior to joining Ralcorp Holdings, he was Director of Strategic Planning for Ralston Purina and before that he was employed in various roles in international and domestic markets and general management by American Home Products Corporation.

He previously served as a Senior Advisor to C.H. Guenther & Sons, Inc.

Skills and Experience:
	• Executive Management	• Consumer Products Industry
	• Financial Literacy	• Public Relations
	• Public Company Experience	• Risk Management/Compliance
	• M&A/Capital Markets	• Retail Industry
	• Corporate Governance	• Human Capital Management
	• International	• Marketing/Sales
• Business Operations

As a former Chief Executive Officer and President of a NYSE-listed company, Mr. Hunt brings his considerable experience to our Board and the Committees thereof on which he serves.

James C. Johnson
Retired General Counsel, Loop Capital Markets LLC
Age: 70	Director Since 2015
Independent Director Energizer Committee: Nominating and Governance Committee (Chair) Other Public Company Boards: • Ameren Corporation • Hanesbrands Inc. • Edgewell Personal Care Company
Mr. Johnson served as General Counsel of Loop Capital Markets LLC, a financial services firm, from 2010 until his retirement in 2014. From 1998 to 2009, Mr. Johnson served in a number of positions at The Boeing Company, an aerospace and defense firm, including Vice President, Corporate Secretary and Assistant General Counsel from 2003 until 2007, and Vice President and Assistant General Counsel, Commercial Airplanes from 2007 until 2009. In 2018, Mr. Johnson completed the NACD Cyber-Risk Oversight Program and earned the CERT Certificate in Cybersecurity Oversight, demonstrating his commitment to board-level cyber-risk oversight.

Skills and Experience:
	• Executive Management	• Business Operations
	• Financial Literacy	• Risk Management/Compliance
	• Public Company Experience	• Human Capital Management
	• Corporate Governance	• Legal/Regulatory

As a former General Counsel of a financial services firm and a former Vice President, Corporate Secretary and Assistant General Counsel of an aerospace and defense firm, Mr. Johnson provides our board with extensive executive management and leadership experience, as well as strong legal, compliance, risk management, corporate governance and compensation skills.

14 Energizer Holdings, Inc. 2022 Proxy Statement

Mark S. LaVigne
President and Chief Executive Officer, Energizer Holdings, Inc.
Age: 51	Director Since 2021
Energizer Committee: Finance and Oversight Committee Other Public Company Board: • None
Mr. LaVigne has served as Energizer’s Chief Executive Officer since January 2021, and as its President since 2019. Mr. LaVigne served as Energizer’s Chief Operating Officer from 2015 through December 2020. He previously served as Executive Vice President from 2015 to 2019. Mr. LaVigne was with our former parent company since 2010. Mr. LaVigne led our Spin-off from our former parent company in 2015, in addition to serving as Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. LaVigne was a partner at Bryan Cave LLP from 2007 to 2010, where he advised our former parent company on several strategic acquisitions.

Skills and Experience:
	• Executive Management	• Business Operations
	• Financial Literacy	• Consumer Products Industry
	• Public Company Experience	• Public Relations
	• M&A/Capital Markets	• Risk Management/Compliance
	• Corporate Governance	• Legal/Regulatory
	• International	• E-Commerce

Mr. LaVigne’s long tenure at the Company, deep understanding of the consumer-packaged goods industry and the Company’s businesses, his instrumental role in leading the Spin-off and his leadership role as Chief Executive Officer enable him to provide valuable contributions with respect to strategy, growth and long-range plans.

Patrick J. Moore
Independent Chairman, Energizer Holdings, Inc.
Age: 68	Director Since 2015
Independent Director Other Public Company Board: • Archer Daniels Midland Company
Mr. Moore has served as the Company’s Chairman since 2018. He is also President and Chief Executive Officer of PJM Advisors, LLC, a private equity investment and advisory firm. Prior to PJM, Mr. Moore served as Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation, a leader in integrated containerboard and corrugated package products and paper recycling, from 2002 to 2011 upon its acquisition by RockTenn Company.

During his 24-year tenure at Smurfit, Mr. Moore also served as Chief Financial Officer, Vice President—Treasurer and General Manager of the Company’s Industrial Packaging division. Mr. Moore previously held positions in corporate lending, international banking and corporate administration at Continental Bank in Chicago. He is on the board of Archer Daniels Midland Company and serves as Chairman of the North American Review Board of American Air Liquide Holdings, Inc.

Skills and Experience:
	• Executive Management	• Business Operations
	• Financial Literacy	• Public Relations
	• Public Company Experience	• Risk Management/Compliance
	• M&A/Capital Markets	• Human Capital Management
	• Corporate Governance	• Supplier to Consumer Packaged Goods Industry
• International

Mr. Moore’s experience and financial expertise contribute to the oversight of overall financial performance and reporting by our Board as well as operational and strategic oversight.
Energizer Holdings, Inc. 2022 Proxy Statement 15

Donal L. Mulligan
Retired Executive Vice President and Chief Financial Officer, General Mills, Inc.
Age: 61	Director Since 2021
Independent Director Energizer Committees: Audit Committee Finance and Oversight Committee Other Public Company Boards: • Tennant Company • Herbalife Nutrition Ltd.
Mr. Mulligan served as Chief Financial Officer of General Mills, Inc., a global manufacturer and marketer of branded consumer foods, from 2007 until his retirement in 2020. Mr. Mulligan joined General Mills in 2001 and held various senior management positions including Vice President, Financial Operations for the International division, Vice President, Financial Operations for Operations and Technology and Vice President and Treasurer. Prior to joining General Mills, Mr. Mulligan gained extensive experience in financial management, operations, and international administration in positions with Pillsbury, PepsiCo and YUM! Brands.

Skills and Experience:
	• Executive Management	• International
	• Financial Literacy	• Business Operations
	• Public Company Experience	• Consumer Products Industry
	• M&A/Capital Markets	• Risk Management/Compliance
• Corporate Governance

Mr. Mulligan brings deep financial expertise and leadership experience in the consumer-packaged goods industry to the Board, as well as demonstrated strength in business analytics and global expansion.

Nneka L. Rimmer
Retired President, Global Flavors and Extracts, McCormick & Company, Inc.
Age: 51	Director Since 2018
Independent Director Energizer Committees: Audit Committee Human Capital Committee Other Public Company Board: • Constellation Energy
Ms. Rimmer was President - Global Flavors and Extracts at McCormick & Company, Inc., a global leader in flavor, seasonings and spices, where she was responsible for accelerating growth for the company’s global business in compound and encapsulated flavors, extracts, reaction flavor materials, and fragrances from August 2020 until her retirement in April 2021. Ms. Rimmer previously served as SVP, Business Transformation for McCormick and held other roles of increasing responsibility within the company, including SVP, Strategy and Global Enablement and SVP, Corporate Strategy and Development.

Prior to joining McCormick in 2015, Ms. Rimmer was a Partner and Managing Director with the Boston Consulting Group. While at Boston Consulting Group for 13 years, she executed large-scale transformation initiatives working with large, global consumer goods corporations. Her areas of strategic expertise include trade, competition, international growth, go-to-market as well as organizational development. Ms. Rimmer also serves as a Director at Constellation Energy and a Trustee of the University of Maryland, Baltimore.

Skills and Experience:
	• Executive Management	• Business Operations
	• Financial Literacy	• Consumer Products Industry
	• Public Company Experience	• Retail Industry
	• M&A/Capital Markets	• Analytics
	• Corporate Governance	• Innovation
	• International	• Technology/IT Systems

Ms. Rimmer brings to the Company significant brand-building expertise. Her prior executive leadership roles enable her to provide valuable contributions with respect to creativity and vision for long-term growth. Ms. Rimmer’s extensive consumer products background allow her to contribute valuable insights regarding the Company’s industry, operations, and strategy.

16 Energizer Holdings, Inc. 2022 Proxy Statement

Robert V. Vitale
President and Chief Executive Officer, Post Holdings, Inc.
Age: 56	Director Since 2017
Independent Director Energizer Committees: Audit Committee (Chair) Finance and Oversight Committee Other Public Company Boards: • Post Holdings, Inc. • BellRing Brands, Inc.
Mr. Vitale has served as President and Chief Executive Officer of Post Holdings, Inc. since 2014. Post is a consumer-packaged goods holding company operating in the center-of-the-store, refrigerated, food service and food ingredient categories. Mr. Vitale joined Post in 2011 as its Chief Financial Officer. Mr. Vitale also serves as Chairman of the Board of Directors of BellRing Brands, Inc., a Company that spun-off from Post. In March 2022, Post completed the spin-off of 80.1% of its interest in BellRing through a distribution of BellRing common stock to Post shareholders. As of November 25, 2022, Post no longer holds any equity interest in BellRing.

Prior to joining Post, Mr. Vitale led AHM Financial Group, LLC (2006-2011), an insurance brokerage and wealth management firm, and was a partner in Westgate Equity Partners, LLC, a consumer products private equity firm (1996-2006). He managed Corporate Finance at Boatmen’s Bancshares (1994-1996) and started his career at KPMG in 1987.

Skills and Experience:
	• Executive Management	• Corporate Governance
	• Financial Literacy	• International
	• Public Company Experience	• Consumer Products Industry
• M&A/Capital Markets

Board Commitments

We understand that some of our shareholders may have policies or practices that differ from Energizer’s regarding the number of boards on which a director who is also a current public company named executive officer may serve. To help Energizer better understand investors’ voting policies and to provide an opportunity to share with investors the specific facts and circumstances supporting Mr. Vitale’s service on Energizer’s Board, Energizer and its Nominating & Governance Committee Chairman invited and/or participated in several constructive shareholder engagements this year. These discussions sought to promote a mutual understanding of priorities both for our shareholders and Energizer and provided helpful insights to our Nominating & Governance Committee as they holistically considered Mr. Vitale’s service on Energizer’s Board and determined that his continued membership on the Board was in the best interest of the Company and its shareholders.

As an experienced CEO with substantial understanding of Energizer’s business, Mr. Vitale is an exceptional director who is actively engaged and highly valued by the Board of Directors. In particular, Mr. Vitale’s strong leadership, deep M&A and capital markets expertise, accounting and financial background, and significant knowledge of consumer products businesses brings critical expertise to our Board. Additionally, and as noted below, the specific facts and circumstances of Mr. Vitale’s service on the Post, BellRing, and Energizer boards of directors, demonstrate that Mr. Vitale is well-positioned to serve as a member of Energizer’s Board. In particular:

  • Mr. Vitale’s time commitments have not changed. Mr. Vitale’s service on BellRing’s Board is simply a continuation of the roles in which he served before Post’s spin-off of BellRing in March 2022. Mr. Vitale’s involvement with, and time commitment to, BellRing remains the same as it was in prior years, with no expectation that Mr. Vitale will spend a materially different amount of time dedicated to BellRing than in prior years.
  • Mr. Vitale already knows the BellRing business. Mr. Vitale has existing knowledge of the BellRing business, stemming from his oversight role of Post’s active nutrition business before Post’s 2019 IPO of BellRing. Mr. Vitale’s involvement with BellRing is the same as it was before the BellRing IPO, but with a formal title due to the separation of the two companies.
  • Board logistics continue to facilitate Mr. Vitale’s service on all three Boards. Energizer, Post, and BellRing all hold regular board meetings in St. Louis, Missouri. Post’s and BellRing’s headquarters are also in St. Louis, Missouri. These logistics facilitate Mr. Vitale’s attendance, and greatly reduce the travel time that many directors face. Since he joined Energizer’s board in 2017, Mr. Vitale has attended more than 98% of the regularly scheduled Board meetings of Energizer, and he has a documented record of director commitment and engagement.

For these reasons, we are confident that Mr. Vitale’s service on the Boards of Post and BellRing will not negatively impact or interfere with his service on Energizer’s Board. We are confident that Mr. Vitale will continue to meet his commitments and be a valuable contributor to our Board of Directors.

Energizer Holdings, Inc. 2022 Proxy Statement 17

DIRECTOR ATTENDANCE
Our Board holds regularly scheduled quarterly meetings. The Board reviews strategic planning on an annual basis and discusses with senior management the Company’s long-term strategy. During fiscal 2022, all directors attended 75% or more of the Board meetings and meetings of the Committees on which they served during their period of service. Under our Corporate Governance Principles, each director is encouraged to attend our Annual Shareholders’ Meeting. All of our directors attended the 2022 Annual Shareholders’ Meeting, which was held in a virtual format.
DIRECTOR SHARE OWNERSHIP REQUIREMENTS
To help align the financial interests of our non-employee directors with those of our shareholders, our Corporate Governance Principles provide that our non-employee directors must maintain ownership of our common stock with a value of at least five times the directors’ annual cash retainer for Board service. For purposes of this determination, stock ownership includes shares of our common stock that are owned directly or by family members residing with the director or by family trusts, vested and deferred restricted stock equivalents and units, unvested restricted stock equivalents and units (other than stock equivalents or units subject to achievement of performance targets) and common stock units credited to a director under the Company’s deferred compensation plan. Newly appointed directors are required to retain at least 50% of restricted stock upon vesting until they become compliant with our ownership guidelines and are given a period of five years to attain full compliance with the requirements. As of September 30, 2022, all of our non-employee directors complied with the requirements.
DIRECTOR COMPENSATION
The Nominating & Governance Committee, which makes recommendations to the full Board regarding director compensation, strives to set director compensation around the 50th percentile of our peer group. Our peer groups for fiscal 2022 and 2023, which can be found under “Executive Compensation Peer Group,” were selected for purposes of evaluating our executive and director compensation based on market data provided by the Human Capital Committee’s independent consultant, Farient Advisors (for fiscal 2023) and Mercer LLC (for fiscal 2022). Our 2020 Plan includes a $1,000,000 annual compensation limit on all forms of compensation for non-employee directors, and this limit remains included in our 2023 Plan, which is presented to shareholders for approval in this proxy statement.
Our non-employee director compensation program for service on our Board during fiscal 2022 included the elements described below. In addition, we provide transportation and lodging for out-of-town directors attending Board and Committee meetings, coverage under our general directors’ and officers’ liability insurance policies and, consistent with a benefit broadly provided to our colleagues, matching contributions to charitable organizations from the Energizer charitable foundation (up to $5,000 in any year). Directors may also, from time to time during the fiscal year, be provided with samples of our products, with an incremental cost of less than $50.
RETAINERS
During fiscal 2022, each of the directors, other than Mr. LaVigne, received a $100,000 annual retainer for serving on the Board and its Committees. Mr. LaVigne, our Chief Executive Officer, received no additional compensation for service on the Board and the Finance and Oversight Committee. The Chairs of the Committees also received an additional annual retainer of $20,000 for their service, and the Independent Chairman of the Board received an additional annual retainer of $100,000 for his service as Chairman. Board members serving a portion of the fiscal year receive a pro rata portion of the annual retainer. The directors do not receive meeting fees.
DEFERRED COMPENSATION PLAN
Non-management directors are permitted to defer all or a portion of their retainers under the terms of our deferred compensation plan. Deferrals may be made into (a) the Energizer common stock unit fund, which tracks the value of our common stock, or (b) the prime rate fund option under which deferrals are credited with interest at the prime rate quoted by The Wall Street Journal. Deferrals invested in the stock unit fund in the deferred compensation plan are currently paid out in Energizer stock and deferrals invested in the prime rate fund in the deferred compensation plan are currently paid out in a lump sum in cash, in each case within 60 days following the director’s termination of service on the Board.
18 Energizer Holdings, Inc. 2022 Proxy Statement

RESTRICTED STOCK UNITS
On the first business day of January each year, each non-employee director is credited with a restricted stock unit award with a grant date value of $145,000. Grants in fiscal 2022 were made pursuant to our 2020 Plan. This award vests one year from the date of grant or upon certain other vesting events. Directors have the option to defer the delivery of shares upon vesting of this award until retirement from the Board. Board members serving a portion of the fiscal year will receive a pro rata portion of the annual restricted stock unit award. Upon retirement, directors receive 100% of all granted, but unvested, annual restricted stock unit awards.
The following table sets forth the compensation paid to non-management directors for fiscal 2022.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash (1)(2)	Stock Awards (2)(3)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
C. Abrams-Rivera	$100,000	$145,004	$0	$0	$245,004
B.G. Armstrong	$100,000	$145,004	$0	$0	$245,004
C.J. Brinkley	$120,000	$145,004	$0	$0	$265,004
R. D. Frankiewicz	$100,000	$145,004	$0	$0	$245,004
K.J. Hunt	$120,000	$145,004	$0	$0	$265,004
J.C. Johnson	$120,000	$145,004	$0	$0	$265,004
P.J. Moore	$200,000	$145,004	$0	$0	$345,004
D.L. Mulligan	$100,000	$145,004	$0	$0	$245,004
N.L. Rimmer	$100,000	$145,004	$0	$0	$245,004
R.V. Vitale	$120,000	$145,004	$0	$0	$265,004
(1)	This column reflects retainers for Board and Committee service earned during fiscal 2022.
(2)
Directors are permitted to defer a portion or all of their cash retainers under the terms of the Company’s deferred compensation plan. During fiscal 2022, Ms. Frankiewicz and Mr. Vitale deferred 100% of their cash retainers into the Energizer stock fund of the deferred compensation plan. As of September 30, 2022, the number of units held by each director in the Energizer stock fund was as follows: Mr. Armstrong, 48,892; Ms. Brinkley, 4,612; Ms. Frankiewicz, 7,370; Mr. Johnson, 179; and Mr. Vitale, 14,792.

(3)
Consistent with ASC Topic 718, the amounts in the table reflect the grant date fair value of our awards to each of our directors of 3,561 RSUs on January 3, 2022 under the 2020 Plan. The award was valued based on the grant date fair value of $40.72 per share. These RSUs were the only unvested outstanding stock awards for each of the directors as of September 30, 2022, and they will each vest on January 3, 2023.

(4)
The number of vested but deferred RSUs held by each director as of September 30, 2022 is as follows: Mr. Abrams-Rivera, 2,772; Ms. Brinkley, 9,022; Ms. Frankiewicz, 6,205; Mr. Johnson, 25,221; Mr. Moore, 22,329; and Mr. Vitale, 16,331.

Energizer Holdings, Inc. 2022 Proxy Statement 19

AUDIT COMMITTEE MATTERS

Our Audit Committee, in accordance with authority granted in its charter as approved by the Board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditor for the current fiscal year. PwC has served as our independent auditor since our Spin-Off from Edgewell Personal Care Company (“Edgewell”) and served as Edgewell’s independent auditor for every fiscal year since 2000. PwC has begun certain work related to the fiscal 2023 audit, as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below. The Board and the Audit Committee believe that the retention of PwC to serve as independent auditor is in the best interests of the Company and its shareholders. In making this determination, the Board and the Audit Committee considered a number of factors, including:
•	Audit Committee members’ assessment of PwC’s performance
•	Management’s assessment of PwC’s performance
•	PwC’s independence and integrity
•	PwC’s fees and the quality of services provided to the Company
•	PwC’s global capabilities and knowledge of our global operations
A representative of PwC is expected to be present at the 2023 Annual Shareholders’ Meeting and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions. Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this issue. Although this vote will not be binding, in the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
20 Energizer Holdings, Inc. 2022 Proxy Statement

PROPOSAL 2	Ratification of Selection of our Independent Registered Public Accounting Firm for Fiscal 2023
✔ The Board recommends a vote FOR this proposal.

PwC’s aggregate fees for professional services rendered for the indicated fiscal years were:

Fees Paid to PwC (in thousands)	FY22	FY21
Audit Fees	$5,389	$5,239
Audit-Related Fees	$13	$13
Tax Fees:
Tax Compliance / Preparation	$0	$0
Other Tax Services	$146	$187
Total Tax Fees	$146	$187
All Other Fees	$0	$0
TOTAL FEES	$5,548	$5,439
SERVICES PROVIDED BY PWC
The table above discloses fees paid to PwC during the last two fiscal years for the following professional services:
•
Audit Fees: These are fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, as well as fees and expenses related to offerings and debt agreements.

•	Audit-Related Fees: These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements.
•
Tax Fees: These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and our consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the Audit Committee. The Chair of the Audit Committee has the authority to pre-approve permitted services that require action between regular Audit Committee meetings, provided that he reports to the Audit Committee at the next regular meeting. Early in each fiscal year, the Audit Committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. As applicable, the Audit Committee pre-approved all fees and services paid by Energizer for fiscal 2022 and fiscal 2021.
Energizer Holdings, Inc. 2022 Proxy Statement 21

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists entirely of five, non-employee directors that are independent, as defined under the NYSE listing standards, our Corporate Governance Principles, and applicable SEC rules and regulations.

The Audit Committee is responsible for the duties set forth in its charter, but is not responsible for preparing the financial statements, implementing or assessing internal controls or auditing the financial statements. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accountants, PricewaterhouseCoopers LLP (“PwC”), all annual and quarterly financial statements prior to their issuance. With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2022, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed those financial statements with management and PwC, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and clarity of disclosures in the financial statements. The Audit Committee has also discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB.

In fulfilling its oversight responsibilities for reviewing the services performed by Energizer’s independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner. Annually, the Audit Committee oversees a process to assess the performance of the auditor and utilizes the results of that assessment when considering their reappointment. The Audit Committee also annually discusses PwC’s internal quality review process and the PCAOB’s inspection report on PwC, as well as the results of any internal quality reviews or PCAOB inspections of key engagement team members. In accordance with SEC rules, lead audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring partners, the maximum number of consecutive years of service is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Committee and with management.

The Audit Committee has received the written disclosures from PwC required by the applicable requirements of the PCAOB concerning independence, as modified or supplemented, and has discussed the independence of PwC with members of that firm. In doing so, the Committee considered whether the non-audit services provided by PwC were compatible with its independence. In fiscal 2022, the Audit Committee met five times with the internal auditors and PwC, with and without management present, to discuss the results of their examination, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2022, be included in the Company’s Annual Report on Form 10-K for that year and has selected PwC as the Company’s independent registered public accountants for fiscal 2023.

Submitted by the Audit Committee members of the Board:

Robert V. Vitale — Chair Bill G. Armstrong Rebecca D. Frankiewicz	Donal L. Mulligan Nneka L. Rimmer
22 Energizer Holdings, Inc. 2022 Proxy Statement

PROPOSAL 3	Advisory Resolution to Approve Executive Compensation (Say on Pay)
✔ The Board recommends a vote FOR this proposal.

As approved by our shareholders at the 2022 Annual Shareholders’ Meeting, each year we seek the approval of our shareholders in a non-binding, advisory vote, of our executive compensation. Although the Say on Pay vote is non-binding, our Human Capital Committee values the opinions of our shareholders and considers the results of the most recent Say on Pay vote in determining our executive compensation policies and making executive compensation decisions.
At the 2022 Annual Shareholders’ Meeting, approximately 98.3% of the votes were cast in favor of our Say on Pay proposal. The Human Capital Committee considered this result, as well as input from our ongoing shareholder engagement, and in light of the strong support, decided to largely maintain our executive compensation program in fiscal 2022. In fiscal 2022, our Human Capital Committee updated our long-term performance metrics to include relative total shareholder return, aligning executive compensation with investor experience and giving shareholders insight into our shareholder returns relative to a relevant group of peers. See “Shareholder Engagement” above.
Our Board believes that the compensation of our executive officers is aligned with the Company’s performance and is a competitive advantage in attracting and retaining the executive talent necessary to drive our business forward and build sustainable value for our shareholders. We believe that our current executive compensation program properly aligns the interests of our executive officers with those of our shareholders.
Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:
RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.
Energizer Holdings, Inc. 2022 Proxy Statement 23

PROPOSAL 4	Approval of the 2023 Omnibus Incentive Plan
✔The Board recommends a vote FOR this proposal.

You are being asked to approve the Energizer Holdings, Inc. 2023 Omnibus Incentive Plan (“2023 Plan”) at the Annual Shareholders’ Meeting to be held on January 30, 2023. A copy of the 2023 Plan is attached as Appendix B hereto. Upon approval of the 2023 Plan, no new awards will be granted under the Omnibus Incentive Plan (the “2020 Plan”), though the terms of the 2020 Plan will continue to govern all awards previously granted under the 2020 Plan.
The Board unanimously recommends that shareholders approve the 2023 Plan.
Overview
We are asking our shareholders to support this proposal because it is critical to the successful operation of our Company, the continued growth of our Company and our ability to recruit and retain highly skilled and experienced individuals. The 2023 Plan is designed to provide a means by which we may attract and retain key individuals and to provide such individuals an opportunity to acquire ownership in our Company and earn incentive compensation in a way that aligns their interests with the interests of our shareholders.
Equity awards are a key component of total compensation not only for our NEOs and directors, but for our broader employee population as well. If shareholders do not approve this proposal, we would need to shift more of our compensation structure away from equity and toward cash to maintain competitive compensation packages. As we believe the use of equity awards better aligns the interests of our employees with the interests of our shareholders and directly supports our long-term strategy, we are requesting your approval of the 2023 Plan. Please refer to “Grant Practices” below for additional information on our historical approach to granting equity within our organization.
Share Reservation
The following table summarizes the number of shares* that would be authorized after January 30, 2023 if this Proposal is approved:

Number of shares remaining available for future issuance under the 2020 Plan as of September 30, 2022		4,300,000(1)
minus	RSUs and PSUs granted under the 2020 Plan from October 1, 2022 through November 21, 2022	2,300,000(2)
plus	RSUs and PSUs forfeited from October 1, 2022 through November 21, 2022	1,000,000(3)
Number of shares remaining available for future issuance under the 2020 Plan as of November 21, 2022		3,000,000(1)
plus	Additional shares requested under this proposal	4,300,000
Total number of shares authorized for issuance under the 2023 Plan (if this proposal is approved)		7,300,000 (1)
*	Share amounts in this table have been rounded to the nearest 100,000.
(1)	Assumes all outstanding PSUs granted under the 2020 Plan will pay out at maximum performance.
(2)	Assumes all PSUs will payout at maximum performance. Grants of PSUs and RSUs reduce the 2020 Plan’s share reserve at a rate of 2:1.
(3)
Reflects actual number of RSUs and PSUs forfeited from October 1, 2022 through November 21, 2022. RSUs and PSUs that are forfeited are returned to the 2020 Plan’s share reserve at a rate of 2:1 and become available for future awards.

The closing price of our stock as reported by the New York Stock Exchange on November 30, 2022 was $34.09 per share, and a total of 71,405,885 shares of our common stock were outstanding.
Reasons to Vote for the Proposal
Long-Term Equity Incentives are a Key Component of our Compensation Program
Our overall compensation objective is to compensate our personnel in a manner that attracts and retains the highly talented employees necessary to manage and staff our Company. Our employees are our most valuable asset, and we strive to provide them with compensation packages that are competitive, that reward personal and company performance and that help meet our retention needs. Equity awards, the value of which depends on our stock and Company performance, and which generally require continued service over time before any value can be realized, help achieve these objectives and are
24 Energizer Holdings, Inc. 2022 Proxy Statement

a key element of our compensation program. Equity awards also incentivize our employees to manage our business as owners, aligning their interests with those of our shareholders. We believe we must continue to use equity compensation on a broad basis to help attract, retain and motivate employees to continue to grow our business, develop new products and ultimately increase shareholder value. As of November 21, 2022, approximately 330 of our employees, former employees and directors held outstanding equity awards.
We Require Additional Shares to meet our Forecasted Needs
Awards under our equity incentive plans (including the 2023 Plan, if approved by shareholders) are determined by the Human Capital Committee, with respect to awards granted to officers, employees or other service providers other than directors, and by our Board with respect to director grants. Because awards are determined by the Human Capital Committee or the Board, as applicable, in their discretion, it is not possible to predict the awards that will be made to particular officers, employees, directors or other service providers in the future. However, based on our historical share usage as described in “Grant Practices” below, we project that the number of shares remaining available for grant under the 2020 Plan (approximately 3 million shares of our common stock as of November 21, 2022) will only be sufficient to meet our needs for the next year, taking into account the fungible ratio of the Plan. If the 2023 Plan is approved by our shareholders, the approximately 7.3 million shares of our common stock available for future grants under the 2023 Plan (which includes the shares remaining available for issuance under the 2020 Plan as of the date the 2023 Plan is approved by our shareholders) should enable us to continue to grant equity as a portion of employee compensation for the next three years.
We Manage Our Equity Award Use Carefully
We manage our long-term shareholder dilution by limiting the number of equity awards granted annually and limiting the awards we grant to what we believe is the appropriate amount of equity necessary to attract, reward and retain our employees. Additionally, as discussed in “Grant Practices” below, a substantial portion of the equity awards granted to our officers are performance-based, and we have historically granted performance-based equity awards to certain of our non-officer employees as well. We have also consistently managed run rates within 1.5% of our outstanding shares despite increases in the size of our workforce. Our three-year average run rate (calculated as equity-based awards granted under our equity compensation plan for the relevant year, divided by average basic common shares outstanding for that year) was 1.4% for fiscal years 2020 through 2022 (see “Grant Practices” below for detailed calculations of our three-year run rates).
The 2023 Plan Incorporates Good Compensation and Governance Practices
•
Administration. The 2023 Plan is administered by our Human Capital Committee, which is comprised entirely of independent non-employee directors, and with respect to awards granted to directors, our Board.

•	Eligibility. We grant equity awards to a broad range of our employees.
•
Minimum vesting. The 2023 Plan provides for a minimum vesting period of not less than one year, though our Human Capital Committee may grant awards of up to 5% of the shares authorized under the 2023 Plan with a shorter vesting or exercise period.

•	Full-value awards count 2-to-1 in reducing the share reserve. Awards other than options and stock appreciation rights (“SARs”) are counted against the 2023 Plan’s share reserve in a 2-to-1 ratio.
•
No evergreen feature. The 2023 Plan does not contain an “evergreen” provision, but instead reserves a fixed maximum number of shares of common stock available for issuance. Shareholder approval is required to increase the number of shares of common stock available for issuance under the 2023 Plan.

•	No repricing. The 2023 Plan prohibits the repricing, cash-out or other exchange of underwater stock options and SARs rights without prior shareholder approval.
•
No discounted options or SARs. The 2023 Plan requires that stock options and SARs issued under the 2023 Plan must have an exercise price equal to at least the fair market value of our common stock on the date the award is granted, except in certain situations in which the stock options or SARs are assumed or replaced in connection with a corporate transaction.

•
No dividends or dividend equivalents paid on unvested restricted stock or restricted stock units (“RSUs”). Dividends or dividend equivalents are not payable with respect to options and SARs, and dividends or dividend equivalents may not be paid on unearned shares of restricted stock or RSU awards.

•
Limited share recycling and other share-counting provisions. In general, if an award granted under the 2023 Plan expires, is forfeited, terminates, or is settled in cash, the shares of common stock reserved for that award are returned to the share

Energizer Holdings, Inc. 2022 Proxy Statement 25

reserve and become available for future awards. However, if shares of common stock are tendered to us or withheld by us to pay a stock option’s or SAR’s exercise price or to satisfy such award’s tax withholding obligations, those shares of common stock do not become available for future awards. Also, if a SAR is exercised, we subtract from the 2023 Plan share reserve the full number of Shares subject to the portion of the SAR actually exercised, regardless of how many shares of common stock actually were used to settle the SAR.
•	Annual limits. The 2023 Plan places caps on annual amounts granted with respect to options, SARs, performance-based and time-based awards, cash bonus awards and non-employee director grants.
•	No tax gross-ups. The 2023 Plan does not provide for any tax gross-ups.
•
Clawback. Awards are subject to clawback under the terms of our clawback policy and pursuant to applicable laws, regulations and stock exchange listing requirements. Awards are also subject to our securities trading policy, which includes prohibitions on hedging and pledging.

Grant Practices
We have a history of granting RSUs to our executives, non-management directors and employees throughout our organization. RSUs, as full-value awards, are less dilutive to shareholders than stock options or SARs, as we may grant fewer of such awards to achieve the intended economic effect. Awards granted to our executives in fiscal 2022 generally condition vesting of 70% of the award on the achievement of Company performance targets over three years and 30% of the award on continued employment with us over the same period. We have also historically granted a mix of performance-based and time-based awards to certain of our non-executive employees based on their role within our organization. Non-employee directors receive annual grants that generally vest after one year. We do not anticipate making any material changes in our grant practices when making grants under the 2023 Plan.
Our gross average share usage rate, sometimes referred to as run rate, over the three years ended September 30, 2022 (calculated as equity-based awards granted under our equity compensation plan for the relevant year, divided by average basic common shares outstanding for that year) is approximately 1.4%. Based on the gross average share usage rate of 1.4%, the approximately 7.3 million shares of our common stock available for future grants under the 2023 Plan (which includes the shares remaining available for issuance under the 2020 Plan as of the date the 2023 Plan is approved by our shareholders) should enable us to continue to grant equity as a portion of employee compensation for the next three years. The following data*, as disclosed in our Annual Reports on Form 10-K for fiscal years 2020 through 2022, was used for the run rate calculation for the last three years:

Fiscal Year	Options Granted	Full-Value Shares Granted	Weighted-Average Number of Common Shares Outstanding	Share-Based Run Rate
2022	—	1,200,000	69,900,000	1.7%
2021	—	900,000	68,200,000	1.3%
2020	—	900,000	68,800,000	1.3%
*	Share amounts in this table have been rounded to the nearest 100,000.
The potential dilution resulting from issuing all of the 4,300,000 shares of common stock authorized under the 2023 Plan, combined with shares subject to outstanding awards under the 2020 Plan or any predecessor plan would be 12.6% on a fully diluted basis as of November 21, 2022. No additional awards will be made under the 2020 Plan upon approval of the 2023 Plan by our shareholders.
Summary of the 2023 Plan
Our Board approved the 2023 Plan on November 7, 2022, subject to and effective upon the approval of our shareholders. The following is a summary of the material aspects of the 2023 Plan. This summary is subject to the more complete description of the terms and conditions of the 2023 Plan contained in the full text of the plan document, which is attached hereto as Appendix B.
26 Energizer Holdings, Inc. 2022 Proxy Statement

Purpose
The purpose of the 2023 Plan is to provide a means through which we and our affiliates may attract capable persons to enter and remain in our employ and to provide a means whereby our employees, directors, advisors and consultants can acquire and maintain ownership of our common stock, thereby strengthening their commitment to our welfare, the welfare of our affiliates and promoting a common interest between shareholders and these individuals. The 2023 Plan is an omnibus document authorizing the establishment of sub-plans which enables us to offer awards to our employees in non-U.S. jurisdictions, subject to compliance with local laws applicable to the offering of awards to such employees.
Administration
The 2023 Plan is generally administered by our Human Capital Committee or its delegate. It is required that the directors appointed to serve on the Human Capital Committee be “independent directors,” as determined under the NYSE rules, as well as “Non-Employee Directors,” within the meaning of Rule 16b-3 under the Exchange Act. Subject to the terms of the 2023 Plan, the Human Capital Committee has the authority to grant awards, to determine the number of shares of our common stock for which each award may be granted and to determine any terms and conditions pertaining to the exercise, vesting or forfeiture of each award. The Human Capital Committee has the power, in its sole discretion, to accelerate the exercisability or vesting of any award and to remove any restriction on any restricted stock or RSU granted under the 2023 Plan. The Human Capital Committee also has full power to construe and interpret the 2023 Plan and any award agreement executed pursuant to the 2023 Plan and to establish, amend, suspend or waive any rules for the proper administration of the 2023 Plan. The determination of the Human Capital Committee on all matters relating to the 2023 Plan or any award agreement will be conclusive.
To the extent awards are granted to our directors, our Board will determine the amount, type and terms of each award granted, and in those cases, references in this summary to the Human Capital Committee will mean instead our Board as the context requires.
Eligibility
Our officers, employees, directors, advisors and consultants and those of our subsidiaries or affiliates (as of November 21, 2022, a total of approximately five executive officers, 10 board members and 235 colleagues, totaling approximately 250 individuals) are eligible to be designated as participants under the 2023 Plan. The Human Capital Committee and our Board have the authority to determine the participants to whom awards will be granted.
Number of Shares Authorized
Under the 2023 Plan, awards may be granted in the aggregate equal to the total of: (x) the number of shares of our common stock remaining available for grant under the 2020 Plan as of the date the 2023 Plan is approved by our shareholders plus (y) 4.3 million new shares of our common stock. As of November 21, 2022, approximately 3.0 million shares of our common stock were still available for grant under the 2020 Plan. As of November 21, 2022, we had outstanding approximately another 3.0 million shares of our common stock underlying RSUs and performance-based awards (“PSUs”) granted under our 2020 Plan and any predecessor plan (assuming that all PSUs granted under the 2020 Plan will payout at maximum performance); no options or SARs are outstanding under the 2020 Plan or any predecessor plan. Any shares of our stock subject to an award that expires, is forfeited, otherwise terminates, or is settled in cash, including with respect to any award under our 2020 Plan, will again be available for future grant under the 2023 Plan. In addition, other than with respect to options and SARs, shares delivered or withheld in satisfaction of the purchase price or applicable tax withholding obligations with respect to an award (including awards granted under our 2020 Plan or any predecessor plan) will also be available for future grants. Awards other than options and SARs will be counted against the 2023 Plan’s share reserve in a 2-to-1 ratio.
Any dividends or dividend equivalents paid in cash in connection with outstanding awards, shares of common stock and awards granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of a merger, consolidation, spin-off or acquisition of the employing company with or by us and awards payable or settled in cash will not be applied to the share limitation described above.
With respect to options and SARs, shares delivered or withheld in satisfaction of the purchase price or applicable tax withholding obligations with respect to an award (including awards granted under our 2020 Plan or any predecessor plan), shares of common stock subject to SARs (including SARs granted under our 2020 Plan or any predecessor plan) that are not issued in connection with its stock settlement or exercise and shares of common stock reacquired by us on the open market or otherwise using cash proceeds from the exercise of options (including options awarded under our 2020 Plan or any predecessor plan) will not be added back to the number of shares reserved for issuance under the 2023 Plan and will not be available for future grants.
Energizer Holdings, Inc. 2022 Proxy Statement 27

Plan Term
The 2023 Plan will have a term of 10 years from the date it is approved by our shareholders, and no further awards may be granted after that date.
Terms and Conditions of Awards
Under the 2023 Plan, the Human Capital Committee is authorized to grant awards of nonqualified stock options (“NSOs”), incentive stock options (“ISOs”), SARs, restricted stock, RSUs (including PSUs), stock bonus awards, cash bonus awards or performance-based awards. Our Board may grant any type of award authorized under the 2023 Plan to our directors other than ISOs.
Options. Options to purchase shares of common stock are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. An option provides a participant with the right to purchase, within a specified period of time, a stated number of shares of our common stock at the price specified in the award agreement. Options granted under the 2023 Plan will be subject to the terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the 2023 Plan, determined by the Human Capital Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2023 Plan will be ten years from the date of grant (or five years in the case of an ISO granted to a 10% shareholder).
The exercise price per share paid by a participant will be determined by the Human Capital Committee at the time of grant but will not be less than 100% of the fair market value of one share on the date the option is granted (or no less than 110% of such fair market value in the case of an ISO granted to an employee who is a 10% shareholder), with the exception of options granted as substitute awards. Payment in respect of the exercise of an option may be made in cash, except that the Human Capital Committee may, in its discretion, allow such payment to be made by surrender of unrestricted shares of our common stock (at their fair market value on the date of exercise), or by such other method as the Human Capital Committee may determine and that is permitted by law. The Human Capital Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism. In no event are dividends or dividend equivalents payable with respect to any option award.
SARs. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of our common stock or both, the appreciation, if any, in the value of one share of our common stock over a certain period of time. An option granted under the 2023 Plan may include SARs, either on the date of grant or, except in the case of an ISO, by subsequent amendment. The Human Capital Committee may also award SARs to a participant independent of the grant of an option. SARs granted in connection with an option will become exercisable, be transferable and will expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding option. If SARs are granted independent of an option, the SARs will become exercisable, be transferable and will expire in accordance with the vesting schedule, transferability rules and the expiration provisions established by the Human Capital Committee and reflected in the award agreement. In no event are dividends or dividend equivalents payable with respect to any SAR award.
Restricted Stock. An award of restricted stock is a grant of shares subject to conditions and restrictions set by the Human Capital Committee. The grant or the vesting of an award of restricted stock may be conditioned upon service to us or our affiliates or upon the attainment of performance goals or other factors, as determined in the discretion of the Human Capital Committee. The Human Capital Committee may also, in its discretion, provide for the lapse of restrictions imposed upon an award of restricted stock. Holders of an award of restricted stock will have, with respect to the restricted stock granted, all of the rights of a shareholder, including the right to vote and to receive dividends; however, any dividends paid with respect to unvested shares will be withheld by the Company and only paid (without interest) to the participant if the underlying shares become vested.
RSUs. An award of RSUs is a grant valued in terms of our common stock. The Human Capital Committee establishes the terms, conditions and restrictions applicable to each award in an award agreement, including the time or times at which awards will be granted or vested and the number of “units” to be covered by each award; a “unit” represents one share of our common stock. To the extent provided in an award agreement, each unit awarded to a participant will be credited with an amount equal to the cash or stock dividends paid by the Company in respect of one share of our common stock (“dividend equivalents”). Dividend equivalents will be withheld by us for the participant’s account. Upon expiration of the vesting period with respect to any units covered by an award, we will deliver to the participant (i) one share of our common stock or, at the election of the Human Capital Committee, an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned with respect to which the vesting period has expired and (ii) cash or shares of common stock equal to the dividend equivalents credited with respect to each unit. Interest will not be credited on any dividend equivalents withheld.
28 Energizer Holdings, Inc. 2022 Proxy Statement

Stock Bonus Awards. Subject to the minimum vesting requirements, the Human Capital Committee may, in its discretion, grant an award of unrestricted shares of our common stock, including, without limitation, fully vested deferred stock units, either alone or in tandem with other awards, under such terms and conditions as the Human Capital Committee in its sole discretion may decide. A stock bonus award will be granted as, or in payment of, a bonus, or to provide special incentives or recognize special achievements or contributions.
Cash Bonus Awards. The Human Capital Committee may grant cash bonus awards. Any such award may be subject to a performance period, performance goals or such other terms and conditions as the Human Capital Committee, in its sole discretion, may decide.
Performance-Based Awards. The Human Capital Committee may grant any award under the 2023 Plan in the form of a PSU by conditioning the vesting of the award on the satisfaction of one or more performance goals, including: earnings per share, net earnings per share or growth in such measures; revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes); return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales); cash flow return on investments, which equals net cash flows divided by owners’ equity; controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division); operating earnings or net operating earnings; costs or cost control measures; share price (including, but not limited to, growth measures); total shareholder return (stock price appreciation plus dividends); economic value added; EBITDA; operating margin or growth in operating margin; market share or growth in market share; cash flow, cash flow from operations, free cash flow, or growth in such measures; sales revenue or volume or growth in such measures; gross margin or growth in gross margin; productivity; brand contribution; product quality; corporate value measures; goals related to acquisitions, divestitures or customer satisfaction; diversity; index comparisons; debt-to-equity or debt-to-stockholders’ equity ratio; working capital; risk mitigation; sustainability and environmental impact; employee retention; expense or expense control measures (including, but not limited to average unit cost, selling, general, and administrative expenses); and any other objective or subjective criterion or criteria that the Human Capital Committee may select from time to time.
Performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function, market or consolidated basis and may be measured absolutely, relatively to our peers or with a performance goal established by combining two or more performance goals. In establishing the performance goals, the Human Capital Committee may provide that the performance goals will be adjusted to account for the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, issuances of any targeted stock, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of common stock, corporate transactions, consolidations of the Company and another corporation into another corporation, separations of the Company or its business units (including a spinoff or other distribution of stock or property by the Company), reorganizations of the Company, partial or complete liquidation by the Company, sale of all or substantially all of the assets of the Company, exclusion of non-consolidated subsidiaries, measures intended to account for variations in the exchange rate between foreign currencies and budgeted exchange rates, other extraordinary items or any other event or circumstance the Human Capital Committee deems appropriate. The Human Capital Committee, in its discretion, may adjust any earned award.
Stock-Related Deferred Compensation
The Human Capital Committee may, in its discretion, permit the deferral of payment of an employee’s award in the form of either common stock or common stock equivalents (with each such equivalent corresponding to a share of our common stock), under such terms and conditions as it may prescribe in the award agreement or a separate election form, or pursuant to the terms of any deferred compensation plan under which such common stock equivalents may be granted. In addition, the Human Capital Committee may, in any fiscal year, provide for an additional matching deferral to be credited to an employee’s account under any such deferred compensation plan. The Human Capital Committee may also permit hypothetical account balances of other cash or mutual fund equivalents maintained pursuant to any such deferred compensation plan to be converted, at the discretion of the participant, into the form of common stock equivalents, or to permit common stock equivalents to be converted into account balances of such other cash or mutual fund equivalents, upon the terms set forth in such plans as well as such other terms and conditions as the Human Capital Committee may, in its discretion, determine. The Human Capital Committee may, in its discretion, determine whether any deferral in the form of common stock equivalents, including deferrals under the terms of any deferred compensation plan of ours, will be paid on distribution in the form of cash or in shares of our stock. Any such deferrals are intended to comply with Section 409A of the Code.
Energizer Holdings, Inc. 2022 Proxy Statement 29

Annual Limits
•	The maximum number of shares of common stock that may be subject to options and/or SARs granted to an individual during any fiscal year may not exceed 1,000,000 shares.
•	The maximum number of shares of common stock that may be subject to performance-based awards granted to an individual during any fiscal year is limited to 1,000,000 shares (or the cash equivalent).
•	The maximum number of shares of common stock that may be subject to time-based awards granted to an individual during any fiscal year is limited to 1,000,000 shares (or the cash equivalent).
•	The maximum amount payable in any fiscal year to any participant pursuant to a cash bonus under the 2023 Plan is $10,000,000.
•
The maximum number of shares of common stock subject to awards granted during a single calendar year to any director, taken together with any cash fees paid during the calendar year, in respect of such director’s service as a member of our Board, may not have an aggregate fair market value in excess of $1,000,000 (determined as of the date of grant).

Awards granted in a fiscal year but cancelled during that same year will continue to be applied against the annual limit for that year, despite cancellation.
Impact of Recapitalization
In the event of changes in the outstanding stock or capital structure of the Company (such as a stock split, recapitalization or other transactions or events as described in the 2023 Plan), awards granted under the 2023 Plan as well as the maximum number of shares of our common stock which may be delivered under the 2023 Plan to any one individual, will be subject to adjustment or substitution, as determined by the Human Capital Committee in its sole discretion, as to the number, price or kind of a share of common stock or other consideration subject to such award, or as otherwise determined by the Human Capital Committee to be equitable.
No Repricing
Other than in connection with equitable adjustments for certain corporate events or in connection with a change of control, the 2023 Plan prohibits the repricing of options, SARs or other stock-based awards granted under the 2023 Plan and the cash buyout of underwater options, SARs or other stock-based awards without shareholder approval.
Minimum Vesting
Awards settled in shares of our common stock must have a minimum vesting or exercise schedule of not less than one year, though the Human Capital Committee may grant awards of up to 5 percent of the shares authorized under the 2023 Plan with a shorter vesting or exercise period. This limitation does not preclude the Human Capital Committee from granting awards that vest or become exercisable earlier due to circumstances such as death, retirement, disability or involuntary termination of service (other than a termination for cause) or the achievement of performance objectives over a period of at least one year.
Change of Control
In the event of a change of control, the Human Capital Committee may, in its discretion, cancel any outstanding award, whether vested or unvested, and, in exchange for such cancellation, pay the holder in cash or stock (or a combination of cash and stock) the value of the award based on the price per share of common stock received by other shareholders in connection with the change of control. The 2023 Plan further requires automatic vesting if a buyer of our business does not assume outstanding awards.
In addition, the Human Capital Committee will determine the extent to which performance goals with respect to an award have been met based upon such audited or unaudited financial information then available, as it deems relevant, cause to be paid to the applicable participant partial or full awards with respect to performance goals for each award based upon the Human Capital Committee’s determination of the degree of attainment of performance goals, and cause the award, if previously deferred, to be settled in full as soon as possible.
Awards held by a participant who is involuntarily terminated within 12 months following a change of control or who is terminated in contemplation of a change of control will become fully vested and immediately exercisable, any restricted period will end at the time of such termination, and all incomplete performance periods will end on the date of such change of control.
30 Energizer Holdings, Inc. 2022 Proxy Statement

280G Modified Cutback. In the event any payment or the value of any benefit received or to be received by a participant in connection with or contingent upon a change of control is determined, under Plan provisions, to be subject to an excise tax imposed by Section 4999, then we will reduce the aggregate amount of the payments payable to the participant so that no excise tax will be payable by the individual and the payments will not cease to be deductible by us by reason of Section 280G of the Code. However, we will not reduce the aggregate amount of the payments payable to the participant if the after-tax amount of the unreduced payments is greater than the after-tax amount that would have been paid had we reduced the payments in accordance with the foregoing sentence.
Clawback, Non-Compete and Hedging and Pledging Restrictions
Awards will be subject to:
•	Deduction and clawback pursuant to our clawback policy and pursuant to applicable laws, regulations and stock exchange listing requirements.
•	Forfeiture if a participant engages in competition with the Company.
•	The Company’s securities trading policy, which includes prohibitions on hedging and pledging.
Transferability
Generally, each award may be exercised, to the extent applicable, during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative, and each award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.
The Human Capital Committee may, in its discretion, however, provide that awards granted under the 2023 Plan that are not ISOs may be transferred by a participant without consideration to certain “permitted transferees”, pursuant to the terms of the 2023 Plan and rules adopted by the Human Capital Committee.
Amendment
Our Board may amend, suspend, or terminate the 2023 Plan or any portion thereof at any time. No such action may be taken, however, without shareholder approval if such approval is necessary to comply with any law or regulatory requirement and no such action that would materially impair any rights under any previous award will be effective without the consent of the person to whom such award was made. In addition, the Human Capital Committee is authorized to amend the terms of any award granted under the 2023 Plan if the amendment would not materially impair the rights of any participant without his or her consent.
U.S. Federal Income Tax Consequences
The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2023 Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.
Options. The Code requires that, for treatment of an option as an ISO, shares of our common stock acquired through the exercise of a qualified option cannot be disposed of before the later of (i) two years from the date of grant of the option or (ii) one year from the date of exercise. Holders of qualified options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the qualified option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of a qualified option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the
Energizer Holdings, Inc. 2022 Proxy Statement 31

Code. Finally, if an otherwise qualified option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the qualified option in respect of those excess shares will be treated as a nonqualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. In the event of a sale of shares received upon the exercise of a nonqualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the shares sold). We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code.
SARs. No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. In the event of a sale of shares received upon the exercise of an SAR, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the shares sold). We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code.
Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will have limitations on the ability to take a deduction for the value of any shares that may be subsequently forfeited. Subsequent disposition of the shares received will be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the shares sold). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code.
RSUs. A participant will not be subject to tax upon the grant of RSUs. Rather, upon the delivery of shares or cash pursuant to the award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award and on subsequent disposition of the shares, the participant will realize a capital gain or loss (long-term or short-term, depending upon the holding period of the shares sold). We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code.
Stock Bonus Awards. A participant will have taxable compensation equal to the difference between the fair market value of the shares on the date the award is made over the amount the participant paid for such shares, if any, and on subsequent disposition of the shares, the participant will realize a capital gain or loss (long-term or short-term, depending upon the holding period of the shares sold). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code.
Cash Bonus Awards. A participant will have taxable compensation at the time a cash bonus is earned and paid. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code.
New Plan Benefits
It is not possible at this time to determine the benefits that will be received by executive officers, by other employees or by outside directors under the 2023 Plan if the 2023 Plan is approved by our shareholders. Such benefits will depend on future actions of the Human Capital Committee or the Board, the fair market value of our common stock at various future dates, the extent to which performance goals set by the Human Capital Committee are met or the individual performance of the particular executive officer or employee.
32 Energizer Holdings, Inc. 2022 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of September 30, 2022:
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1), and as Noted Below) (3)
Equity compensation plans approved by security holders	1,675,085	N/A	6,008,273
Equity compensation plans not approved by security holders	None	N/A	None
Total	1,675,085	N/A	6,008,273
(1)
The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2022, includes approximately 1,675,085 restricted stock equivalents and units that have been granted under the terms of the 2015 Energizer Holdings, Inc. Equity Incentive Plan or the 2020 Plan. This number reflects target payout on performance awards. If the awards were to pay out at stretch, the number of securities to be issued upon pay out would be approximately 2,541,839.

(2)	The weighted average exercise price does not take into account securities that will be issued upon conversion of outstanding restricted stock equivalents and units.
(3)
This number only reflects securities available under the 2015 Energizer Holdings, Inc. Equity Incentive Plan or the 2020 Plan. Under the terms of those plans, any awards other than options or stock appreciation rights are to be counted against the reserve available for issuance in a 2 to 1 ratio. This number reflects the target equivalents that could potentially be paid out. If payout numbers were at stretch, the number of shares available for issuance would be approximately 4,274,765.

Energizer Holdings, Inc. 2022 Proxy Statement 33

EXECUTIVE COMPENSATION

Compensation Discussion and analysis
The following Compensation Discussion & Analysis describes the fiscal 2022 compensation program for our named executive officers (“NEOs”). For fiscal 2022, our NEOs were:

Mark S. LaVigne
President and Chief Executive Officer
Age: 51
Years at Energizer: 12

John J. Drabik
Executive Vice President, Chief Financial Officer
Age: 50
Years at Energizer: 21

Michael A. Lampman
Executive Vice President, North America & Global Business Units
Age: 57
Years at Energizer: 36

Robin W. Vauth
Executive Vice President, International
Age: 56
Years at Energizer: 15

Susan K. Drath
Chief Human Capital Officer
Age: 52
Years at Energizer: 30
34 Energizer Holdings, Inc. 2022 Proxy Statement

RESPONSIVENESS TO 2022 SAY ON PAY VOTE
As previously discussed, we conduct shareholder engagement throughout the year and annually provide shareholders with an opportunity to cast a nonbinding, advisory Say on Pay vote. The overwhelming approval of our Say on Pay vote by our shareholders at our 2022 Annual Shareholders’ Meeting influenced our decision to largely maintain our approach to our executive compensation program for fiscal 2022. We updated our long-term performance award metrics to include relative total shareholder return, aligning executive compensation with investor experience and giving shareholders insight into our shareholder returns relative to a relevant group of peers—companies included in the Russell 2000 Consumer Staples Index as of October 1, 2021. The Human Capital Committee will continue to consider shareholder feedback and the outcome of Say on Pay vote results in making future compensation decisions.
PAY FOR PERFORMANCE AND COMPENSATION PHILOSOPHY
Our compensation philosophy is to pay for performance over the long term, as well as on an annual basis. Our executive compensation program provides a mix of salary, incentives, and benefits paid over time to align executive officer and shareholder interests. We consider our executive pay program to be instrumental in helping us achieve our business objectives and effective in rewarding our executive officers for their role in achieving financial and operational performance. The Human Capital Committee, which is comprised entirely of independent directors, has primary responsibility for approving our compensation strategy and philosophy and the compensation programs applicable to our executive officers.
WHAT WE DO	WHAT WE DON’T DO

✔  Pay for performance, with approximately 70% of our CEO’s total compensation performance-based and approximately 63% of our other NEOs’ total compensation performance-based
✔  Establish threshold, target and maximum awards under our annual and long-term incentive programs
✔  Use balanced performance metrics for annual
and long-term incentive programs
✔  Use rigorous goal setting aligned to our
externally disclosed annual and multi-year targets
✔  Have stock ownership requirements for our
executive officers
✔  Limit perquisites to items that serve a reasonable
business purpose
✔  Closely monitor risks associated with our compensation programs and individual compensation decisions
✔  Have a clawback policy for all incentive compensation earned by our executive officers

✘  Pay tax gross-ups on any compensation
✘  Allow speculative trading, hedging or pledging
transactions by our colleagues
✘  Enter into employment agreements with our
executive officers (unless standard market practice)
✘  Provide executive officer severance payments and benefits exceeding 2x salary and annual incentive award other than in connection with a change of control
✘  Guarantee salary increases

Energizer Holdings, Inc. 2022 Proxy Statement 35

The Human Capital Committee allocates pay in a manner designed to place the Company’s performance at the forefront of our overall executive compensation program. Our focus on pay for performance is best demonstrated through the structure of our executive compensation program, where the majority of annual executive pay is at risk and subject to annual and long-term performance requirements.

The Human Capital Committee has reviewed the pay-for-performance relationship, prepared by our independent compensation consultant, looking at CEO realizable pay and total shareholder return and deemed it to be appropriate.
COMPENSATION PHILOSOPHY
The philosophy underlying our executive compensation program is to pay compensation that is simple, aligned and balanced. Equally important, we view compensation practices as a way to communicate our goals and standards of conduct and performance, and to motivate and reward colleagues in relation to their achievements. Overall, the same principles that govern the compensation of all our salaried colleagues apply to the compensation of our executive officers. Within this framework, we observe the following, guiding principles:
	What We Believe	What We Do
SIMPLE	Compensation methods should be transparent, provide a clear link between performance metrics and Company strategy and minimize perquisites	•	Use straightforward annual and long-term incentive plan metrics that are directly tied to business performance
		•	Froze pension accruals
		•	Limit the use of all perquisites for executive officers in fiscal 2022
ALIGNED	The interests of our executive officers should be aligned with those of our shareholders	•	Set a majority of executive officers’ total compensation as performance-based pay
		•	Include relative TSR as an LTI metric, aligning executive compensation with investor experience and a market-based measure
		•	Have a clawback policy, a securities trading policy with prohibitions on hedging and pledging, and stock ownership requirements
BALANCED	Components of compensation should complement each other and offset risk of overemphasis on any one metric or time period	•	Use a combination of pay elements that reward achievement of objectives across annual and long-term time periods
		•	Balance annual and long-term incentive plans to drive results in the short term without sacrificing long-term value creation
36 Energizer Holdings, Inc. 2022 Proxy Statement

FISCAL 2022 PAY COMPONENTS
Our fiscal 2022 pay components remained the same as fiscal 2021.
Description	Driving Shareholder Value	How it Pays
BASE SALARY
Determined based on job scope, experience, market comparable positions and operating results	Provides fixed income to attract and retain top talent	Semi-monthly cash payment
ANNUAL INCENTIVE PROGRAM
Provides short-term variable pay for performance	Motivates executives to achieve the Company’s annual strategic and financial goals	Single cash payment following determination of performance
LONG-TERM INCENTIVE PROGRAM
We use two programs to ensure a strong link between incentive compensation opportunities and longer-term objectives:
Restricted stock unit awards that vest only on achievement of pre-determined performance targets with a three-year vesting period Represents 70% of equity award	Rewards achievement of long-term growth goals and creation of shareholder value	Vesting upon the achievement of specific metrics over three-year performance period
Time-based restricted stock unit awards that track stock price performance over a three-year vesting period Represents 30% of equity award	Promotes long-term retention and supports stock ownership and alignment with shareholders	Vesting upon the three-year anniversary of grant date
RETIREMENT AND OTHER BENEFIT PLANS
Retirement and other benefit plans sponsored by the Company on the same terms and conditions applicable to all eligible colleagues	Provides retirement and other benefits to attract and retain top talent	In accordance with the terms of the plans
ANNUAL COMPENSATION-RELATED RISK EVALUATION

We monitor the risks associated with our compensation program on an ongoing basis. Our compensation risk assessment occurs in two parts: a review of the Company’s compensation programs and a review of compensation decisions and payments, with a focus on our executive officers. In October 2022, with input from the Human Capital Committee’s independent compensation consultant, the Human Capital Committee conducted a review of our compensation programs, including the executive compensation program, to assess the risks arising from our compensation policies and practices. The Human Capital Committee agreed with the review’s findings that these risks were within our ability to effectively monitor and manage and that these compensation programs do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company. In particular, the Human Capital Committee determined that the following design features reduce the risk within our compensation policies and practices:

•	Compensation program design provides a balanced mix of cash and equity, annual and longer-term incentives
•	Maximum payout levels for bonuses and performance awards are capped
•	Multiple performance metrics are used to determine payouts under the annual and long-term incentive programs
•	Executive officers are subject to stock ownership and retention guidelines
•	A clawback policy and securities trading policy, with prohibitions on hedging and pledging, are in place
STOCK OWNERSHIP REQUIREMENTS
Our stock ownership and retention requirements align executive officer and shareholder interests by linking the value realized from equity-based awards to sustainable Company performance. Our NEOs are required to meet the stock ownership requirements presented below.
STOCK OWNERSHIP REQUIREMENTS
Chief Executive Officer	6x base salary
All Other Executive Officers	3x base salary
Energizer Holdings, Inc. 2022 Proxy Statement 37

Newly appointed executive officers are required to retain at least fifty percent (50%) of the shares they receive from the vesting of restricted stock units until they become compliant and are given a period of five years to attain full compliance with the requirements. For purposes of this determination, stock ownership includes shares of our common stock that are owned directly or by family members residing with the executive officer or by family trusts, vested and deferred restricted stock equivalents and unvested restricted stock units (other than stock units subject to achievement of performance targets). As of September 30, 2022, each of our NEOs was in compliance with the stock ownership requirements.
HEDGING AND PLEDGING PROHIBITION
Under our Securities Trading Policy, directors, officers, colleagues and their related persons are prohibited from engaging in hedging or monetization transactions with respect to Energizer securities, including:
•	trading in put or call options, warrants, swaps, forwards and other derivatives or similar instruments on the Company’s securities;
•	selling the Company’s securities “short”; and
•
purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted to the director, officer, or colleague by the Company as part of the compensation of such person, or (2) held, directly or indirectly, by such person.

The policy also prohibits directors, officers, colleagues, and their related persons from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities in any way including as collateral for a loan.
CLAWBACK POLICY
Under our annual incentive awards and long-term incentive awards, in the event of a restatement of financial results to correct a material error, the Human Capital Committee is authorized to reduce or recoup an executive officer’s award, as applicable, to the extent that the Human Capital Committee determines such executive officer’s misconduct was a significant contributing factor to the need for a restatement.
HOW WE DETERMINE COMPENSATION
PAY EVALUATION AND DECISION PROCESS
Each year, the Human Capital Committee reviews our executive officers’ performance using a balanced and disciplined approach to determine their base salaries and variable compensation awards. The approach for fiscal 2022 included a full-year assessment of financial results. The Human Capital Committee considers various factors that collectively indicate successful management of our business, including:
•	Company performance, including financial and non-financial measures
•	The manner in which results are achieved, adherence to risk policies, and the quality of earnings
•	Year-over-year performance
•	Company performance relative to our executive compensation peer group
ROLE OF INDEPENDENT COMPENSATION CONSULTANT
To help determine executive pay, the Human Capital Committee retains an independent compensation consultant for advice regarding the general competitive landscape and trends in executive compensation. In fiscal 2022, the Human Capital Committee retained a new independent compensation consultant, Farient Advisors (“Farient”). Mercer LLC (“Mercer”) had served as the Human Capital Committee’s independent compensation consultant since the Spin-Off from our former parent company in 2015. While the Human Capital Committee meets with the consultant from time to time, the Chair of the Human Capital Committee also communicates directly with the consultant between Human Capital Committee meetings. The independent compensation consultant advises the Human Capital Committee on several matters, including (1) competitive analysis (including in relation to our peer group), (2) incentive plan design, (3) updates on trends in executive and director compensation, (4) peer group composition, (5) developing strategies for how compensation can support executive officer succession planning, and (6) other compensation-related matters as requested by the Human Capital Committee.
38 Energizer Holdings, Inc. 2022 Proxy Statement

A representative of Farient attends committee meetings and serves as a resource to the Human Capital Committee on executive and director compensation matters. Additionally, to encourage independent review and discussion of executive compensation, the Committee meets with Farient in executive session.
The Human Capital Committee annually reviews the independence of its compensation consultant in light of SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has affirmatively concluded that Farient has no conflicts of interest relating to its engagement by the Human Capital Committee.
During fiscal 2022, the aggregate fees paid to Mercer for services related to executive compensation were approximately $105,273. In fiscal 2022, Mercer and its Marsh & McLennan affiliates were also retained by our management to provide services unrelated to executive compensation, including providing advice regarding our global pension programs in the areas of compliance, administration and funding and global compensation consulting, benchmarking below the executive officer level and insurance. The aggregate fees paid for those other services in fiscal 2022 were approximately $1,102,470. The Human Capital Committee and the Board of Directors did not review or approve the other services provided to management by Mercer and its Marsh & McLennan affiliates, as those services were approved by our management in the normal course of business.
The Human Capital Committee also annually reviews the performance of its independent compensation consultant.
EXECUTIVE COMPENSATION PEER GROUP
The Human Capital Committee selects the members of our peer group and periodically examines whether peers continue to meet the criteria for inclusion described below. As part of this process, the Human Capital Committee receives advice from its independent compensation consultant and selects a peer group that includes companies that have the following characteristics:
•	US-based, publicly traded company in relevant industries including household products and personal products
•	Similar revenue with limited private label business
•	Similar number of employees
•	Global company with a diversified brand portfolio
•	Limited concentration among customers and distribution primarily through 3rd party retailers
For fiscal 2022 compensation planning, based on these criteria and the advice of its independent compensation consultant, the Human Capital Committee determined that the fiscal 2021 peer group remained appropriate with the exception that Edgewell Personal Care Company was added due to its similar financial profile and colleague base.
HOUSEHOLD PRODUCTS	PERSONAL CARE	FOOD AND BEVERAGE
The Clorox Company Spectrum Brands Holdings, Inc. Hasbro Inc. Central Garden & Pet Co. The Scotts Miracle-Gro Company	Church & Dwight Inc. Revlon, Inc. Helen of Troy Ltd. Edgewell Personal Care Company	Lancaster Colony Corporation Hain Celestial Group, Inc. Monster Beverage Corporation Post Holdings, Inc.
In connection with preparations for fiscal 2023 compensation planning, the Human Capital Committee, with the assistance of Farient, conducted a full review of the composition of the peer group. When conducting its review, the Human Capital Committee considered the peer group selection characteristics mentioned above. As a result of such review, the Human Capital Committee determined that the majority of the companies listed above remained appropriate peers, but that the composition of the peer group should be modified to more closely align with Energizer’s consumer-branded product focus, business model, and competitive market for business and talent. Accordingly, the Human Capital Committee has added ACCO Brands and Prestige Consumer Healthcare to Energizer’s peer group, and removed Revlon, Inc. and Lancaster Colony Corporation. Below is the peer group that is being used for fiscal 2023 compensation planning:
HOUSEHOLD PRODUCTS	PERSONAL CARE	FOOD AND BEVERAGE
The Clorox Company Spectrum Brands Holdings, Inc. Hasbro Inc. Central Garden & Pet Co. The Scotts Miracle-Gro Company ACCO Brands	Church & Dwight Inc. Helen of Troy Ltd. Edgewell Personal Care Co. Prestige Consumer Healthcare	Hain Celestial Group, Inc. Monster Beverage Corporation Post Holdings, Inc.
Energizer Holdings, Inc. 2022 Proxy Statement 39

SETTING TOTAL COMPENSATION
The Human Capital Committee targets total compensation near the 50th percentile of the market and reviews size-adjusted market compensation for Energizer’s revenue size.
CEO Assessment, Compensation Process for Executive Officers and Annual Timeline
CEO Assessment
With respect to our Chief Executive Officer’s pay, the Human Capital Committee conducts an annual performance assessment of the Chief Executive Officer and determines appropriate adjustments to all elements of his pay based on the following factors:
INDIVIDUAL PERFORMANCE	COMPANY PERFORMANCE	MARKET PRACTICES
Analysis of the Chief Executive Officer’s performance with respect to performance goals approved by the Human Capital Committee, the effectiveness of his leadership, and his experience	Returns to shareholders	As provided by the independent compensation consultant
Compensation Process for Executive Officers
For the other executive officers, the Chief Executive Officer makes recommendations to the Human Capital Committee for all elements of pay. These recommendations are based on an assessment of the individual’s role, responsibilities, experience and individual performance. The Human Capital Committee also obtains market data from its independent compensation consultant and then reviews, discusses, modifies, and approves these recommendations, as appropriate.
Annual Timeline
The diagram below summarizes the Human Capital Committee’s annual process for setting executive compensation.
Fall	Winter	Spring and Summer

• Annual CEO performance
assessment
• Annual update on Annual and Long-Term Incentive Program
metrics and performance
• Review of executive compensation and regulatory
environment trends
• Approve executive pay
• Review compensation risk
assessment
• Approve compensation plan

• Quarterly update on Annual and Long-Term Incentive Program metrics and performance
• Planning for annual compensation risk assessment
and approach
• Review of compensation guidelines of institutional
shareholders and proxy advisors
• Annual review of Change of Control benefits
• Quarterly update on Annual and Long-Term Incentive Program metrics and performance • Executive Compensation peer group analysis
40 Energizer Holdings, Inc. 2022 Proxy Statement

ELEMENTS OF COMPENSATION
PRIMARY ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
• Base Salary
• Annual Incentive Program
• Long-Term Incentive Program
— Performance Restricted Stock Unit Awards
— Time-Based Restricted Stock Unit Awards
• Retirement and Other Benefits
The Human Capital Committee believes these pay components align the interests of our executives with those of our shareholders by basing a significant portion of total pay on performance and achievement of our short- and long-term goals. The specific mix among the individual components reflects market comparisons (primarily with respect to the median of our peer group) and individual position and performance.
BASE SALARY
The general guideline for determining salary levels for our executive officers, including the Chief Executive Officer, is to target the 50th percentile of the market taking into account other factors such as individual performance, responsibilities and experience. While we are cognizant of the competitive range, our primary goal is to compensate our executive officers at a level that is consistent with our compensation philosophy, even if this results in actual pay for some positions that may be higher or lower than the market median. The Human Capital Committee considers adjustments to base salaries for the executive officers on an annual basis.
For fiscal 2022, the Human Capital Committee determined that an increase to the base salaries of our executive officers in line with the increases provided to our colleagues generally was reasonable in light of the Company’s operating results in fiscal 2021. To remain competitive with the market, the Human Capital Committee also considered the effect of the increased salaries for our executive officers in relation to the median of the market. Separate from the Human Capital Committee’s annual review of and increase to executive officer base salaries in fiscal 2022, the base salaries of certain NEOs were increased prior to the start of fiscal 2022 in connection with promotions to new positions with the Company.
The table below sets forth the fiscal 2022 base salaries for our NEOs as well as the percentage increase for each NEO from their base salary as of October 1, 2021, as determined by the Human Capital Committee during its annual review of executive officer base salaries. The base salary adjustments for fiscal 2022 were effective December 1, 2021.

	FY2022 Base Salary	Increase (%)
M.S. LaVigne	$970,000	5%
J.J. Drabik(1)	$577,500	5%
M.A. Lampman	$474,750	5%
R.W. Vauth(2)	$442,942	5%
S.K. Drath	$401,700	4%
(1)	Effective October 1, 2021, Mr. Drabik’s base salary was increased to $550,000 in connection with his promotion to Executive Vice President and Chief Financial Officer.
(2)
The salary presented in the table for Mr. Vauth is shown as converted from Euros to U.S. dollars at the fiscal 2022 average conversion rate used to prepare the Company’s financial statements (1 U.S Dollar = 0.9245 Euros).

Energizer Holdings, Inc. 2022 Proxy Statement 41

ANNUAL INCENTIVE PROGRAM
The annual incentive program is based on performance against certain metrics determined by the Human Capital Committee. The overall design of our fiscal 2022 annual incentive program is similar to the fiscal 2021 program. In fiscal 2022, we moved from four equally-weighted metrics to three equally-weighted metrics: Adjusted Net Sales, Adjusted Operating Profit, and Adjusted Gross Margin. Adjusted Gross Margin, which we report to our shareholders on a quarterly basis, was introduced as a new metric to help incentivize profitable revenue growth across our business. Our fiscal 2022 annual incentive award was designed to measure performance against the three equally-weighted metrics set forth in the table below (dollars in millions):
	FY2022
	Driving Shareholder Value	Weighting	Threshold (50% of Bonus Target)	Target (100% of Bonus Target)	Stretch (200% of Bonus Target)	Actual Achievement (1)	Payout
Adjusted Net Sales	Net Sales measures revenue and encourages development of consumer-relevant innovation and in-store execution to drive product sales	33 1/3%	$2,790	$3,016	$3,243	$3,115.6	143.9%
Adjusted Operating Profit	Operating profit measures underlying business profit and encourages selling products, generating strong gross margins and maintaining tight cost controls	33 1/3%	$369.2	$434.4	$499.6	$467.2	150.4%
Adjusted Gross Margin Rate	Gross margin helps drive profitable revenue growth across our business	33 1/3%	36%	38%	40%	37.7%	92.4%
Total							128.9%
(1)
Adjustments to the actual achievement metrics vary from reported figures to address the impacts of currency and remove the costs from the flooding of our Brazilian manufacturing facility, the costs of exiting the Russian market and the costs of acquisition, integration and restructuring programs, including acquisition earn outs. See Appendix A for a description and reconciliation of the non-GAAP financial measures.

Our performance target-setting philosophy is consistent with prior years, with targets tied to our annual business plan for the fiscal year and aligned with our long-term strategic plan. The performance goals for each metric are set at the beginning of the fiscal year. Each metric for the annual incentive plan reflects adjustments to financial data derived from our financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and intended to exclude certain items that the Human Capital Committee believes are not reflective of the Company’s ongoing operating performance. These items include acquisition and integration costs, unusual or non-recurring items, and variations in the exchange rate between foreign currencies and budget exchange rates. The Human Capital Committee believes these performance metrics more accurately reflect Energizer’s underlying financial and operating results. See Appendix A for a description and reconciliation of the non-GAAP financial measures.
Actual bonuses are interpolated for performance between threshold and maximum performance. No bonuses tied to performance are paid for results below the Threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the Stretch goal.
Each executive officer was assigned individual bonus targets based on individual performance and market practice information provided by the independent compensation consultant. For fiscal 2022, the following bonus targets, defined as a percentage of the individual’s base pay, were assigned as follows:
FY22 Bonus Target
M.S. LaVigne	115%
J.J. Drabik	85%
M.A. Lampman	60%
R.W. Vauth	60%
S.K. Drath	60%
42 Energizer Holdings, Inc. 2022 Proxy Statement

LONG-TERM INCENTIVE PROGRAM
The 2020 Plan authorizes the Human Capital Committee to grant various types of equity awards. Consistent with prior years, the Human Capital Committee grants to key executives restricted stock unit awards, with achievement of Company performance targets over three years as a condition to vesting of the majority of the award, and continued employment with the Company over the same period as a condition to vesting of the remainder of the award. See “Executive Compensation Tables—Potential Payments Upon Termination or Change of Control”. In November 2021, the Human Capital Committee awarded three-year incentive awards with a performance-based component constituting approximately 70% of the restricted stock units vesting at target achievement and a time-based component constituting approximately 30% of the award value at target of the award.
The size of equity awards granted to our executive officers in fiscal 2022 was based on several factors, including officers’ individual performance, retention of executives, market run-rate for equity grants among our peer group, and benchmark data from our peer group provided by our independent compensation consultant.
Timing and Procedures for Grants in Fiscal 2022
Other than in exceptional cases, such as promotions or new hires, long-term incentive awards are granted in the first quarter of the fiscal year (calendar quarter ending December 31), when the Human Capital Committee determines salary levels and bonus programs for the new fiscal year.
Time-Based Restricted Stock Units
The time-based component of the equity awards granted in fiscal 2022 was based on the corresponding grant date value of the restricted stock units. The restricted stock units are stock settled at the end of the three-year period when they convert into unrestricted shares of our common stock if and to the extent that the vesting requirements are met. The number of restricted stock units granted to each executive officer is shown in the “Grants of Plan-Based Awards Table.”
Performance Restricted Stock Units
As previously discussed, in fiscal 2022, we updated our long-term performance award metrics to include relative total shareholder return, aligning executive compensation with investor experience and giving shareholders insight into our shareholder returns relative to a relevant group of peers—companies included in the Russell 2000 Consumer Staples Index as of October 1, 2021. The performance-based component of the equity awards granted in fiscal 2022 potentially vest based on performance for the period October 1, 2021 through September 30, 2024 based on the achievement of the two performance metrics set forth in the table below.
	FY2022 Grants
	Driving Shareholder Value	Weighting
Cumulative Adjusted Earnings per Share	A company performance metric that aligns executive officers with shareholders through a shared focus on the earnings that accrue to a shareholder in our stock	50%
Relative Total Shareholder Return	A newly-added market metric that aligns executive compensation with investor experience and gives shareholders insight into the Company’s shareholder returns relative to companies included in the Russell 2000 Consumer Staples Index as of October 1, 2021	50%
Similar to performance metrics under the Annual Incentive Program, the Human Capital Committee adopted performance metrics that use non-GAAP financial measures, which exclude certain items that the Human Capital Committee believes are not reflective of the Company’s ongoing operating performance. The Human Capital Committee believes these performance metrics more accurately reflect Energizer’s underlying financial and operating results. See Appendix A for a description and reconciliation of the non-GAAP financial measures.
The number of units granted to each NEO is shown in the “Executive Compensation Tables—Grants of Plan-Based Awards Table.” No vesting of performance based long-term incentive awards occurs for results below the Threshold goal, and the maximum vesting percentage is capped at 200% for Company performance at, or above, Stretch performance.
Energizer Holdings, Inc. 2022 Proxy Statement 43

Long-Term Shareholder Value
We design our awards with the intention that the results we achieve for our shareholders are consistent with the results obtained under our incentive plans. The performance measures associated with the long-term performance incentive awards that were granted in November 2019 were measured over a three-year vesting period and were tied to cumulative adjusted earnings per share and cumulative adjusted free cash flow as a percentage of adjusted net sales. Total performance was weighted 50/50 to each metric. The target performance for cumulative adjusted earnings per share for 2022 was $10.90 and the target performance for cumulative adjusted free cash flow for 2022 was 13.2%. Based on the Company’s results over the three-year performance period ended September 30, 2022, neither metric hit the threshold level ($9.81 and 12.2%, respectively) and no payouts were made in November 2022. See Appendix A for a description and reconciliation of the non-GAAP financial measures.
EXECUTIVE SAVINGS INVESTMENT PLAN
Certain executive officers, including certain of our NEOs, participate in the Company’s executive savings investment plan, our excess 401(k) plan, a non-qualified defined contribution plan. Under the plan, amounts that would be contributed, either by an executive or by the Company on the executive’s behalf, to the Company’s qualified defined contribution plan (the “401(k) plan”) but for limitations imposed by the IRS, are credited to the executive savings investment plan. The executive savings investment plan provides for immediate vesting of the Company matching contributions. Details of the executive savings investment plan, including the contributions, earnings, and year-end balances, are set forth in the “Non-Qualified Deferred Compensation Table.”
DEFERRED COMPENSATION PLAN
Our colleagues no longer have the opportunity to defer portions of their salary and bonus compensation under the terms of our non-qualified deferred compensation plan, or to invest in the Energizer common stock unit fund within the deferred compensation plan. However, certain current and former executives who were employed by our former parent company before the Spin-Off had their account balances under our former parent company’s deferred compensation plan transferred to our deferred compensation plan. Mr. LaVigne and Ms. Drath have benefits under the terms of our deferred compensation plan. Details of the deferred compensation program, including earnings and year-end balances, are set forth in the “Non-Qualified Deferred Compensation Table.”
PENSION BENEFITS
For colleagues in the United States, pension benefits are provided under the Energizer Holdings, Inc. Retirement Plan, a tax-qualified defined benefit plan that is subject to maximum pay and benefit limits under the tax rules. Pension benefits are also provided under a pension restoration plan, the Supplemental Executive Retirement Plan, a non-qualified plan that provides a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for limitations under the Internal Revenue Code. Mr. LaVigne, Mr. Drabik, Mr. Lampman, and Ms. Drath each have pension benefits. Details of pension benefits under the Supplemental Executive Retirement Plan are set forth in “Executive Compensation Tables—Pension Benefits Table”. The plans were frozen as of December 31, 2013, and future retirement service benefits are no longer accrued under this retirement program. The freeze includes both the qualified and non-qualified plans.
The Retirement Accumulation Account that was effective from January 1, 2010, to December 31, 2013, included the future retirement benefits of the participants in our former parent company’s qualified defined benefit pension plan, including Mr. LaVigne, Mr. Drabik, Mr. Lampman, and Ms. Drath, which were determined in accordance with a retirement accumulation formula. The participants received monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts were credited with monthly interest equal to the 30-year Treasury rate that is reset annually. Certain older, longer-tenured participants, including the NEOs, with age and years of service totaling at least 60 but not more than 74 as of December 31, 2009, received an additional monthly credit equal to 2% of eligible benefit earnings. Participants receive credit for years of service with our former parent company. Participants with age and years of service totaling 75 or more as of December 31, 2009, received an additional monthly credit equal to 4% of their eligible benefit earnings. These transition credits were available to eligible plan participants through 2013 (or, if earlier, their termination of employment with the Company).
44 Energizer Holdings, Inc. 2022 Proxy Statement

The defined benefit plan also used the following benefit calculation formulas, all of which were frozen as of the end of calendar year 2009:
•
Pension Equity Plan benefit formula: Under PEP, an executive is entitled to a benefit (payable in lump sum or as a monthly annuity) based on five-year average annual earnings, which were multiplied by “pension equity credits” earned with years of service. The benefit was subject to a three-year vesting period. PEP was applied to Mr. Drabik, Mr. Lampman, and Ms. Drath.

•
PensionPlus Match Account: The PPMA generally provided a 325% match under our retirement plan to those participants who made an after-tax contribution of 1% of their annual earnings to our 401(k) plan. To the extent an officer’s PPMA benefit was unavailable due to the Internal Revenue Code of 1986, as amended (“IRC”), limits, the benefit was restored under our excess savings investment plan and not the pension restoration plan for executives. The benefit was generally subject to a three-year vesting requirement. The PPMA benefit was available through the end of the calendar year 2009 for Mr. Drabik, Mr. Lampman, and Ms. Drath.

Mr. Vauth participates in the Wilkinson Pension Plan. Participants in the Wilkinson Pension Plan are eligible to receive old-age pensions, early old-age pensions, disability pensions, and dependents’ pensions (widows’ pensions and widowers’ pensions). Under the terms of the Wilkinson Pension Plan, normal retirement age is 65. As required by local law, for colleagues who receive German social security pensions, the retirement age is 63 or, in certain circumstances, between 60 and 62. In addition, upon experiencing a qualifying disability, participants in the plan are eligible to receive disability benefits after reaching the age of 50 and completing 15 years of service. All pension benefits under the plan are subject to a waiting period of five years of uninterrupted plan participation. As required by local law, a colleague’s accrued pension benefit becomes nonforfeitable after reaching the age of 21 and participating in the plan for at least three years.
The Wilkinson Pension Plan applies the following formulas for determining participant pension benefits:
•
Old-age pension: The sum of (i) for each year of credited pensionable service, 0.6% of final pensionable salary (up to a maximum pensionable salary equal to the social security wage limit less €500 (the “Wage Limit”)) up to a maximum of 15% of final pensionable salary; plus (ii) for each year of credited pensionable service, 1.2% of final pensionable salary in excess of the Wage Limit, up to a maximum of 30%. Final pensionable salary is the participant’s base pay in the month prior to retirement. Pensionable service is the uninterrupted time of service from the participant’s hiring date to reaching normal retirement age. If a participant terminates employment early prior to a benefit case (death, disability or retirement), then the pension amount for “Old Age Pension”, “Disability Pension”, “Early Old Pension” and “Dependents’ Pension” is prorated by the service until employment termination, divided by the service to normal retirement date (age 65).

•
Disability pension: The participant’s old-age pension benefit that would be available upon reaching normal retirement age, pro-rated by the ratio of the number of years of the participant’s service until the participant’s qualifying disability to the number of years until normal retirement age.

•	Early old-age pension: Computed according to the same formula as the disability pension.
•
Dependents’ pension (widows’, widowers’): (i) in the event of the participant’s death in service, 60% of the participant’s old-age pension benefit; or (ii) in the event of the participant’s death following retirement, 60% of the value of the pension benefit paid immediately before the participant’s death.

PERQUISITES
We offer a limited number of perquisites for our executive officers. We provide an executive financial planning program, which provides reimbursement for 80% of the costs incurred for qualifying financial planning, legal, and tax preparation services up to a maximum of $8,000 in the first calendar year the executive is employed by the Company and $6,000 in subsequent calendar years. This benefit partially offsets costs incurred by our executive officers in connection with their regulatory compliance obligations as public company executives. In fiscal 2022, to help mitigate increasing cybersecurity risks, the Company provided each NEO with a subscription to DeleteMe and Lifelock at a value of $1,370 per year. Executive officers are also eligible to participate in the Company’s charitable foundation matching gift program, which is generally available to global colleagues. Under this program, the foundation matches 100% of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year per colleague. We regularly review the benefits provided to our executives and make appropriate modifications based on peer group analysis and the Human Capital Committee’s evaluation of the retentive value of these benefits.
Consistent with local market practice, Mr. Vauth’s employment agreement, as amended, provides that Mr. Vauth is eligible to receive a monthly company car allowance. The Company also provides executive-level Accidental Death & Dismemberment (AD&D) benefit coverage for Mr. Vauth.
Energizer Holdings, Inc. 2022 Proxy Statement 45

SEVERANCE AND OTHER BENEFITS FOLLOWING A CHANGE OF CONTROL
In order to enhance our retention of key executives and, in the event of a change of control, enable them to focus on the interests of shareholders in a potential transaction, we have adopted our Executive Severance Plan and entered into change of control employment agreements with each of our NEOs other than Mr. Vauth, who has an employment agreement in accordance with German law and standard market practice. The individuals who have change of control employment agreements are carefully selected by the Human Capital Committee, and we believe these executives are critical to the process of evaluating or negotiating a potential change of control transaction or in the operation of our business during the negotiations or integration process, so that their retention would be critical to the success of a transaction. Our Executive Severance Plan and change of control employment agreements include post-termination non-competition and non-solicitation covenants, which we believe provide significant value to our shareholders. We do not permit tax gross-up payments relating to severance payments for change of control employment agreements entered into with our executive officers.
The Human Capital Committee annually reviews the cost and terms of these agreements, and in fiscal 2022 with input provided by Farient. In fiscal 2022, the Human Capital Committee modified the change of control employment agreements to provide that an executive officer will only receive a pro rata annual bonus if the executive officer experiences a qualifying termination following a change of control, rather than automatically receiving a pro rata annual bonus upon a change of control. This aligns with our “double trigger” severance under these agreements.
See “Executive Compensation Tables—Potential Payments upon Termination or Change of Control” for a description of these arrangements and the estimated compensation and benefits provided under these arrangements to our NEOs.
46 Energizer Holdings, Inc. 2022 Proxy Statement

HUMAN CAPITAL COMMITTEE REPORT

The Human Capital Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended September 30, 2022.

Submitted by the Human Capital Committee members of the Board:

Cynthia J. Brinkley — Chair Bill G. Armstrong Rebecca D. Frankiewicz Kevin J. Hunt Nneka L. Rimmer
Energizer Holdings, Inc. 2022 Proxy Statement 47

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Base Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Comp. (2)	Change in Pension Value and Nonqualified Deferred Comp. Earnings (3)	All Other Compensation (4)	Total
Mark S. LaVigne President and Chief Executive Officer	2022	$962,500	$0	$6,524,303	$0	$1,426,750	$3,366	$131,521	$9,048,440
	2021	$884,842	$0	$3,850,020	$0	$1,140,426	$2,266	$81,181	$5,958,735
	2020	$674,170	$0	$1,770,074	$0	$538,893	$3,609	$76,728	$3,063,474
John J. Drabik Executive Vice President, Chief Financial Officer	2022	$572,917	$0	$2,090,707	$0	$627,710	$5,380	$44,853	$3,341,567
	2021	$368,333	$0	$506,046	$0	$284,858	$3,684	$34,518	$1,197,439
	2020	$337,253	$0	$400,055	$0	$202,259	$4,593	$32,372	$976,531
Michael A. Lampman Executive Vice President, North America and Global Business Units (6)	2022	$470,625	$0	$1,087,440	$0	$363,977	$21,825	$44,350	$1,988,217
Robin W. Vauth Executive Vice President, International (5)(6)	2022	$439,081	$0	$1,087,440	$0	$339,585	$10,885	$13,017	$1,890,008
Susan K. Drath Chief Human Capital Officer	2022	$399,125	$0	$724,963	$0	$308,682	$15,189	$49,030	$1,469,989
	2021	$384,326	$0	$512,837	$0	$297,234	$10,478	$40,966	$1,245,841
(1)
The amounts reported in the column for fiscal 2022 include a performance-based RSU grant awarded on November 15, 2021 to the executive officers. The value of the performance-based award reflects the most probable performance outcome on the grant date, determined in accordance with FASB ASC Topic 718. Half of the award will vest based on target cumulative adjusted earnings per share performance metrics and half will vest based on relative total shareholder return (“TSR”) performance metrics. The closing stock price on the grant date, $38.75, was used to determine the fair value for the cumulative adjusted earnings per share portion of the award. The Company records estimated expense for the cumulative adjusted earnings per share portion of the award based on target achievement for the three-year performance period unless a different outcome is likely to occur. The portion of the performance-based RSU grant awarded on November 15, 2021 that is contingent on achievement of relative TSR performance metrics has a 45.7% fair value premium added to the closing stock price on the grant date based on a simulation of outcomes under a Monte Carlo valuation model. Refer to Note 8, Share-Based Payments, of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2022 for further discussion. The following is the maximum award value, if paid, for the full awards granted in fiscal 2022: M. LaVigne—$7,875,008; J. Drabik—$2,523,556; Mr. Lampman—$1,312,540; Mr. Vauth—$1,312,540; and Ms. Drath—$875,053. The grant date fair value of the performance-based awards included in the table is as follows:

Mr. LaVigne, $4,836,779	Mr. Lampman, $806,154	Ms. Drath, $537,452
Mr. Drabik, $1,549,951	Mr. Vauth, $806,154
The amounts reported in this column for fiscal 2022 also include a time-based RSU grant awarded on November 15, 2021 to the executive officers that vests three years from the grant date, provided the executive officer remains employed with the Company on the vesting date. The grant date fair value of the time-based awards included in the table, determined in accordance with FASB ASC Topic 718, is as follows:
Mr. LaVigne, $1,687,524	Mr. Lampman, $281,286	Ms. Drath, $187,511
Mr. Drabik, $540,756	Mr. Vauth, $281,286
(2)	The amounts reported in this column reflect annual incentive awards earned by the NEOs during the fiscal year under the applicable annual incentive plan.
(3)
The amounts reported in this column consist of aggregate changes in the actuarial present value of accumulated benefits under the applicable retirement plan and the supplemental executive retirement plan, our pension restoration plan which are our applicable defined benefit pension plans. To the extent that payments under the qualified retirement plan exceed limitations imposed by the IRS, the excess will be paid under the terms of the non-qualified supplemental executive retirement plan. For Mr. Vauth, this is the change in the actuarial present value from fiscal 2021 to fiscal 2022 of the German defined benefit plan.

(4)	The amounts reported in this column with respect to fiscal 2022 consist of the following:
(i)	Company matching contributions in our 401(k) plan:
Mr. LaVigne, $17,400	Mr. Lampman, $18,346	Ms. Drath, $18,054
Mr. Drabik, $17,874
(ii)	Company matching contributions in our executive savings investment plan:
Mr. LaVigne, $106,751	Mr. Lampman, $24,634	Ms. Drath, $23,686
Mr. Drabik, $24,909
These amounts include benefits that were accrued by the NEOs in our executive savings investment plan due to certain limits imposed by the IRC on contributions to our 401Ik) Plan.
48 Energizer Holdings, Inc. 2022 Proxy Statement

(iii)	Company contributions into our German Employee Finance Occupational Pension Scheme with Employer Subsidy for Mr. Vauth in the amount of $716.50.
(iv)	The incremental cost to the Company of the following perquisites provided to the executive officers:
Executive Financial Planning Program. We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums. During fiscal 2022, the following reimbursement payments were made:
Mr. LaVigne, $6,000	Mr. Drabik, $700
Ms. Drath, $5,920
(v)	In fiscal 2022, to help mitigate cybersecurity risks, we provided each NEO with a subscription to DeleteMe and Lifelock. The cost per NEO is $1,370 annually.
(vi)	Mr. Vauth received a company car allowance of $10,812 during fiscal 2022.
(vii)	Company contributions for executive-level Accidental Death & Dismemberment (AD&D) coverage for Mr. Vauth in the amount of $118.47.
(5)
The base salary, non-equity incentive compensation, changes in pension value and all other compensation values presented in the table for Mr. Vauth are shown as converted from Euros to U.S. dollars at the fiscal 2022 average conversion rate used to prepare the Company’s financial statements (1 U.S Dollar = 0.9245 Euros).

(6)
Mr. Lampman and Mr. Vauth were appointed by the Board of Directors to be executive officers of the Company during fiscal 2022 and are NEOs for the first time. As a result, compensation information for prior fiscal years is not required to be presented.

GRANTS OF PLAN-BASED AWARDS
Awards to the NEOs, and to other key executives, were made in fiscal 2022 under two separate programs:
•
potential cash awards under our annual cash incentive program, dependent upon achievement of performance measures established at the beginning of the fiscal year, as described in more detail in “Annual Incentive Program;” and

•	three-year RSU awards under the terms of our 2020 Plan, which include a performance-based component and a time-based component, as described in more detail in “Long-Term Incentive Program.”
GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name	Type of Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards (4)
M.S. LaVigne
	Bonus: Annl.Perf.(1)	—	$553,426	$1,106,853	$2,213,705	—	—	—	—	—
	LTI Award: Perf.(2)	11/15/21	—	—	—	50,807	101,613	203,226	—	$4,836,779
	LTI Award: Time(3)	11/15/21	—	—	—	—	—	—	43,549	$1,687,524
J.J. Drabik
	Bonus: Annl.Perf.(1)	—	$243,485	$486,969	$973,938	—	—	—	—	—
	LTI Award: Perf.(2)	11/15/21	—	—	—	16,281	32,562	65,124	—	$1,549,951
	LTI Award: Time(3)	11/15/21	—	—	—	—	—	—	13,955	$540,756
M.A. Lampman
	Bonus: Annl.Perf.(1)	—	$141,184	$282,369	$564,737	—	—	—	—
	LTI Award: Perf.(2)	11/15/21	—	—	—	8,468	16,936	33,872	—	$806,154
	LTI Award: Time(3)	11/15/21	—	—	—	—	—	—	7,259	$281,286
R.W. Vauth
	Bonus: Annl.Perf.(1)(5)	—	$131,722	$263,443	$526,886	—	—	—	—	—
	LTI Award: Perf.(2)	11/15/21	—	—	—	8,468	16,936	33,872	—	$806,154
	LTI Award: Time(3)	11/15/21	—	—	—	—	—	—	7,259	$281,286
S.K. Drath
	Bonus: Annl.Perf.(1)	—	$119,735	$239,471	$478,942	—	—	—	—	—
	LTI Award: Perf.(2)	11/15/21	—	—	—	5,646	11,291	22,582	—	$537,452
	LTI Award: Time(3)	11/15/21	—	—	—	—	—	—	4,839	$187,511
(1)
These amounts represent the estimated possible payouts of annual cash awards for fiscal 2022 under our annual cash incentive program for each of our NEOs. The actual amounts earned under the annual cash incentive program for fiscal 2022 are disclosed in the “Summary Compensation Table” above as part of the column entitled “Non-Equity Incentive Plan Compensation.”

(2)
Vesting of these performance-based RSUs, awarded under the 2020 Plan, is subject to achievement of pre-established performance criteria for cumulative adjusted earnings per share and relative total shareholder return over the three-year period commencing October 1, 2021, subject to the executive officer’s continued employment with the Company on the vesting date.

(3)	These time-based RSUs vest three years from the date of grant, subject to the executive officer’s continued employment with the Company on the vesting date.
Energizer Holdings, Inc. 2022 Proxy Statement 49

(4)
These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the three-year performance awards, the value reflects the most probable performance outcome at the date of the awards’ grant. These amounts may not correspond to the actual value realized by the NEOs upon vesting of the awards. For the three-year time-vesting awards, these amounts include 100% of such awards, with no reduction for potential forfeiture.

(5)	Mr. Vauth’s bonus values are shown as converted from Euros to U.S. dollars at the fiscal 2022 average conversion rate used to prepare the Company’s financial statements (1 U.S Dollar = 0.9245 Euros).
For further discussion regarding the fiscal 2022 grants under our annual incentive program see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Program,” and for further discussion regarding the timing and procedures for the fiscal 2022 grants of performance-based and time-based long-term incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Program.”
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table and footnotes set forth information regarding outstanding equity awards, as of September 30, 2022, for the NEOs. All such awards are in the form of RSUs, the vesting of which is, for performance-based awards, subject to the achievement of cumulative financial metrics over a three-year period, and, for time-based awards, generally over a three-year period, subject to acceleration of vesting in certain limited circumstances as contemplated under our equity incentive plans. See “Compensation Discussion and Analysis—Elements of Compensation—Long Term Incentive Program.”

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
M.S. LaVigne	11/11/2019	12,321(2)	$309,750	0(3)	$0
	11/16/2020	26,873(4)	$675,587	31,352(5)	$788,189
	11/15/2021	43,549(6)	$1,094,822	152,420(7)	$3,831,839
J.J. Drabik	11/11/2019	2,785(2)	$70,015	0(3)	$0
	11/16/2020	3,532(4)	$88,794	4,121(5)	$103,602
	11/15/2021	13,955(6)	$350,829	48,843(7)	$1,227,913
M.A. Lampman	11/11/2019	3,133(2)	$78,764	0(3)	$0
	11/16/2020	3,141(4)	$78,965	3,665(5)	$92,138
	11/15/2021	7,259(6)	$182,491	25,404(7)	$638,657
R.W. Vauth	11/11/2019	3,133(2)	$78,764	0(3)	$0
	11/16/2020	3,141(4)	$78,965	3,665(5)	$92,138
	11/15/2021	7,259(6)	$182,491	25,404(7)	$638,657
S.K. Drath	11/11/2019	2,367(2)	$59,506	0(3)	$0
	11/16/2020	3,580(4)	$90,001	4,176(5)	$104,985
	11/15/2021	4,839(6)	$121,652	16,937(7)	$425,796
(1)	The market value of awards that have not vested was determined by multiplying $25.14, the closing market price per share of the Company’s common stock on September 30, 2022, by the number of RSUs.
(2)	Time-based RSUs granted on 11/11/2019 vested on 11/11/2022.
(3)	The threshold levels for the performance-based RSUs granted on 11/11/2019 were not met and no payouts were made in November 2022.
(4)	Time-based RSUs granted on 11/16/2020 will vest on 11/16/2023, subject to continued service through the vesting date.
(5)
Performance-based RSUs granted on 11/16/2020 will vest on the date the Human Capital Committee certifies the results of the full performance period of fiscal 2021 through 2023, subject to achievement of threshold performance and continued service through the vesting date. The shares shown in the table reflect achievement of threshold performance.

(6)	Time-based RSUs granted on 11/15/2021 will vest on 11/15/2024, subject to continued service through the vesting date.
(7)
Performance-based RSUs granted on 11/15/2021 will vest on the date the Human Capital Committee certifies the results of the full performance period of fiscal 2022 through 2024, subject to achievement of threshold performance and continued service through the vesting date. The shares shown in the table reflect one-half of the award achieved at target performance and one-half of the award achieved at maximum performance.

50 Energizer Holdings, Inc. 2022 Proxy Statement

STOCK VESTED TABLE

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)(2)	Value Realized on Vesting ($)(3)
M.S. LaVigne	11,021	$424,435
J.J. Drabik	2,088	$80,412
M.A. Lampman	3,967	$152,775
R.W. Vauth	4,175	$160,785
S.K. Drath	2,505	$96,471
(1)
On November 15, 2021, 29% of the performance-based RSUs granted in fiscal 2019 vested in accordance with the terms of the award agreements. The number of RSUs that vested for each executive officer is as follows: Mr. LaVigne, 4,448; Mr. Drabik, 843; Mr. Lampman, 1,601; Mr. Vauth, 1,685; and Ms. Drath, 1,011.

(2)
On November 12, 2021, 100% of the time-based RSUs granted in fiscal 2019 vested in accordance with the terms of the award agreements. The number of RSUs that vested for each executive officer is as follows: Mr. LaVigne, 6,573; Mr. Drabik, 1,245; Mr. Lampman, 2,366; Mr. Vauth, 2,490; and Ms. Drath, 1,494.

(3)	Calculated by multiplying the number of RSUs vested by the market value of the underlying shares on the vesting date.
PENSION BENEFITS TABLE

Name	Plan Name (1)	Number of Years Credited Service (#)(2)(3)(4)	Present Value of Accumulated Benefit ($)(5)	Payments During Last Fiscal Year ($)
M.S. LaVigne	Energizer Retirement Plan	4	$90,653	$0
	Supplemental Executive Retirement Plan	4	$88,764	$0
J.J. Drabik	Energizer Retirement Plan	12	$223,666	$0
	Supplemental Executive Retirement Plan	4	$6,641	$0
M.A. Lampman	Energizer Retirement Plan	27	$814,870	$0
	Supplemental Executive Retirement Plan	—	$0	$0
R.W. Vauth	Wilkinson Pension Plan(6)(7)	15	$97,438	$0
S.K. Drath	Energizer Retirement Plan	22	$562,850	$0
	Supplemental Executive Retirement Plan	4	$17,781	$0
(1)
The Energizer Retirement Plan is frozen. It includes several benefit formulas applicable at different periods, as explained in the “Compensation Discussion and Analysis”. One formula was the Retirement Accumulation Account, a cash balance benefit effective from January 1, 2010 through December 31, 2013 when the entire plan was frozen. This applies to the U.S.-based NEOs. Two prior formulas, the PEP and the PPMA, were frozen as of December 31, 2009. Mr. Drabik’s, Mr. Lampman’s and Ms. Drath’s benefit values also include these two additional formulas. The Supplemental Executive Retirement Plan was also frozen as of December 31, 2013. The plan provided benefits based on the same formulas as the Energizer Retirement Plan (with the exception of the PensionPlus Match Account) but reflected compensation above the maximum compensation limit.

(2)
The number of years of credited service shown for each executive reflects years of actual service prior to the pension plan being frozen, which are less than each executive’s actual years of service with the Company.

(3)	Mr. LaVigne’s and Mr. Drabik’s years of service credited in the Energizer Retirement Plan were with Edgewell, our former parent company.
(4)	For Mr. Lampman and Ms. Drath, 14 years of service shown were with Edgewell, our former parent company, and the remainder were with Ralston Purina Company, Edgewell’s former parent.
(5)
The value of benefits shown equal the account balances under the plans and benefit formulas in which the named executive officer participates. The account balances grow with a monthly interest credit based on the 30-year Treasury rate, reset annually. The value is available on termination without reduction. Assumptions used in the valuations are set forth in Note 14, Pension Plans, of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for year ended September 30, 2022.

(6)
Represents capitalized value under the Wilkinson Pension Plan for Mr. Vauth. The formulas for determining the participant benefits under the old-age, disability, early-age and dependents’ pensions are set forth in “Compensation Discussion and Analysis—Elements of Compensation— Pension Benefits”.

(7)
The amounts presented in the table for Mr. Vauth are shown as converted from Euros to U.S. dollars at the fiscal 2022 average conversion rate used to prepare the Company’s financial statements (1 U.S Dollar = 0.9245 Euros).

Energizer Holdings, Inc. 2022 Proxy Statement 51

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
M.S. LaVigne	Def’d Comp. Plan	$0	$0	$23,440	$0	$658,926
	Exec. S.I.P.	$126,176	$106,751	$(615,117)	$0	$2,282,471
J.J. Drabik	Def’d Comp. Plan	$0	$0	$0	$0	$0
	Exec. S.I.P.	$51,466	$24,909	$(69,035)	$0	$457,256
M.A. Lampman	Def’d Comp. Plan	$0	$0	$0	$0	$0
	Exec. S.I.P.	$45,743	$24,634	$(29,541)	$0	$178,746
R.W. Vauth (5)	Def’d Comp. Plan	$—	$—	$—	$—	$—
	Exec. S.I.P.	$—	$—	$—	$—	$—
S.K. Drath	Def’d Comp. Plan	$0	$0	$22,102	$0	$621,304
	Exec. S.I.P.	$41,782	$23,686	$(100,178)	$0	$475,098
(1)	Executive officer contributions to our executive savings investment plan during fiscal 2022 consist of deferrals of salary earned with respect to fiscal 2022.
(2)
Contributions and accruals to our executive savings investment plan consist of Company contributions that would have otherwise been contributed to the named executive officer’s 401(k) plan account but for limitations imposed by the IRC. These amounts, in their entirety, are included in the “All Other Compensation” column of the “Summary Compensation Table”.

(3)	Aggregate earnings/(losses) shown in this column consist of:
–
amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings, including appreciation and depreciation, on investment funds offered under our qualified 401(k) plan with returns during fiscal 2022 ranging from -40.24% to 1.44%; and

–	in the case of the prime rate option of our deferred compensation plan, interest at the prime rate, quoted by the Wall Street Journal, ranged from 3.25% to 5.5%.
(4)
Of the aggregate balances shown in this column with respect to the executive savings investment plan, the following amounts were previously reported as compensation in the “Summary Compensation Table” of our proxy statement for our 2022 Annual Shareholders’ Meeting:

–	Mr. LaVigne: $ 364,773
–	Mr. Drabik: $ 29,313
–	Ms. Drath: $ 17,618
(5)	Mr. Vauth is not eligible to participate in the Company’s non-qualified deferred compensation plans and arrangements.
We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.
Deferred Compensation Plan — Under the terms of our deferred compensation plan, an unfunded, non-qualified plan that assumed the liabilities under our former parent’s plan in connection with the Spin-Off, prior to January 1, 2013, executives could elect to have up to 100% of their annual cash incentive award deferred until their retirement or other termination of employment, or for a shorter, three-year period (at the executive’s advance election). All funds are invested in the Prime Rate fund, which credits account balances on a daily basis, at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter. For fiscal 2022, the rate credited under this fund ranged from 3.25% to 5.5%. Balances in the plan are vested and may be paid out in a lump sum in cash six months following the executive’s termination, or in five- or 10-year increments commencing the year following the year of the executive’s termination of employment, as previously elected by the executive.
Executive Savings Investment Plan — Under the terms of our executive savings investment plan, our excess 401(k) plan, amounts that would be contributed, either by an executive or by us on the executive’s behalf, to the 401(k) plan but for limitations imposed by the IRC, are credited to the non-qualified executive savings investment plan. Under that plan, executives may elect to defer their contributions into any of the measurement fund options that track the performance of the Vanguard investment funds offered under our 401(k) plan. Deferrals and vested Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, adjusted for the net investment return, are paid out in a lump sum payment, or in five or 10 annual installments, following retirement or other termination of the executive’s employment, as previously elected by the executive.
52 Energizer Holdings, Inc. 2022 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
We have adopted our Executive Severance Plan to provide for severance and outplacement benefits to our senior executives, including our NEOs (other than Mr. Vauth), in connection with a qualifying termination under the plan. We have also entered into change of control employment agreements with each of our NEOs (other than Mr. Vauth with whom we have entered into an employment agreement in accordance with German law). The change of control employment agreements provide for severance and accelerated vesting of equity awards upon a qualifying termination. Additionally, our equity plans provide for accelerated vesting of equity awards in the event of certain terminations of employment. These arrangements are described further below.
The table below reports the amount of compensation payable to each of our NEOs in the event of termination of such NEO’s employment, including following a change of control of the Company. The amounts shown in the table assume a termination of employment for each NEO, and a change of control, as applicable, in each case, effective as of September 30, 2022. All amounts shown are estimates of the amounts that would be paid out to the NEOs. The actual amounts to be paid out can only be determined at the time of the relevant triggering event.
Amounts shown in the table represent the incremental amounts due to each NEO beyond what the NEO would have been entitled to receive absent a termination of employment. The information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried colleagues, including amounts accrued under our 401(k) plan, certain continued participation in our health, welfare and disability benefits and payout of accrued vacation pay. For amounts accrued under our retirement plans (including our pension restoration plan and executive savings investment plan), see “Executive Compensation Tables—Pension Benefits Table”, and for amounts that would be paid under our deferred compensation plan and our executive savings investment plan, see “Executive Compensation Tables—Non-Qualified Deferred Compensation Table”. Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five- or 10- year period, commencing six months from the date of termination as previously elected by the participant. Upon a change of control, benefits under our executive savings investment plan vest to the extent not already vested.

	Absent a Change of Control			Following a Change of Control
	Qualifying Termination (1)	Death	Disability	Qualifying Termination (2)
M.S. LaVigne
Severance	$3,095,500(4)	—	—	$6,078,543(5)
Acceleration of Equity(3)	—	$6,644,624	$4,040,045	$6,644,624
J.J. Drabik
Severance	$1,685,875(4)	—	—	$1,557,192(5)
Acceleration of Equity(3)	—	$1,629,555	$921,845	$1,629,555
M.A. Lampman
Severance	$514,750(4)	—	—	$1,624,941(5)
Acceleration of Equity(3)	$261,250(6)	$1,015,683	$615,010	$1,015,683
R.W. Vauth
Severance	$2,031,822(7)(8)	$239,654(7)(9)	$119,869(7)(9)	$2,031,822(7)(8)
Acceleration of Equity(3)	—	$1,015,683	$615,010	$1,015,683
S.K. Drath
Severance	$441,700(4)	—	—	$1,649,624(5)
Acceleration of Equity(3)	—	$821,499	$517,257	$821,499
(1)	Includes a termination by the Company without cause or by the executive for good reason.
(2)
Includes a termination by the Company without cause or by the executive for good reason within 36 months for Mr. LaVigne and 24 months for the other NEOs with a change of control employment agreement following a change of control or a termination upon a death or disability at any time following a change of control.

(3)
The value attributed to the accelerated restricted stock unit and performance restricted stock unit awards is calculated based on $25.14, the per share closing market price of the Company’s common stock on September 30, 2022. For performance restricted stock units, performance is deemed to be achieved at target.

Energizer Holdings, Inc. 2022 Proxy Statement 53

(4)
Describes benefits provided under our Executive Severance Plan. Includes a lump sum payment of two times base salary for Messrs. LaVigne ($1,940,000) and Drabik ($1,155,000) and one times base salary for Mr. Lampman ($474,750) and Ms. Drath ($401,700), outplacement services of up to 12 months for each of Messrs. LaVigne, Drabik and Lampman and Ms. Drath (valued at $40,000 each) and a pro rata bonus payment for Messrs. LaVigne ($1,115,500) and Drabik ($490,875).

(5)
Describes benefits provided under change of control employment agreements. Includes a lump sum payment of three times base salary plus severance bonus for Mr. LaVigne ($6,002,082) and two times base salary plus severance bonus for Messrs. Drabik ($1,929,565) and Lampman ($1,636,849) and Ms. Drath ($1,339,587), a pro rata bonus payment for each of Messrs. LaVigne ($1,140,426), Drabik ($490,875), and Lampman ($291,756) and Ms. Drath ($297,234) and a lump sum payment for benefits for each of Messrs. LaVigne ($34,937), Drabik ($36,008) and Lampman ($37,193) and Ms. Drath ($12,803). Amounts payable to Messrs. LaVigne, Drabik, and Lampman reflect a reduction to an amount such that no excise tax will be paid under the IRC Section 280G.

(6)
Reflects accelerated vesting of a pro rata portion of outstanding RSUs and PSUs granted at least 12 months prior to September 30, 2022 upon a voluntary termination of employment under the terms of the applicable RSU and PSU award agreements due to retirement eligibility.

(7)
The amounts presented in the table for Mr. Vauth are shown as converted from Euros to U.S. dollars at the fiscal 2022 average conversion rate used to prepare the Company’s financial statements (1 U.S Dollar = 0.9245 Euros).

(8)
Consistent with local market practice, commitments have been made to provide Mr. Vauth severance in an amount equal to one month’s salary per year of Mr. Vauth’s service with the Company if Mr. Vauth’s employment with the Company is terminated by the Company without cause. In both the case of a termination absent a change of control and the case of a termination following a change of control, the portion of these amounts that corresponds to the 18-month notice period provided in accordance with Mr. Vauth’s employment agreement is paid monthly during the notice period.

(9)
Describes the benefits provided under Mr. Vauth’s employment agreement. Includes continued payment of Mr. Vauth’s base salary for the three-month period following Mr. Vauth’s termination due to death. In the case of temporary incapacity of Mr. Vauth due to illness or any other reason beyond his control, the Company will pay Mr. Vauth the difference between his usual net income and the usual benefits which he receives or would receive from a health fund for a maximum of three weeks. Otherwise, the terms of the Sick Pay Act apply.

Executive Severance Plan
Our Executive Severance Plan provides for certain severance benefits in the event of a qualifying termination, meaning an involuntary termination of a participant without cause or a resignation of a participant as a result of good reason (as each term is defined in the plan). These benefits include:
•	a lump sum payment at the time of termination of one or two times the participant’s annual base salary at the time of the qualifying termination;
•	outplacement services for up to 12 months; and
•
for the Chief Executive Officer and the Chief Financial Officer, a pro-rata bonus payment based on the number of days during the bonus year the participant was employed and the amount of annual bonus that the participant would have received if the participant had remained employed, based on actual Company performance, payable on the date annual bonuses for the annual bonus year to which such pro rata bonus relates are paid to other executive employees of the Company. Other NEOs are not entitled to a pro rata bonus under the plan.

The payment of benefits under the plan is conditioned upon the participant executing a general release of claims in favor of the Company, as well as compliance with confidentiality, non-solicitation, non-disparagement and non-competition obligations as set forth in the release of claims. In addition, no benefits will be paid to the extent duplicative of benefits under a change of control or similar agreement with the Company.
Change of Control Employment Agreements
The change of control employment agreements with each of our NEOs (other than Mr. Vauth) provide for certain benefits in connection with a change of control. In the event of a qualifying termination, meaning a termination by the company without cause or by the executive for good reason within a specified time period following a change of control of the Company (thirty-six months for Mr. LaVigne and twenty-four months for the other NEOs with a change of control employment agreement) or upon death or disability at any time following a change of control of the Company (as each term is defined in the applicable agreement). Severance benefits under the agreements include:
•
a lump sum payment six months following termination equal to a multiple of the NEO’s annual base salary and severance bonus (defined as the average of the most recent five-year actual bonus percentages multiplied by the greater of the executive’s base salary in effect either immediately prior to the date of termination or the date of the change of control), which is three times in the case of Mr. LaVigne and two times in the case of Mr. Drabik, Mr. Lampman and Ms. Drath;

•	a lump sum pro-rata bonus payment six months following termination based on target bonus for the year of termination;
•
a lump sum payment six months following termination intended to assist with health and welfare benefits for a period of time post-termination (thirty-six months for Mr. LaVigne and twenty-four months for the other NEOs with a change of control employment agreement);

54 Energizer Holdings, Inc. 2022 Proxy Statement

•
outstanding equity awards held by the NEO will accelerate and vest in accordance with their terms (which, currently provide for acceleration in full and, for performance awards, at the greater of target or actual performance as of the date the change of control occurs); and

•	benefits under our executive savings investment plan vest to the extent not already vested.
Additionally, if approved by the Company’s Chief Executive Officer or, in the case of the Chief Executive Officer, the Human Capital Committee, perquisites and fringe benefits enjoyed by the NEO immediately prior to termination may continue for the period approved. Further, the NEOs are entitled to payment by the Company of all legal fees and expenses as and when incurred by the NEO in connection with the change of control employment agreements, including all such fees and expenses, if any, incurred in contesting or disputing any termination of employment or in seeking to obtain or enforce any right or benefit provided by the change of control employment agreement.
In the event that it is determined that a “golden parachute” excise tax is due under the Internal Revenue Code, we will reduce the aggregate amount of the payments payable to an amount such that no such excise tax will be paid if the resulting amount would be greater than the after-tax amount if the payments were not so reduced.
Following termination of employment, each NEO is bound by a one-year covenant not to compete, a one-year non-solicitation covenant and a covenant of confidentiality.
The change of control employment agreements automatically renew, in the case of Mr. LaVigne, for three-year terms, and in the case of the agreements with Messrs. Drabik and Lampman and Ms. Drath, for two-year terms.
Vauth Employment Agreement
Mr. Vauth’s employment agreement, as amended, provides that Mr. Vauth will be eligible to receive an annual base salary and a target annual bonus opportunity equal to 50% of Mr. Vauth’s base salary, participate in the pension scheme maintained for employees of the Company’s German subsidiaries and use a company-provided car. Mr. Vauth is subject to confidentiality and intellectual property and inventions assignment covenants, and Mr. Vauth may not, in Germany or a German-speaking area, during the 12-month period following his termination of employment, compete with or solicit the employees, customers or business of the Company’s German subsidiaries. If Mr. Vauth breaches any of the restrictive covenants contained in his employment agreement, he must pay a monetary penalty to the Company.
Mr. Vauth’s employment agreement may be terminated by either party for any reason upon 18 months’ advance notice, during which notice period Mr. Vauth will continue to be an employee of the Company and will continue to receive his compensation then in effect. Mr. Vauth’s employment agreement further provides that in the event of Mr. Vauth’s death, the Company will continue to pay to Mr. Vauth’s estate his base salary for the remainder of the month of death and the three months thereafter. In the event of Mr. Vauth’s temporary incapacity due to illness or any other reason outside Mr. Vauth’s control that would prevent him from providing his services to the Company, the Company will pay to Mr. Vauth the difference between his net income and the benefits that Mr. Vauth would receive from his health insurance up to a maximum period of 13 weeks.
Mr. Vauth’s employment agreement does not provide for any severance or change of control benefits other than as described above. Consistent with local market practice, commitments have been made to provide Mr. Vauth severance in an amount equal to one month’s salary for each year of Mr. Vauth’s service with the Company if Mr. Vauth’s employment is terminated by the Company without cause, including following a change of control.
Equity Plans
Under our equity plans, upon an executive officer’s death, restricted stock units and performance restricted stock units are accelerated in full; upon a disability (as defined in the plans), restricted stock units are accelerated in full and performance restricted stock units are accelerated on a prorated basis; and, with respect to awards granted at least 12 months prior to retirement, upon retirement (after attainment of age 55 with 10 years of service, or 20 years of service for Mr. Vauth, including service with our former parent companies), restricted stock units and performance restricted stock units are accelerated on a prorated basis.
Energizer Holdings, Inc. 2022 Proxy Statement 55

CEO Pay Ratio
We believe that compensation must be competitive in the marketplace for the role, internally consistent, and equitable in order to motivate our colleagues to deliver consistent and sustainable operating results for our shareholders.
The Company’s total colleague population other than the CEO as of the end of our fiscal year, September 30, 2022, whether employed on a full-time or part-time basis, was considered in determining our median employee. No employees were excluded under the de minimis or any other exemption. We examined the (i) projected base or wage compensation, projected recurrent cash allowances, and actual cash bonus payments for permanent colleagues, and (ii) actual base or wage compensation, actual recurrent cash allowances, and actual cash bonus payments for temporary colleagues for the fiscal year. Compensation for permanent colleagues was annualized (e.g., for colleagues who were hired during the year but did not work for the Company the entire year).
We estimate that the compensation of our Chief Executive Officer in fiscal 2022 was approximately 163 times the median of the annual total compensation of all of our other colleagues.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies, including our compensation peer group, may not be comparable to the pay ratio reported above.
	CEO to Median Colleague Pay Ratio
	CEO	Median Employee
Annual Total Compensation	$9,048,440	$55,599
56 Energizer Holdings, Inc. 2022 Proxy Statement

ADDITIONAL INFORMATION

STOCK OWNERSHIP INFORMATION
Five Percent Owners of Common Stock
The following table shows, as of November 30, 2022, the holdings of the Company’s common stock by any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,468,877(2)	10.5%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,716,231(3)	9.4%
J.P. Morgan Chase & Co. 383 Madison Avenue New York, NY 10179	5,438,195(4)	7.6%
Aqua Capital, Ltd. Wickhams Cay 1 Vanterpool Plaza, 2nd Floor Road Town, Tortola D8, British Virgin Islands	4,200,000(5)	5.9%
(1)	On November 30, 2021, there were 71,405,885 shares of the Company’s common stock outstanding.
(2)
As reported in a statement on Schedule 13G/A filed with the SEC on February 8, 2022, BlackRock, Inc. and related entities reported, as of December 31, 2021, sole voting power over 7,374,366 of such shares and sole dispositive power over 7,468,877 of such shares.

(3)
As reported in a statement on Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group and related entities reported, as of December 31, 2021, sole dispositive power over 6,532,830 of such shares, shared voting power over 126,946 of such shares and shared dispositive power over 183,401 of such shares.

(4)
As reported in a statement on Schedule 13G/A filed with the SEC on January 10, 2022, J.P. Morgan Chase & Co. and related entities reported, as of December 31, 2021, sole voting power over 5,348,178 of such shares and sole dispositive power over 5,438,004 of such shares.

(5)
As reported in a statement on Schedule 13G/A filed with the SEC on January 29, 2021, Aqua Capital, Ltd. and related entities reported, as of December 31, 2020, shared voting power over 4,200,000 of such shares and shared dispositive power over 4,200,000 of such shares.

Energizer Holdings, Inc. 2022 Proxy Statement 57

Ownership of Directors and Executive Officers
The table below contains information regarding beneficial common stock ownership of our directors, director nominees, named executive officers, and all of our directors and executive officers as a group, in each case as of November 30, 2022. It does not reflect any changes in ownership that may have occurred after that date.
In general, “beneficial ownership” includes those shares a director or executive officer (or certain members of such person’s family) has the power to vote or transfer or will have the power to vote or transfer within 60 days. Unless otherwise indicated, those named in the table below have sole voting and investment power with respect to the shares set forth in the table and none of the stock included in the table is pledged.

Directors and Executive Officers	Shares Beneficially Owned (1)	% of Shares Outstanding (2)
Carlos Abrams-Rivera	10,766	*
Bill G. Armstrong	76,518	*
Cynthia J. Brinkley	30,502	*
Rebecca D. Frankiewicz	17,136	*
Kevin J. Hunt	25,890	*
James C. Johnson	28,961	*
Patrick J. Moore	25,890	*
Donal L. Mulligan	5,810	*
Nneka L. Rimmer	15,318	*
Robert V. Vitale	58,909	*
John J. Drabik	16,156	*
Susan K. Drath	50,466	*
Mark S. LaVigne	158,990	*
Michael A. Lampman	2,256	*
Robin W. Vauth	863	*
All Current Executive Officers and Directors as a Group (15 persons)	524,431	*
*	Denotes less than 1%.
(1)
Includes for each person, RSUs and stock equivalents held by such person that could settle into shares within 60 days of November 30, 2022. As of November 30, 2022, each director and executive officer holds the following number of RSUs and stock equivalents, including those held in the Company’s deferred compensation plan, that could settle into shares within 60 days: Mr. Abrams-Rivera, 6,333; Mr. Armstrong, 52,453; Ms. Brinkley, 17,195; Mr. Drabik, 0; Ms. Drath, 0; Ms. Frankiewicz, 17,136; Mr. Hunt, 3,561; Mr. Johnson, 28,961; Mr. Lampman, 0; Mr. LaVigne, 0; Mr. Moore, 25,890; Mr. Mulligan, 3,561; Ms. Rimmer, 3,561; Mr. Vauth, 0; and Mr. Vitale, 34,684.

(2)
The number of shares considered outstanding for purposes of the denominator of this calculation is the number outstanding as of November 30, 2022 and, includes for each person, RSUs and stock equivalents held by such person that could settle into shares within 60 days of November 30, 2022, in each case in the amounts described in footnote 1.

58 Energizer Holdings, Inc. 2022 Proxy Statement

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors, executive officers, and anyone who beneficially holds 10% or more of a registered class of our equity securities (reporting persons) to file reports with the SEC showing their holdings of, and transactions in, Energizer securities. Based solely on a review of copies of such reports, and written representations from each reporting person that no other reports are required, we believe that for fiscal 2022 all reporting persons filed the required reports on a timely basis under Section 16(a).
Energizer Holdings, Inc. 2022 Proxy Statement 59

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board has adopted a written policy regarding the review and approval of transactions involving the Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the Audit Committee is responsible for the review and prior approval of the material terms of any related party transactions. The Audit Committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties and determining the extent of the related party’s interest in the transaction.
In adopting the policy, the Board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:
•
Officer or director compensation that would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•
Transactions with another company at which a related party serves as a colleague, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•
Charitable contributions to a charitable trust or organization for which a related party serves as a colleague, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organization’s total annual receipts; and

•
Transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.
During fiscal 2022, there were no transactions with executive officers, directors or their immediate family members requiring disclosure under applicable SEC rules.
60 Energizer Holdings, Inc. 2022 Proxy Statement

VOTING PROCEDURES
Availability of Proxy Materials
We are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Shareholders’ Meeting. On December 15, 2022, we mailed a Notice of Internet Availability of Proxy Materials to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.
Who Can Vote
Record holders of Energizer Holdings, Inc. common stock on November 30, 2022 (the “Record Date”), may vote at the meeting. On the Record Date, there were 71,405,885 shares of common stock outstanding, each of which entitled the holder to one vote for each matter to be voted on at our Annual Shareholders’ Meeting.
How to attend the virtual annual meeting
Energizer will be hosting the Annual Shareholders’ Meeting online. A summary of the information you need to attend the Annual Meeting online is provided below:
•	Any shareholder can attend the Annual Shareholders’ Meeting by visiting www.virtualshareholdermeeting.com/ENR2023
•	We encourage you to access the Annual Shareholders’ Meeting online at least 15 minutes prior to its start time
•	The Annual Meeting starts at 8:00 a.m. Central Time
•	Shareholders may vote electronically and submit questions online while attending the Annual Shareholders’ Meeting
•	Please have the Control Number we have provided to you to join the Annual Shareholders’ Meeting
•	Instructions on how to attend and participate in the Annual Shareholders’ Meeting, including how to demonstrate proof of stock ownership, are available at www.virtualshareholdermeeting.com/ENR2023
•	Questions regarding how to attend and participate in the Annual Shareholders’ Meeting will be answered by calling 1-855-449-0991 on the day of the Annual Shareholders’ Meeting
If I am unable to attend the virtual Annual Meeting, can I listen to the Annual Meeting by telephone?
Yes. Shareholders unable to access the Annual Shareholders’ Meeting online will be able to call 1-877-328-2502 and listen to the Annual Shareholders’ Meeting if they provide their Control Number. Although shareholders accessing the Annual Shareholders’ Meeting by telephone will be able to listen to the Annual Shareholders’ Meeting, you will not be considered present at the Annual Shareholders’ Meeting and will not be able to vote unless you also attend the Annual Shareholders’ Meeting online.
What if I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the meeting, please call toll free: 1-855-449-0991, or if calling internationally, please call: 1-720-378-5962.
how can i ask questions?
You can submit questions in writing on the virtual meeting website during the annual meeting. You must first join the meeting with your 16-digit control number. We intend to answer questions pertinent to Company matters as time allows during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Guidelines for submitting written questions during the meeting will be available in the rules of conduct for the Annual Shareholders’ Meeting.
Energizer Holdings, Inc. 2022 Proxy Statement 61

How to Vote
There are four voting methods for record holders:
MAIL
If you choose to vote by mail, complete a proxy card, date and sign it, and return it in the postage-paid envelope provided (if you received a paper copy of the proxy materials) or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TELEPHONE
You can vote your shares by telephone by calling 1-800-690-6903 and using the identification code indicated on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you. Voting is available 24 hours a day.

INTERNET
You can also vote via the Internet at www.proxyvote.com. Your identification code for Internet voting is on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you, and voting is available 24 hours a day.

During the Annual Shareholders’ Meeting, you can vote, using the Control Number we have provided to you.
Vote Required; Effect of Abstentions and Broker Non-Votes
The holders of record of shares representing a majority of the voting power of our issued and outstanding shares of common stock entitled to vote at the Annual Shareholders’ Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business.
The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Shareholders’ Meeting to determine whether a quorum is present. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how to vote your shares through the voting instruction form included with this Proxy Statement. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares”. Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.
Brokers and custodians can no longer vote uninstructed shares on your behalf in director elections. For your vote to be counted, you must submit your voting instruction form to your broker or custodian.
Proposals		The Board’s Voting Recommendations	Votes Required for Approval	Abstentions	Uninstructed Shares
1.	Election of Directors	“FOR” each nominee to the Board	Majority of Voting Power (1)	Vote Against	Not Voted/No Effect
2.	Ratification of Appointment of Independent Auditor	“FOR”	Majority of Voting Power (1)	Vote Against	Discretionary Vote
3.	Advisory, Non-Binding Vote to Approve Executive Compensation	“FOR”	Majority of Voting Power (1)	Vote Against	Not Voted/No Effect
4.	Approval of the 2023 Omnibus Incentive Plan	“FOR”	Majority of Voting Power (1)	Vote Against	Not Voted/No Effect
(1)	“Majority of Voting Power” in table relates to shares represented and entitled to vote on the proposal.
You may revoke your proxy and change your vote at any time before the voting polls close at our Annual Shareholders’ Meeting by submitting a properly executed proxy of a later date, a written notice of revocation (of your previously executed proxy) sent to our Corporate Secretary, or a vote cast at our Annual Shareholders’ Meeting (however, attending the meeting without voting will not revoke a proxy).
Solicitation of Proxies
The Board of Directors is soliciting the proxy accompanying this Proxy Statement. We will pay the cost of soliciting proxies. Proxies may be solicited by executive officers, directors, and colleagues of the Company, none of whom will receive any additional compensation for their services. Morrow Sodali LLC may solicit proxies for a fee of $10,000 plus expenses. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to the beneficial owners of our common stock.
62 Energizer Holdings, Inc. 2022 Proxy Statement

HOUSEHOLDING
To reduce costs and reduce the environmental impact of our Annual Shareholders’ Meeting, a single Proxy Statement and Annual Report, along with individual proxy cards or individual Notices of Internet Availability, will be delivered in one envelope to certain shareholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address. If a shareholder would like to receive separate copies of proxy materials that have been subject to householding, please contact Broadridge Financial Solutions, Inc. at the contact information below to receive separate copies. Shareholders participating in householding will continue to receive separate proxy cards. If you are a registered shareholder and would like to enroll in this service or receive individual copies of this year’s and/or future proxy materials, please contact our transfer agent, Broadridge Financial Solutions, Inc., at 866-741-8213, by email at shareholder@broadridge.com or in writing to 51 Mercedes Way, Edgewood, NY 11717. If you are a beneficial shareholder, you may contact the broker or bank where you hold the account.
OTHER BUSINESS
The Board does not intend to bring any other business before the Annual Shareholders’ Meeting. If other matters are properly brought before the meeting, the named proxies will vote the proxies they hold in their discretion on such matters; however, and so far as is known to our Board, no matters are to be brought before the meeting other than as specified in the notice of meeting. Our Bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s meeting, as described under “Shareholder Proposals for the 2024 Annual Shareholders’ Meeting.”
SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL SHAREHOLDERS’ MEETING
Any proposals to be presented at the 2024 Annual Shareholders’ Meeting must be received by the Company, directed to the attention of the Corporate Secretary, no later than August 17, 2023, in order to be included in the Company’s Proxy Statement and form of proxy for that meeting under Rule 14a-8 of the Exchange Act. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC and our Bylaws.
In order for a shareholder to nominate a candidate for director, present a proposal or bring other business before the shareholders under our Bylaws, timely notice must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the first anniversary of the prior year’s meeting. For the 2024 Annual Shareholders’ Meeting, the notice would have to be received on or after October 2, 2023, and on or before November 1, 2023. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, information required by our Bylaws, including:
•	the nominee’s name, age, business and residential address;
•	the nominee’s principal occupation for the previous five years;
•	the nominee’s consent to being named as a nominee and to serving on the Board;
•
the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than ten days after the record date of the Annual Shareholders’ Meeting to disclose such ownership as of the record date), which includes:

–
shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;

–	any short interest with respect to common stock;
–	any derivative instruments held by a partnership in which the nominee has a partnership interest; and
–	rights to any performance-related fee based on any increase or decrease in the value of common stock or any related derivative instrument; and
•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.
Energizer Holdings, Inc. 2022 Proxy Statement 63

In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Shareholders’ Meeting at which the nomination is to be considered, and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Nominating and Governance Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Exchange Act. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of common stock beneficially owned.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Such notice must be postmarked or transmitted electronically no later than December 1, 2023 (or, if the 2024 Annual Shareholders’ Meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2023 Annual Shareholders’ Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Shareholders’ Meeting or by the close of business on the tenth calendar day following the day on which public announcement of the date of the 2024 Annual Shareholders’ Meeting is first made).
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Energizer Holdings, Inc. (the “Company”) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Company’s current expectations, plans or forecasts of its future results, revenues, expenses, capital measures, strategy, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company’s control. Actual outcomes and results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results or events to differ materially from those anticipated include, without limitation, the matters implied by, any of these forward-looking statements.
You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 15, 2022, and the Company’s other filings with the SEC: (1) global economic and financial market conditions; (2) competition in our product categories; (3) changes in the retail environment and consumer preferences; (4) our ability to successfully management of demand, supply, and operational challenges; (5) loss or impairment of the Company’s reputation or our leading brands; (6) loss of any of our principal customers; (7) our ability to meet growth our growth targets depends on successful product, marketing and operations innovation and successful responses to competitive innovation and changing consumer habits; (8) risks related to our international operations, including currency fluctuations; (9) protection of our intellectual property rights; (10) changes in production costs, including raw material prices and transportation costs; (11) reliance on certain significant suppliers; (12) availability of raw materials and our ability to forecast customer demand and manage production capacity; (13) disruption to our manufacturing facilities, supply channels or other business operations due to events beyond our control; (14) our future results may be affected by our operational execution, including scenarios where the Company generates fewer productivity improvements than estimated; (15) if our goodwill and indefinite-lived intangible assets become impaired, we will be required to record impairment charges; (16) the impact of a failure of a key information technology system; (17) a security failure could harm our ability to effectively operate our business and damage the reputation of our brands; (18) our significant debt obligations; (19) if we pursue strategic transactions, we may experience operating difficulties, dilution and other consequences, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses; (20) potential product liability claims, labeling claims, commercial claims, and other legal claims against us; (21) governmental regulations are increasing in both the U.S. and abroad; (22) increased focus on environmental social and governance (ESG) issues; and (23) environmental laws and regulations.
The information contained herein is preliminary and based on Company data available at the time of this filing. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.
64 Energizer Holdings, Inc. 2022 Proxy Statement

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that management believes are not reflective of the Company’s on-going operating performance, such as impairment of goodwill and intangible assets, acquisition and integration costs, restructuring costs, an acquisition earn out, the costs of the May 2022 flooding of our Brazilian manufacturing facility, the costs of exiting the Russian market, the gain on finance lease termination, the loss on extinguishment of debt, and the one-time impact of Tax structuring and the Coronavirus Aid, Relief and Economic Security (CARES) Act. These measures help investors to see year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted. We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure.
•
Adjusted Earnings Per Share (EPS) excludes the impact of the impairment of goodwill and intangible assets, costs related to acquisition and integration, restructuring costs, an acquisition earn out, the costs of the flooding of our manufacturing facility in Brazil, the costs of exiting the Russian market, the gain on finance lease termination, the loss on extinguishment of debt, and the one-time impact of Tax structuring and the CARES Act.

•
Adjusted Gross Margin Rate excludes the impact of costs related to acquisition and integration, the costs of exiting the Russian market, and the costs of the flooding of our manufacturing facility in Brazil.

•
Adjusted Operating Profit excludes the impact of the impairment of goodwill and intangible assets, costs related to acquisition and integration, restructuring costs, an acquisition earn out, the costs of the flooding of our manufacturing facility in Brazil, the costs of exiting the Russian market, the gain on finance lease termination, the loss on extinguishment of debt, Interest expense and Other items, net.

•
Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow further excludes the cash payments for acquisition and integration expenses and integration capital expenditures. These expense cash payments are net of the statutory tax benefit associated with the payment.

Adjusted Diluted Earnings Per Share (EPS)	FY20	FY21	FY22
Reported diluted earnings/(loss) per share	$0.44	$2.11	($3.37)
Acquisition and integration	0.79	0.79	0.17
Acquisition earn out	—	0.03	0.01
Impairment of goodwill & intangible assets	—	—	5.86
Loss on extinguishment of debt	1.05	1.11	—
Project Momentum restructuring-related costs	—	—	0.01
Exit of Russian market	—	—	0.17
Energizer Holdings, Inc. 2022 Proxy Statement A-1

Adjusted Diluted Earnings Per Share (EPS)	FY20	FY21	FY22
Gain on finance lease termination	—	—	(0.05)
Brazil flood damage, net of insurance proceeds	—	—	0.14
Tax structuring	—	(0.56)	—
One-time impact of the CARES Act	0.03	—	—
Impact for diluted share calculation(1)	—	—	0.14
Adjusted Diluted EPS	$2.31	$3.48	$3.08
(1)
During FY22, the mandatory convertible preferred shares were converted to approximately 4.7 million common stock. The full conversion was dilutive and the mandatory preferred stock dividends are excluded from net earnings in the Adjusted dilution calculation. In addition, the dilutive restricted stock equivalent awards are included in the shares calculation on an adjusted basis.

Adjusted Gross Margin (GM) as a Percentage of Net Sales	FY22
Net sales (in millions)	$3,050.1
Reported GM as a percentage of Net sales	36.7%
Reported GM	$1,119.5
Acquisition and integration costs	6.0
Exit of Russian market	1.3
Brazil flood damage, net of insurance proceeds	9.7
Adjusted GM	$1,136.5
Adjusted GM as a Percentage of Net Sales	37.3%
Adjusted Operating Profit	FY22
Loss before income taxes (in millions)	($305.5)
Other items, net	7.3
Interest expense	158.4
Impairment of goodwill and intangible assets	541.9
Acquisition and integration costs (in SG&A, COGS and R&D)	16.5
Acquisition earn out (in SG&A)	1.1
Project Momentum restructuring-related costs (in SG&A)	0.9
Exit of Russian market (in SG&A and COGS)	7.1
Brazil flood damage, net of insurance proceeds (in COGS)	9.7
Adjusted Operating Profit	$437.4
Adjusted Free Cash Flow (in millions)	FY20	FY21	FY22
Net cash from operating activities	$389.3	$179.7	$1.0
Capital expenditures	(65.3)	(64.9)	(77.8)
Proceeds from sales of assets	6.4	5.7	0.6
Free Cash Flow - Subtotal	$330.4	$120.5	$(76.2)
Acquisition and integration related payments	33.7	48.3	32.1
Integration related capital expenditures	41.0	34.7	22.0
Adjusted Free Cash Flow	$405.1	$203.5	$(22.1)
A-2 Energizer Holdings, Inc. 2022 Proxy Statement

APPENDIX B

Energizer Holdings, Inc.

2023 Omnibus Incentive Plan
I. General Provisions
A. Purpose of the Plan
The purpose of the Energizer Holdings, Inc. 2023 Omnibus Incentive Plan (the “Plan”) is to enhance the profitability and value of the Company for the benefit of its shareholders by providing for incentive compensation award opportunities to attract, retain and motivate officers, other key employees and non-employee directors who make important contributions to the success of the Company.
This Plan document is an omnibus document which includes, in addition to the Plan, separate sub-plans (“Sub Plans”) that permit offerings of grants to employees of certain foreign subsidiaries. Offerings under the Sub Plans may be made in particular locations outside the United States of America and shall comply with local laws applicable to offerings in such foreign jurisdictions. The Plan shall be a separate and independent plan from the Sub Plans, but the total number of shares of Common Stock authorized to be issued under the Plan applies in the aggregate to both the Plan and the Sub Plans.
The Plan replaces and supersedes the Energizer Holdings, Inc. Omnibus Equity Incentive Plan (the “Prior Plan”) and is effective upon the date approved by the Company’s stockholders. Upon approval of the Plan by the Company’s stockholders, no new awards shall be made under the Prior Plan, although outstanding awards previously made under the Prior Plan shall continue to be governed by the terms of the Prior Plan. Shares of Common Stock that are subject to outstanding awards under the Prior Plan that expire, are forfeited or otherwise terminate unexercised may be subjected to new Awards under the Plan, as provided in Section I.D.
B. Definitions of Terms as Used in the Plan
“Affiliate” shall mean any entity in an unbroken chain of entities beginning with the Company if, at the time of the granting of an Award, each of the entities other than the last entity in the unbroken chain owns stock (or beneficial ownership for non-corporate entities) possessing 50 percent or more of the total combined voting power of all classes of stock (or beneficial ownership for non-corporate entities) in one of the other entities in such chain.
“Award” shall mean an Option, a Stock Appreciation Right, a Cash Bonus Award or any Other Stock Award granted under the terms of the Plan, which shall include such agreements, including but not limited to, non-competition provisions, as determined in the sole discretion of the Committee.
“Award Agreement” shall mean the written or electronic document(s) evidencing an Award granted under the Plan.
“Board” shall mean the Board of Directors of the Company.
“Cash Bonus Award” shall mean an Award of a cash bonus pursuant to Section V.
Energizer Holdings, Inc. 2022 Proxy Statement B-1

“Change of Control” shall mean the consummation of any of the following, provided that the following constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A:
(i) The acquisition by one person, or more than one person acting as a group, of ownership of stock (including Common Stock) of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control;
(ii) A majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or
(iii)  The sale, transfer or other disposition of all or substantially all of the business or assets of the Company.
Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.
“Committee” shall mean the Human Capital Committee of the Board, or any successor committee or other committee the Board may designate to administer the Plan, provided such Committee consists of two or more individuals. Each member of the Committee shall be (i) an “independent director” under the rules of the stock exchange on which the Company’s shares of Common Stock are listed, and (ii) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, or otherwise qualified to administer the Plan as contemplated by that Rule or any successor Rule under the Exchange Act.
“Common Stock” shall mean Energizer Holdings, Inc. $.01 par value Common Stock or common stock of the Company outstanding upon the reclassification of the Common Stock or any other class or series of common stock, including, without limitation, by means of any stock split, stock dividend, creation of targeted stock, spin-off or other distributions of stock in respect of stock, or any reverse stock split, or by reason of any recapitalization, merger or consolidation of the Company.
“Company” shall mean Energizer Holdings, Inc. a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.
“Competition” shall mean, directly or indirectly, owning, managing, operating, controlling, being employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or rendering services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or its Affiliates is engaged or in which they have proposed to be engaged in and in which the recipient of an Award has been involved to any extent (on other than a de minimis basis) at any time during the previous one (1) year period, in any locale of any country in which the Company or its Affiliates conducts business. Competition shall not include owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.
“Corporate Officer” shall mean any President, Chief Executive Officer, Corporate Vice President, Controller, Secretary or Treasurer of the Company, and any other officers designated as corporate officers by the Board.
“Director” shall mean any member of the Board.
“Effective Date” shall mean the effective date of the Plan, as set forth in Section X.
“Employee” shall mean any person who is employed by the Company or an Affiliate, including Corporate Officers, and any natural person who is acting as a consultant or advisor to the Company (other than a Director).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
B-2 Energizer Holdings, Inc. 2022 Proxy Statement

“Fair Market Value” of the Common Stock shall mean the closing price as reported on the Composite Tape of the New York Stock Exchange, Inc. on the date that such Fair Market Value is to be determined, or if no shares were traded on the determination date, the immediately following next day on which the Common Stock is traded, or the fair market value as selected by the Committee that is determined by any other method permitted by applicable laws or regulations.
“Incentive Stock Options” shall mean Options that qualify as such under Section 422 of the Code.
“Non-Qualified Stock Options” shall mean Options that do not qualify as Incentive Stock Options.
“Option” shall mean the right, granted under the Plan, to purchase a specified number of shares of Common Stock, at a fixed price for a specified period of time.
“Other Stock Award” shall mean any Award granted under Section IV of the Plan.
“Participant” shall mean any eligible individual who has been selected by the Committee to participate in the Plan and to receive an Award under the Plan.
“Plan” shall mean this restated Energizer Holdings, Inc. 2023 Omnibus Incentive Plan.
“Prior Plan” shall have the meaning given to it in Section I.A. of the Plan.
“Restricted Stock Award” shall mean an Award of shares of Common Stock on which are imposed restrictions on transferability or other shareholder rights, including, but not limited to, restrictions which subject such Award to a “substantial risk of forfeiture” as defined in Section 83 of the Code.
“Restricted Stock Unit” shall mean a right granted under the terms of the Plan to receive shares of Common Stock or cash equal to either (i) a set number of shares of Common Stock or (ii) a number of shares of Common Stock determined under a formula or other criteria, as of specified vesting or payment dates.
“Stock Appreciation Right” shall mean a right granted under the terms of the Plan to receive an amount equal to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise of the Stock Appreciation Right over the price per share of Common Stock specified in the Award Agreement of which it is a part.
“Stock Bonus” shall mean an Award of shares of Common Stock granted under Section IV.D. of the Plan.
“Termination for Cause” shall mean, a Participant’s termination of employment with the Company or an Affiliate because of the Participant’s willful engaging in gross misconduct that materially injures the Company (as determined in good faith by the Committee), or the Participant’s conviction of a felony or a plea of nolo contendere to such a crime, provided, however, that a Termination for Cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of the Participant, (ii) an act or omission believed by the Participant in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Participant to be lawful, or (iii) the good faith conduct of the Participant in connection with a Change of Control of the Company (including opposition to or support of such Change of Control).
“Termination for Good Reason” shall mean, unless in the case of a particular Award the applicable Award Agreement states otherwise, the Participant having “good reason” to terminate a Participant’s employment or service, as defined in any existing employment, consulting or any other agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or, in the absence of such an employment, consulting or other agreement, upon the occurrence, without a Participant’s prior express written consent, of any of the following circumstances (i) a material diminution in the Participant's base compensation, (ii) a material diminution in the Participant's authority, duties, or responsibilities, (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation), (iv) a material diminution in the budget over which the Participant retains authority, (v) a material change in the geographic location at which the Participant must perform the services, and (vi) any other action or inaction that constitutes a material breach by the Company or an Affiliate of the agreement under which the Participant provides services, provided the Participant provides written notice to the Company of the existence of the condition described in this section within 30 days of the initial existence of the condition, and provided further that the Company or an Affiliate does not remedy such condition within 30 days of receipt of such notice.
Energizer Holdings, Inc. 2022 Proxy Statement B-3

C. Scope of Plan and Eligibility
Any Employee selected by the Committee and any Director shall be eligible for any Award contemplated under the Plan.
D.
Authorization and Reservation
1. Subject to Section IX.F., the aggregate number of shares of Common Stock available for grants of Awards under the Plan from and after the Effective Date shall not exceed the sum of (i) 4,300,000 shares of Common Stock plus (ii) one (1) share of Common Stock for every one (1) share of Common Stock available for award under the Prior Plan. The shares of Common Stock reserved for issuance under the Plan may consist of authorized but unissued shares of Common Stock or of reacquired shares, or both. Awards that are stock denominated other than Options and Stock Appreciation Rights will be counted against the number of shares of Common Stock reserved for issuance under the Plan in a 2 to 1 ratio. Any shares of Common Stock subject to an Award under the Plan or the Prior Plan that expires, is forfeited or otherwise terminates or is settled in cash shall be added back to the shares of Common Stock available for issuance under the Plan at the same rate such shares of Common Stock were counted against the shares of Common Stock reserved for issuance under the Plan or the Prior Plan, as applicable.
2. Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall not be added back to the shares of Common Stock authorized for grant under the Plan: (i) shares of Common Stock tendered by the Participant or withheld by the Company in payment of the purchase price of an Option; (ii) shares of Common Stock tendered by the Participant or withheld by the Company to satisfy applicable tax withholding obligations with respect to Options or Stock Appreciation Rights; (iii) shares of Common Stock subject to Stock Appreciation Rights that are not issued in connection with its stock settlement or exercise thereof; (iv) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options; and (v) shares of Common Stock from the Prior Plan that may not be added back to the shares of Common Stock authorized for grant under the Prior Plan. For the avoidance of doubt, other than with respect to Awards of Options or Stock Appreciation Rights, shares of Common Stock withheld by, or otherwise remitted to, the Company to satisfy an Employee’s tax withholding obligations with respect to such Awards shall be deducted from the number of shares of Common Stock delivered to a Plan Participant pursuant to such Award for purposes of determining the number of shares of Common Stock acquired pursuant to the Plan.
3. The following will not be applied to the share limitations of the Plan, meaning the following shall not be counted against the share reserve of the Plan: (i) dividends or dividend equivalents paid in cash in connection with outstanding Awards; (ii) shares of Common Stock and any Awards that are granted through the settlement, assumption or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of a merger, consolidation, spin-off or acquisition of the employing company with or by the Company; and (iii) Awards under the Plan that are payable in cash.
4. No fractional shares of Common Stock may be issued under the Plan. Fractional shares of Common Stock will be rounded down to the nearest whole share of Common Stock.
5. No more than 4,300,000 shares of Common Stock may be granted as Incentive Stock Options under the Plan.
E. Grant of Awards and Administration of the Plan
1. The Committee (or, in the Board’s sole discretion or in the absence of the Committee, the Board) shall determine those Employees eligible to receive Awards and the amount, type and terms of each Award, subject to the provisions of the Plan. The Board shall determine the amount, type and terms of each Award to a Director in his or her capacity as a Director, subject to the provisions of the Plan. Notwithstanding anything in the Plan to the contrary, the Committee or the Board, as the case may be, may include in any Award Agreement any additional or different terms or conditions with respect to such Award that are not in conflict with the Plan, which such terms shall control. In making any determinations under the Plan, the Committee or the Board, as the case may be, shall be entitled to rely on reports, opinions or statements of officers or employees of the Company, as well as those of counsel, public accountants and other professional or expert persons. Any such report, opinions or statements may take into account Award grant practices, including the rate of grant of Awards and any performance criteria related to such awards, at publicly traded or privately held corporations that are similar to or are industry peers with the Company. All determinations, interpretations and other decisions under or with respect to the Plan or any Award by the Committee or the Board, as
B-4 Energizer Holdings, Inc. 2022 Proxy Statement

the case may be, shall be final, conclusive and binding upon all parties, including without limitation, the Company, any Participant and any other person with rights to any Award under the Plan, and no member of the Board or the Committee shall be subject to individual liability with respect to the Plan.
2. The Committee (or, in the Board’s sole discretion or in the absence of the Committee, the Board) shall administer the Plan and, in connection therewith, it shall have full power and discretionary authority to: (i) construe and interpret the Plan; (ii) establish rules and regulations with respect to the Plan’s operations and Awards; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether and to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, cancelled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Options, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) accelerate the exercisability of any Option or Stock Appreciation Right and to remove any restriction on any Award; (viii) interpret, administer, reconcile any inconsistency, correct any defect and supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (ix) establish, amend, suspend, or waive such rules and regulations; (x) appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan, to the extent permitted by applicable laws; and (xii) adopt sub-plans or establish special rules for grants to individuals outside the U.S. To the extent, however, that such construction and interpretation or establishment of rules and regulations relates to or affects any Awards granted to a Director in his or her capacity as a Director, the Board (excluding such affected Director) must ratify such construction, interpretation or establishment.
3. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish, suspend or supersede the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however, caused, in the Committee. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board authorized by the Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under the Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.
4. During the term of the Plan, (i) the aggregate number of shares of Common Stock that may be the subject of performance-based Awards that may be granted to a Participant during any one fiscal year may not exceed 1,000,000 or, in the event such Award is paid in cash, the equivalent cash value thereof on the date of grant, and (ii) the aggregate number of shares of Common Stock that may be the subject of time-based Awards that may be granted to a Participant during any one fiscal year may not exceed 1,000,000 or, in the event such Award is paid in cash, the equivalent cash value thereof on the date of grant. The maximum amount that can be paid to any Participant in any one fiscal year pursuant to a Cash Bonus Award shall be $10,000,000. The maximum number of shares with regard to which Options and Stock Appreciation Rights may be granted to any individual during any one fiscal year is 1,000,000. These amounts are subject to adjustment as provided in Section IX.F. below.
5. Awards granted in a fiscal year but cancelled during that same fiscal year will continue to be applied against the annual limit for that fiscal year, despite cancellation. Awards granted under the Plan shall be evidenced in the manner prescribed by the Committee from time to time pursuant to an Award Agreement. The Committee may require that a recipient execute and deliver, through written or electronic means, his or her acceptance of the Award.
Energizer Holdings, Inc. 2022 Proxy Statement B-5

6. Awards settled in shares of Common Stock shall have a minimum vesting or exercise schedule of not less than a one (1) year period; provided, that the Committee may grant Awards of up to 5% of the shares authorized under the Plan with a shorter vesting or exercise period. The foregoing limitations do not preclude Awards that vest or become exercisable earlier due to (i) circumstances such as death, retirement, disability or involuntary termination of service other than a Termination for Cause or (ii) the achievement of performance objectives over a period of at least one (1) year.
II. Stock Options
A. Description
The Committee may grant Incentive Stock Options to employees of the Company and its subsidiaries and Non-Qualified Stock Options to Employees or Directors.
B. Terms and Conditions
1. Each Option shall have such terms and conditions as the Committee, or in the case of Awards granted to Directors, the Board, may determine, subject to the provisions of the Plan.
2. The option price of shares of Common Stock subject to any Option shall not be less than the Fair Market Value of the Common Stock on the date that the Option is granted.
3. The Committee, or in the case of Awards granted to Directors, the Board, shall determine the vesting schedules and the terms, conditions and limitations governing exercisability of Options granted under the Plan. Unless accelerated in accordance with its terms, an Option may not be exercised until a period of at least one (1) year has elapsed from the date of grant, and the term of any Option granted hereunder shall not exceed ten years.
4. The purchase price of any shares of Common Stock pursuant to exercise of any Option must be paid in full upon such exercise. The payment shall be made in cash, in United States dollars, by tendering shares of Common Stock owned by the Participant (or the person exercising the Option), through Net Exercise or Swap Exercise, each as described below, or any other means approved by the Committee prior to the date such Option is exercised.
Subject to any additional tax withholding provided for in Section IX.I., any individual electing a “Net Exercise” of an Option shall receive upon such net exercise a number of shares of Common Stock equal to the aggregate number shares of Common Stock being purchased upon exercise less the number of shares of Common Stock having a Fair Market Value equal to the aggregate purchase price of the shares of Common Stock as to which the Non-Qualified Stock Option is being exercised.
Subject to any additional tax withholding provided for in Section IX.I., any individual electing a “Swap Exercise” shall pay the purchase price of the Option by tendering shares of Common Stock owned by such individual prior to exercising the Option with a Fair Market Value equal to the exercise of the Option.
5. The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to and shall be designed to comply with, the provisions of Section 422 of the Code, and any other administrative procedures adopted by the Committee from time to time. Incentive Stock Options may not be granted to any person who is not an employee of the Company or one of its subsidiaries at the time of grant. To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year under all incentive stock option plans of the Company exceeds $100,000, the Options in excess of such limit shall be treated as Non-Qualified Stock Options. If, at the time an Incentive Stock Option is granted, the employee recipient owns (after application of the rules contained in Section 424(d) of the Code, or its successor provision) shares of Common Stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, (a) the option price for such Incentive Stock Option shall be at least 110% of the Fair Market Value of the shares of Common Stock subject to such Incentive Stock Option on the date of grant and (b) such Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date such person makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the date of grant of the Incentive Stock Option or (ii) one (1) year after the date the Participant acquired the Stock by exercising the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Common Stock acquired pursuant to the
B-6 Energizer Holdings, Inc. 2022 Proxy Statement

exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.
6. In no event shall dividends or dividend equivalents (whether paid in cash or shares of Common Stock) be paid with respect to any Award of Options.
III. Stock Appreciation Rights
The Committee, or in the case of Awards granted to Directors, the Board, may, in its discretion, grant Stock Appreciation Rights to Participants. Subject to the provisions of the Plan, the Committee or Board in its sole discretion shall determine the terms and conditions of the Stock Appreciation Rights. Such terms and conditions shall be set forth in a written Award Agreement. Each Stock Appreciation Right shall entitle the holder thereof to elect, prior to its cancellation or termination, to exercise such unit or option and receive either cash or shares of Common Stock, or both, as the Committee or Board may determine, in an aggregate amount equal in value to the excess of the Fair Market Value of the Common Stock on the date of such election over the Fair Market Value on the date of grant of the Stock Appreciation Right; except that if an Option is amended to include Stock Appreciation Rights, the designated Fair Market Value in the applicable Award Agreement may be the Fair Market Value on the date that the Option was granted. The term of any Stock Appreciation Right granted hereunder shall not exceed ten years. The Committee or Board may provide that a Stock Appreciation Right may only be exercised on one or more specified dates. Stock Appreciation Rights may be granted on a “free-standing” basis or in conjunction with all or a portion of the shares of Common Stock covered by an Option. In addition to any other terms and conditions set forth in the Award Agreement, Stock Appreciation Rights shall be subject to the following terms: (i) Stock Appreciation Rights, unless accelerated in accordance with their terms, may not be exercised within the first year after the date of grant; (ii) the Committee or Board, as the case may be, may, in its sole discretion, disapprove an election to surrender any Stock Appreciation Right for cash in full or partial settlement thereof, provided that such disapproval shall not affect the recipient’s right to surrender the Stock Appreciation Right at a later date for shares of Common Stock or cash; and (iii) no Stock Appreciation Right may be exercised unless the holder thereof is at the time of exercise a Participant that has been in continuous service with the Company or any Affiliate since the date the Stock Appreciation Right was granted, except that the Committee or Board may permit the exercise of any Stock Appreciation Right for any period following the recipient’s termination of service or retirement or resignation from the Board, not in excess of the original term of the Award, on such terms and conditions as it shall deem appropriate and specify in the related Award Agreement.
In no event shall dividends or dividend equivalents (whether paid in cash or shares of Common Stock) be paid with respect to any Award of Stock Appreciation Rights.
IV. Other Stock Awards
In addition to Options, the Committee or, in the case of Awards granted to Directors, the Board, may grant Other Stock Awards to Participants payable in Common Stock or cash, upon such terms and conditions as the Committee or Board may determine, subject to the provisions of the Plan. Other Stock Awards may include, but are not limited to, the following types of Awards:
A. Restricted Stock Awards and Restricted Stock Units
1. The Committee or, in the case of Awards granted to a Director in his or her capacity as Director, the Board, may grant Restricted Stock Awards to Participants, each of which consists of a grant of shares of Common Stock subject to specified vesting conditions, or Restricted Stock Units, each of which is the right to receive shares of Common Stock or the cash equivalent (or combination of Common Stock and cash) following satisfaction of specified vesting conditions. The terms and conditions applicable to such an Award shall be set forth in an Award Agreement.
2. The shares of Common Stock granted will be restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of restrictions in accordance with the terms of the Award Agreement and the Plan. Prior to the lapse or release of restrictions, all shares of Common Stock which are the subject of a Restricted Stock Award are subject to forfeiture in accordance with Section VII of the Plan. During the restricted period, shares of Common Stock subject to Restricted Stock Awards may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Stock Awards, the Committee may (i) cause a legend or legends to be placed on any certificates evidencing such Restricted Stock, and (ii) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate. Each Participant granted a Restricted Stock Award shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock Award setting forth the restrictions and other terms and conditions applicable to the shares of
Energizer Holdings, Inc. 2022 Proxy Statement B-7

Common Stock subject to such Restricted Stock Award. If the Committee determines that the shares of Common Stock subject to a Restricted Stock Award shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable, and (B) the appropriate blank stock power with respect to the Common Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing a Restricted Stock Award and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth herein, the Participant generally shall have the rights and privileges of a stockholder as to the shares of Common Stock subject to such Restricted Stock Award, including the right to vote such Common Stock.
3. Restricted Stock Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee and set forth in an Award Agreement. Any person who holds Restricted Stock Units shall have no ownership interest in the shares of Common Stock to which the Restricted Stock Units relate unless and until payment with respect to such Restricted Stock Units is actually made in shares of Common Stock. The payment date shall with respect to Restricted Stock Units be set forth in the applicable Award Agreement. Restricted Stock Units may not be sold, assigned or transferred during the restricted period.
4. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied and the Award is settled (as applicable). No interest shall be included in the calculation of such additional cash payment. In no event will dividends or dividend equivalents be paid with respect to any Award which does not vest or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on vested Restricted Stock Awards or Restricted Stock Units.
B. Stock Related Deferred Compensation
The Committee may, in its discretion, permit the deferral of payment of a Participant’s cash bonus, other cash compensation or an Award under the Plan in the form of either Common Stock or Common Stock equivalents (with each such equivalent corresponding to a share of Common Stock), under such terms and conditions as the Committee may prescribe in the Award Agreement relating thereto or a separate election form made available to such Participant, including the terms of any deferred compensation plan under which such Common Stock equivalents may be granted. In addition, the Committee may, in any fiscal year, provide for an additional matching deferral to be credited to a Participant’s account under such deferred compensation plans. The Committee may also permit hypothetical account balances of other cash or mutual fund equivalents maintained pursuant to such deferred compensation plans to be converted, at the discretion of the participant, into the form of Common Stock equivalents, or to permit Common Stock equivalents to be converted into account balances of such other cash or mutual fund equivalents, upon the terms set forth in such plans as well as such other terms and conditions as the Committee may, in its discretion, determine. The Committee may, in its discretion, determine whether any deferral in the form of Common Stock equivalents, including deferrals under the terms of any deferred compensation plans of the Company, shall be paid on distribution in the form of cash or in shares of Common Stock. To the extent Code Section 409A is applicable, all actions pursuant to this Section IV must satisfy the requirements of Code Section 409A and the regulations and guidance thereunder, including but not limited to the following:
1. A Participant’s election to defer must be filed at such time as designated by the Committee, but in no event later than the December 31 preceding the first day of the calendar year in which the services are performed which relate to the compensation or Award being deferred. An election may not be revoked or modified after such December 31. However, notwithstanding the previous two sentences, if the compensation or Award is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right to the compensation or Award, the Committee may permit a Participant to file an election on or before the 30th day after the Participant obtains the legally binding right to the compensation or Award, provided that the election is filed at least 12 months in advance of the earliest date at which the forfeiture condition could lapse; and
2. A Participant’s election to defer must include the time and form of payment, within the parameters made available by the Committee, and such timing of payment must comply with the permitted payment events under Code Section 409A.
B-8 Energizer Holdings, Inc. 2022 Proxy Statement

C. Performance-Based Other Stock Awards
The payment under any Other Stock Award that the Committee or Board determines shall be a performance-based Award (hereinafter “Target Award”) shall be contingent upon the attainment of one or more pre-established performance goals established by the Committee in writing while the attainment of any performance-based goal under the granted Target Award remains substantially uncertain. Such performance goals may be based upon one or more performance-based criteria, including but not limited to: (i) earnings per share, net earnings per share or growth in such measures; (ii) revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes); (iii) return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales); (iv) cash flow return on investments which equals net cash flows divided by owners’ equity; (v) controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division); (vi) operating earnings or net operating earnings; (vii) costs or cost control measures; (viii) share price (including, but not limited to, growth measures); (ix) total shareholder return (stock price appreciation plus dividends); (x) economic value added; (xi) EBITDA; (xii) operating margin or growth in operating margin; (xiii) market share or growth in market share; (xiv) cash flow, cash flow from operations, free cash flow, or growth in such measures; (xv) sales revenue or volume or growth in such measures; (xvi) gross margin or growth in gross margin; (xvii) productivity; (xviii) brand contribution; (xix) product quality; (xx) corporate value measures; (xxi) goals related to acquisitions, divestitures or customer satisfaction; (xxii) diversity; (xxiii) index comparisons; (xxiv) debt-to-equity or debt-to-stockholders’ equity ratio; (xxv) working capital; (xxvi) risk mitigation; (xxvii) sustainability and environmental impact; (xxviii) employee retention; (xxix) expense or expense control measures (including, but not limited to average unit cost, selling, general, and administrative expenses); and (xxx) any other objective or subjective criterion or criteria that the Committee or Board may select from time to time. Without limiting the Committee’s or Board’s authority to select any performance criteria as it deems appropriate, performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function, market, or consolidated basis and may be measured absolutely, relatively to the Company’s peers, or with a performance goal established by combining two or more of the preceding performance criteria (for example, free cash flow as a percentage of sales). In establishing the performance goals, the Committee or Board may provide that the performance goals will be adjusted to account for the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, issuances of any targeted stock, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of Common Stock, or a corporate transaction, such as any merger of the Company with another corporation, any consolidation of the Company and another corporation into another corporation, any separation of the Company or its business units (including a spinoff or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company, or exclusion of non-consolidated subsidiaries, or measures intended to account for variations in the exchange rate between foreign currencies and budgeted exchange rates, or other extraordinary items, or any other event or circumstance the Committee or Board deems appropriate. Unless otherwise specifically provided by the Committee or Board when authorizing an Award, all performance-based criteria, including any adjustments described in the preceding sentence, shall be determined by applying U.S. generally accepted accounting principles, as reflected in the Company’s audited financial statements.
Subject to Section IX.H., the Committee or Board, in its discretion, may adjust an earned Target Award. Before payments are made under a Target Award, the Committee or Board may certify in writing that the performance goals justifying the payment under the Target Award have been met. In no event will dividends or dividend equivalents be paid with respect to any Award which does not vest or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on the vested portion of Target Awards for which the applicable performance goals are achieved.
D. Stock Bonus Awards
Subject to the minimum vesting requirements set forth in Section I.E.6., the Committee or Board may issue unrestricted Stock, or other Awards denominated in Stock, including and without limitation, fully-vested deferred stock units, under the Plan to Participants, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee or Board shall from time to time in its sole discretion determine. A Stock Bonus Award under the Plan shall be granted as, or in payment of, a bonus, or to provide incentives or recognize special achievements or contributions.
Energizer Holdings, Inc. 2022 Proxy Statement B-9

V. Cash Bonus Awards
The Committee shall have the authority to make an Award of a cash bonus to any Participant. Any such Award may be subject to a performance period, performance goals or such other terms and conditions as the Committee may designate in the applicable Award Agreement.
VI. Director Compensation Limitation
Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock subject to Awards granted during a single fiscal year to any non-employee Director, taken together with any cash fees paid during the fiscal year to the non-employee Director in respect of such Director’s service as a member of the Board during such fiscal year (including service as a member or chair of any committees of the Board), shall not have an aggregate Fair Market Value determined on the date on which the applicable Award is granted in excess of $1,000,000.
VII. Forfeiture of Awards
A. Forfeiture Events
Unless the Committee, or in the case of a Director, the Board, shall have determined otherwise in an Award Agreement, the recipient of any Award pursuant to the Plan shall forfeit the Award, to the extent not then payable or exercisable, upon the occurrence of any of the following events, subject to compliance with any applicable local laws:
1. The recipient is Terminated for Cause,
2. The recipient voluntarily terminates his or her employment, except as otherwise provided in the Award Agreement or the Participant’s Termination for Good Reason, as described in Section IX.G,
3. The recipient engages in Competition with the Company or any Affiliate, or
4. The recipient engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, including, but not limited to, conduct that breaches the recipient’s duty of loyalty to the Company or an Affiliate or that is materially injurious to the Company or an Affiliate, monetarily or otherwise. Such activity or conduct may include, without limitation: (i) disclosing or misusing any confidential information pertaining to the Company or an Affiliate; (ii) any attempt, directly or indirectly, to induce any Employee of the Company or any Affiliate to be employed or perform services elsewhere; or (iii) any direct or indirect attempt to solicit, or assist another employer in soliciting, the trade of any customer or supplier or prospective customer of the Company or any Affiliate. Notwithstanding the foregoing, nothing herein prohibits a recipient from (A) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, (B) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations, or (C) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.
B. Additional/Waiver of Conditions
The Committee or the Board, as the case may be, may include in any Award Agreement any additional or different conditions of forfeiture it may deem appropriate, and may waive any condition of forfeiture stated above or in the Award Agreement.
C. Effect of Forfeiture
In the event of forfeiture, the recipient shall lose all rights in and to portions of the Award that are not vested or that are not exercisable. Except in the case of Restricted Stock Awards as to which restrictions have not lapsed and subject to Section IX.Q., this provision, however, shall not be invoked to require any recipient to transfer to the Company any Common Stock or cash already received under an Award.
D. Committee/Board Discretion
Such determinations as may be necessary for application of this Section, including any grant of authority to others to make determinations under this Section, shall be at the sole discretion of the Committee, or in the case of Awards granted to Directors, of the Board, and such determinations shall be conclusive and binding.
B-10 Energizer Holdings, Inc. 2022 Proxy Statement

VIII. Beneficiary Designation; Death of Awardee
A. Beneficiary Designation
If permitted by the Committee, an Award recipient may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the recipient, an Option or Stock Appreciation Right, or to receive, in such event, any other Awards. The Committee reserves the right to review and approve beneficiary designations and require that a particular form be used to be effective with respect to an Award. A recipient may, from time to time, revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise. However, if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option or Stock Appreciation Right, or to receive any other Award, the Committee may determine to recognize only an exercise by, or right to receive of, the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.
B. Recipient’s Death
Upon the death of an Award recipient and except as otherwise provided in an Award Agreement, the following rules shall apply:
1. An Option, to the extent exercisable on the date of the recipient’s death, may be exercised at any time within three years after the recipient’s death, but not after the expiration of the term of the Option. The Option may be exercised by the recipient’s designated beneficiary (to the extent there is a beneficiary designation on file which the Committee has allowed) or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution, or by the transferee of the Option in accordance with the provisions of Section IX.A.; and
2. In the case of any Stock Appreciation Right or any other Award, any shares of Common Stock or cash payable shall be determined as of the date of the recipient’s death, in accordance with the terms of the Award Agreement, and the Company shall issue such shares of Common Stock or pay such cash to the recipient’s designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.
IX. Other Governing Provisions
A. Transferability
Except as otherwise provided herein, no Award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right granted under an Award may be exercised during the lifetime of the holder thereof only by the Award recipient or by his/her guardian or legal representative; provided, however, that an Award recipient may be permitted, in the sole discretion of the Committee, to transfer to a member of such recipient’s immediate family, family trust or family partnership as defined by the Committee or its delegee, an Option, other than an Incentive Stock Option, subject to such terms and conditions as the Committee, in their sole discretion, shall determine.
B. Rights as a Shareholder
A recipient of an Award shall have no rights as a shareholder, with respect to any Awards or shares of Common Stock which may be issued in connection with an Award, until the issuance of a Common Stock certificate for such shares, and no adjustment other than as stated herein shall be made for dividends or other rights for which the record date is prior to the issuance of such Common Stock certificate. In addition, with respect to Restricted Stock Awards, recipients shall have only such rights as a shareholder as may be set forth in the terms of the Award Agreement. Notwithstanding the previous language in this Section IX.B., in no event will dividends or dividend equivalents be paid with respect to any Award which does not vest or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on the vested portion of Awards on or after the date such Awards, or portion thereof, vest.
C. General Conditions of Awards
No Employee, Director or other person shall have any rights with respect to the Plan, the shares of Common Stock reserved or in any Award, contingent or otherwise, until an Award Agreement shall have been delivered to the recipient and all of the terms, conditions and provisions of the Plan applicable to such recipient shall have been met.
Energizer Holdings, Inc. 2022 Proxy Statement B-11

D. Reservation of Rights of Company
Neither the establishment of the Plan nor the granting of an Award shall confer upon any Employee any right to continue in the employ or service of the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate such employment or service at any time, provided in compliance with applicable local laws and individual employment contracts (if any). No Award shall be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, pension or retirement plans of the Company or any Affiliate, unless the Committee shall determine otherwise, applicable local law provides otherwise or the terms of such plan specifically include such compensation.
E. Acceleration
The Committee, or, with respect to any Awards granted to Directors, the Board, may, in its sole discretion, accelerate the vesting or date of exercise of any Awards except to the extent such acceleration will result in adverse tax consequences under Code Section 409A.
F. Effect of Certain Changes
In the event of any extraordinary dividend, stock split-up, stock dividend, spin-off, issuance of targeted stock, recapitalization, warrant or rights issuance, or combination, exchange or reclassification with respect to the Common Stock or any other class or series of common stock of the Company, or consolidation, merger or sale of all, or substantially all, of the assets of the Company, the Committee shall cause equitable adjustments to be made to the shares reserved under Section I.D. of the Plan and the limits on Awards set forth in Section I.E.4. of the Plan, and the Committee or Board shall cause such adjustments to be made to the terms of outstanding Awards to reflect such event and preserve the value of such Awards. Any such adjustments to a Non-Qualified Stock Option or a Stock Appreciation Right shall comply with the requirements of the regulations under Code Section 409A. If any such adjustment would result in a fractional share of Common Stock being issued or awarded under the Plan, such fractional share shall be disregarded.
G. Effect of Change of Control
1. If (i) within 12 months following a Change of Control or (ii) in contemplation of a Change of Control, a Participant’s employment or service with the Company or any Affiliate is terminated by the Company or an Affiliate (other than as a result of a Termination for Cause) or terminates because of a Termination for Good Reason, all Awards held by such Participant, irrespective of the vesting schedule, shall become fully vested and immediately exercisable and, if applicable, the restricted period shall end at the time of such termination.
2. In the event of a Change of Control, all incomplete performance periods in respect of such Award in effect on the date the Change of Control occurs shall end on the date of such change, and the Committee shall (A) determine the extent to which performance goals with respect to each such Award have been met based upon such audited or unaudited financial information then available as it deems relevant, (B) cause to be paid to the applicable Participant partial or full Awards with respect to performance goals for each such Award based upon the Committee’s determination of the degree of attainment of performance goals, and (C) cause the Award, if previously deferred, to be settled in full as soon as possible.
3. In the event of a Change of Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Award, whether vested or unvested, in exchange for a payment to the holders thereof, in cash, stock or any combination thereof, the value of such Award based upon the price per share of Common Stock received or to be received by other stockholders of the Company in the Change of Control.
4. In the event of a Change of Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change of Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Common Stock shall be deemed assumed if, following the Change of Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Common Stock subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change of Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the
B-12 Energizer Holdings, Inc. 2022 Proxy Statement

outstanding shares of Common Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Common Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Change of Control. Any Award or portion thereof that is not assumed, continued or substituted as provided herein by the Acquiror in connection with the Change of Control, irrespective of the vesting schedule, shall become fully vested and immediately exercisable and, if applicable, the restricted period shall end as of the time of consummation of the Change of Control.
5. In the event any payment(s) or the value of any benefit(s) received or to be received by a Participant in connection with or contingent upon a Change of Control (whether received or to be received pursuant to the terms of the Plan or any Award Agreement or of any other plan, arrangement or agreement of the Company, its successors, any person whose actions result in a Change of Control, or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a Change of Control, will become affiliated with any of them) (collectively, the “Payments”)), are determined, under the provisions of this subsection to be subject to an excise tax imposed by Code Section 4999 (any such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), as determined in this subsection, then the Company shall reduce the aggregate amount of the Payments payable to the Participant such that no Excise Tax shall be payable by the Participant and the Payments shall not cease to be deductible by the Company by reason of Code Section 280G (or any successor provision thereto). Notwithstanding the foregoing, the Company shall not reduce the aggregate amount of the Payments payable to the Participant pursuant to the foregoing sentence if the After-Tax Amount (as defined below) of the unreduced Payments is greater than the After-Tax Amount that would have been paid had the Payments been reduced pursuant to the foregoing sentence. For purposes of this Agreement “After-Tax Amount” means the portion of a specified amount that would remain after payment of all Excise Taxes (if any), income taxes, payroll and withholding taxes, and other applicable taxes paid or payable by Participant in respect of such specified amount.
If there is a determination that the Payments payable to Participant must be reduced pursuant to the immediately preceding paragraph, the Company shall promptly give Participant notice to that effect and a copy of the detailed calculation thereof and of the amount to be reduced. The Participant may then elect which and how much the Payments shall be eliminated or reduced as long as (i) the first such Payments to be reduced are not considered “deferred compensation” within the meaning of Code Section 409A (if any), (ii) if Payments described in clause (i) are exhausted and additional reductions are necessary, any cash Payments are reduced next, and (iii) after such election the aggregate present value of the Payments equals the largest amount that would both (A) not cause any Excise Tax to be payable by the Participant, and (B) not cause any Payments to become nondeductible by the Company by reason of Code Section 280G (or any successor provision thereto). The Participant shall advise the Company in writing of the Participant’s election within ten (10) days of the Participant’s receipt of such notice from the Company. Notwithstanding the foregoing, if no election is made by the Participant within the ten-day period, the Company may elect which and how much of the Payments shall be eliminated or reduced as long (1) the first such payments to be reduced are not considered “deferred compensation” within the meaning of Code Section 409A (if any), (2) if Payments described in clause (1) are exhausted and additional reductions are necessary, any cash Payments are reduced next, and (3) after such election the aggregate present value of the Payments equals the largest amount that would both (A) not cause any Excise Tax to be payable by the Participant, and (B) not cause any Payments to become nondeductible by the Company by reason of Code Section 280G (or any successor provision thereto). For purposes of this paragraph, present value shall be determined in accordance with Code Section 280G(d)(4).
All determinations required to be made under this subsection, including whether the aggregate amount of Payments shall be reduced, and the assumptions to be utilized in arriving at such determinations, shall be made by the certified public accountants regularly employed by the Company immediately prior to the Change of Control transaction (“Accounting Firm”). Any determination by the Accounting Firm shall be binding upon the Company and Participant and shall be made within sixty (60) days immediately following the event constituting the Change of Control transaction. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Payments as are then due to the Participant under the Plan and applicable Award Agreement.
At the time of the initial determination by the Accounting Firm, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to the Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to the Plan could have been so paid or distributed
Energizer Holdings, Inc. 2022 Proxy Statement B-13

(“Underpayment”), in each case, consistent with the calculation hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan ab initio to the Participant which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent (i) such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Section 1 and Code Section 4999 or generate a refund of such taxes or (ii) the Participant is subject to the prohibition on personal loans under Section 402 of the Sarbanes-Oxley Act of 2002. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Code Section 7872(f)(2).
6. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.
H. Repricing
Without the prior approval of the Company’s shareholders, the Company will not affect a repricing (as defined below) of any Options, Stock Appreciation Right, or Other Stock Awards granted under the terms of the Plan. For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action having the same effect: (i) the lowering of the purchase price of an Option, Stock Appreciation Right, or Other Stock Award after it is granted; (ii) the cancelling of an Option, Stock Appreciation Right, or Other Stock Award in exchange for another Option, Stock Appreciation Right, or Other Stock Award at a time when the purchase price of the cancelled Option, Stock Appreciation Right, or Other Stock Award exceeds the Fair Market Value of the underlying Common Stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (iii) the purchase of an Option, Stock Appreciation Right, or Other Stock Award for cash or other consideration at a time when the purchase price of the purchased Option, Stock Appreciation Right, or Other Stock Award exceeds the Fair Market Value of the underlying Common Stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate action); or (iv) an action that is treated as a repricing under generally accepted accounting principles.
I. Withholding of Taxes
The Company and its Affiliates shall satisfy any federal, state, foreign or local income tax, social insurance contributions, payment on account or other withholding obligations resulting from recipients’ participation in the Plan by any of the following means as determined by the Committee, in its discretion: (i) by reducing the number of shares of Common Stock otherwise payable under such Awards to the extent the Awards are settled in shares; (ii) by withholding from recipient’s salary, compensation or other payments made to him or her; (iii) by requiring recipient to make a cash payment to the Company or one of its Affiliates in advance of receiving shares or cash pursuant to the Award; (iv) withholding from the cash settlement to the extent the Award is settled in cash; (v) selling shares of Common Stock on the market either through a cashless exercise transaction or other sale on the market; or (vi) any other means set forth in the Award Agreement.
In the event that the number of shares of Common Stock otherwise payable are reduced in satisfaction of tax obligations, such number of shares shall be calculated by reference to the Fair Market Value of the Common Stock on the date that such taxes are determined.
With respect to Corporate Officers, Directors or other recipients subject to Section 16(b) of the Exchange Act, the Committee, or, with respect to Awards granted to Directors, the Board, may impose such other conditions on the recipient’s election as it deems necessary or appropriate in order to exempt such withholding from the penalties set forth in said Section.
B-14 Energizer Holdings, Inc. 2022 Proxy Statement

J. No Warranty of Tax Effect
No opinion is expressed nor warranties made as to the tax effects under federal, foreign, state or local laws or regulations of any Award granted under the Plan. Regardless of whether Awards are intended to qualify for favorable tax treatment, the Company does not warrant or represent that such treatment will be available.
K.
Amendment and Termination of Plan
Except as otherwise provided in this Section IX.K., the Board may, from time to time, amend, suspend or terminate the Plan in whole or in part, and if terminated, may reinstate any or all of the provisions of the Plan, except that (i) no amendment, suspension or termination may apply to the terms of any outstanding Award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination, in a manner which would reasonably be considered to be adverse to the recipient, without the recipient’s consent, (ii) except as provided in Section IX.F., no amendment may be made to increase the number of shares of Common Stock reserved under Section I.D. of the Plan, (iii) except as provided in Section IX.F., no amendment may be made to increase the limitations set forth in Section I.E.4. of the Plan, and (iv) no amendment that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Common Stock may then be listed or quoted shall be made without obtaining such stockholder approval.
To the extent a portion of the Plan is subject to Code Section 409A, the Board may terminate the Plan, and distribute all vested accrued benefits, without consent from affected Award recipients, subject to the restrictions set forth in Treasury Regulation §1.409A-3(j)(4). A termination of any portion of the Plan that is subject to Code Section 409A must comply with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.
L. Construction of Plan
The place of administration of the Plan shall be in the State of Missouri and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof.
M. Choice of Law/Venue
The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Missouri without giving effect to its choice of law provisions. Any legal action against the Plan, the Company, an Affiliate, or the Committee may only be brought in the Circuit Court in St. Louis County or the United States District Court in St. Louis, Missouri.
N.
Unfunded Nature of Plan
The Plan, insofar as it provides for cash payments, shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations which may be created by the terms of any Award Agreement entered into pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
O. Successors
All obligations of the Company under the Plan, with respect to any Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.
P. Code Section 409A
It is intended that any amounts payable under the Plan shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject a Participant to payment of any interest or additional tax imposed under Code Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Code Section 409A, the Plan shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant. In no event shall the Company, any member of the Board, or any employee, agent or other service provider have any liability to any Participant for any tax, fine or penalty associated with any failure to comply with the requirements of Code Section 409A.
Energizer Holdings, Inc. 2022 Proxy Statement B-15

To the extent a payment or benefit is nonqualified deferred compensation subject to Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan and any Award Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If a Participant is deemed on the date of a separation from service (within the meaning of Code Section 409A) to be a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), then with regard to any payment or the provision of any benefit that is “nonqualified deferred compensation” within the meaning of Code Section 409A and which is paid as a result of the Participant’s “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to the Plan or any Award Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan or any Award Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
Q. Clawback and Non-Competition
Notwithstanding any other provisions of the Plan, all Awards will be subject to deduction or clawback pursuant to the Company’s Incentive Compensation Recoupment Policy or as otherwise may be required pursuant to any law, government regulation or stock exchange listing requirement, or any other policy adopted by the Company. In addition, and notwithstanding any other provisions of the Plan, any Award shall be subject to such non-competition provisions under the terms of the Award Agreement or any other agreement or policy adopted by the Company, including, without limitation, any such terms providing for immediate termination and forfeiture of an Award if and when the recipient becomes an employee, agent or principal of an entity engaging in Competition with the Company.
R. Hedging and Pledging
Notwithstanding any other provisions of the Plan, an Award will be subject to any Company policy that the Company may adopt or amend from time to time regarding the hedging or pledging (or any similar transaction) of Company securities.
S. Sub-Plans
The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.
T. Non-Uniform Treatment
The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments and to enter into non-uniform and selective Award Agreements.
U. Employees Employed in Foreign Jurisdictions
In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, administrative policies, sub-plans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan and achieve favorable tax treatment or facilitate compliance under the laws of the applicable foreign jurisdiction without otherwise violating the terms
B-16 Energizer Holdings, Inc. 2022 Proxy Statement

of the Plan. Therefore, to the extent the Committee determines that the restrictions imposed by the Plan preclude the achievement of material purposes of the Awards in jurisdictions outside of the United States, the Committee has the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.
V. Substitute Awards
Awards may be granted under the Plan from time to time in substitution for Awards held by service providers of other corporations who are about to become Employees, or whose employer is about to become an Affiliate, as the result of a merger or consolidation of the Company or an Affiliate with another corporation, the acquisition by the Company or an Affiliate of all or substantially all the assets of another corporation or the acquisition by the Company or an Affiliate of at least 50% of the issued and outstanding stock of another corporation. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board or Committee, as applicable, at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the Awards in substitution for which they are granted, but with respect to Awards which are Incentive Stock Options, no such variation shall be permitted which affects the status of any such substitute option as an Incentive Stock Option. Notwithstanding the foregoing, in no event shall such substitution occur to the extent such substitution would cause a violation of Code Section 409A.
W. Whistleblower Provisions
Nothing contained herein prohibits the Participant from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.
X. Effective Date and Term
Subject to and upon the approval of the Company shareholders which occurred on [ ], the Plan shall be effective (the “Effective Date”). Upon termination, any balances in the reserve established under Section I.D. shall be cancelled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary, to complete all of the Company’s obligations under outstanding Awards or to conclude the administration of the Plan. The Plan shall remain in effect until the earliest of (i) the date no additional shares of Common Stock are available for issuance under the Plan, (ii) the date the Plan has been terminated in accordance with Article IX.K., or (iii) the close of business on the tenth anniversary of the Effective Date. Upon termination, any balances in the reserve established under Section I.D. shall be cancelled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary, to complete all of the Company’s obligations under outstanding Awards or to conclude the administration of the Plan.
Energizer Holdings, Inc. 2022 Proxy Statement B-17

Energizer Holdings, Inc.
533 Maryville University Drive
St. Louis, MO 63141
314-985-2000
www.EnergizerHoldings.com

Energizer®
Holdings, Inc.

Energizer Holdings, Inc.

ENERGIZER HOLDINGS, INC.
533 MARYVILLE UNIVERSITY DRIVE
SAINT LOUIS, MO 63141

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 29, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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D93813-P81810 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENERGIZER HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Carlos Abrams-Rivera	☐	☐	☐
1b. Cynthia J. Brinkley	☐	☐	☐
1c. Rebecca D. Frankiewicz	☐	☐	☐
1d. Kevin J. Hunt	☐	☐	☐
1e. James C. Johnson	☐	☐	☐
1f. Mark S. LaVigne	☐	☐	☐
1g. Patrick J. Moore	☐	☐	☐
1h. Donal L. Mulligan	☐	☐	☐
1i. Nneka L. Rimmer	☐	☐	☐
1j. Robert V. Vitale	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2023.	☐	☐	☐
3. Advisory approval of the Company's executive compensation.	☐	☐	☐
4. Approval of the 2023 Omnibus Incentive Plan.	☐	☐	☐

NOTE: To act upon such other matters as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ENERGIZER HOLDINGS, INC.
2023 ANNUAL SHAREHOLDERS' MEETING

January 30, 2023
8:00 a.m. Central Time
Virtually at www.virtualshareholdermeeting.com/ENR2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting:
The Notice of Annual Shareholders' Meeting and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

D93814-P81810

ENERGIZER HOLDINGS, INC.
Annual Shareholders' Meeting
January 30, 2023 8:00 AM Central Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) M. LaVigne and K. Dugan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side hereof, all of the shares of Common Stock of ENERGIZER HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Shareholders' Meeting to be held at 8:00 AM, Central Time on January 30, 2023, at www.virtualshareholdermeeting.com/ENR2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Shareholders' Meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side